    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 9, 1997

                                                     REGISTRATION NO. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                              CELL PATHWAYS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                --------------
       DELAWARE                      2834                    86-0719923
    (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION         CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
  OF INCORPORATION OR
     ORGANIZATION)
                             702 ELECTRONIC DRIVE
                          HORSHAM, PENNSYLVANIA 19044
                                (215) 706-3800
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                --------------
                             ROBERT J. TOWARNICKI
                            CHIEF EXECUTIVE OFFICER
                              CELL PATHWAYS, INC.
                             702 ELECTRONIC DRIVE
                          HORSHAM, PENNSYLVANIA 19044
                                (215) 706-3800
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                --------------
                                  COPIES TO:
      JAMES C. T. LINFIELD, ESQ.               ALLAN G. SPERLING, ESQ.
          REX R. O'NEAL, ESQ.            CLEARY, GOTTLIEB, STEEN & HAMILTON
          COOLEY GODWARD LLP                      ONE LIBERTY PLAZA
   2595 CANYON BOULEVARD, SUITE 250           NEW YORK, NEW YORK 10006
     BOULDER, COLORADO 80302-6737                  (212) 225-2000
            (303) 546-4000
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
                                --------------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                --------------
                        CALCULATION OF REGISTRATION FEE
================================================================================

                                              PROPOSED        PROPOSED
                                AMOUNT        MAXIMUM          MAXIMUM       AMOUNT OF
  TITLE OF EACH CLASS OF         TO BE     OFFERING PRICE     AGGREGATE     REGISTRATION
SECURITIES TO BE REGISTERED  REGISTERED(1)  PER SHARE(2)  OFFERING PRICE(2)     FEE
----------------------------------------------------------------------------------------
 Common Stock, $.01 par
  value.................       2,875,000       $13.00        $37,375,000      $11,326

===============================================================================
(1) Includes 375,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.
(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933.
                                --------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION
8(a), MAY DETERMINE.
================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION
                                OCTOBER 9, 1997
PROSPECTUS

2,500,000 SHARES

                                        [LOGO OF CELL PATHWAYS, INC.
CELL PATHWAYS, INC.                              APPEARS HERE]

COMMON STOCK
($.01 PAR VALUE)

All of the 2,500,000 shares of Common Stock, $.01 par value (the "Common Stock") being offered hereby (the "Shares") are being issued and sold by Cell Pathways, Inc. ("CPI" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

Application has been made to have the Common Stock approved for listing on the Nasdaq National Market under the trading symbol "CLPA."

SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
                                               PRICE TO UNDERWRITING PROCEEDS TO
                                               PUBLIC   DISCOUNT     COMPANY(1)
Per Share.....................................  $         $           $
Total (2).....................................  $         $           $
--------------------------------------------------------------------------------

(1) Before deducting expenses of this offering payable by the Company estimated at $550,000.
(2) The Company has granted to the Underwriters a 30-day option to purchase up to an aggregate 375,000 additional shares of Common Stock at the Price to Public, less the Underwriting Discount, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to
    Public, Underwriting Discount and Proceeds to Company will be $    , $    ,
    and $    , respectively. See "Underwriting."

The Shares are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Shares will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York, or through the facilities of The
Depository Trust Company, on or about    , 1997.

SALOMON BROTHERS INC
                             BANCAMERICA ROBERTSON STEPHENS
                                                                 COWEN & COMPANY

The date of this Prospectus is       , 1997.

Cell Pathways' technology focuses on the selective induction of apoptosis in cells that manifest abnormal growth (neoplastic cells), such as precancerous and cancerous cells. Apoptosis is a naturally occurring physiological process in which a number of components inside the cell "program" the cell to die without causing harm to surrounding cells.

[ARTIST'S DEPICTION OF COLON CELLS APPEARS HERE]

The cells of the colon are typically columnar.

[ARTIST'S DEPICTION OF COLON CANCER CELLS APPEARS HERE]

When neoplasia develops, the affected cells are abnormal in shape and have larger nuclei. The neoplastic cells eventually grow beyond the normal shape of the tissues.

Apoptosis is visible as the development of clumps of material in the nucleus, followed by the dismantling of the cell into apoptotic vesicles, which are naturally cleared by the body.

[ARTIST'S DEPICTION OF THE EFFECT OF CONVENTIONAL CHEMOTHERAPY ON NORMAL AND CANCEROUS CELLS]

EXISTING CHEMOTHERAPEUTIC AGENTS as well as radiation induce apoptosis in rapidly proliferating cells without differentiating between neoplastic and normal cells. The death of normal cells gives rise to many of the adverse effects of conventional cancer therapy.

[ARTIST'S DEPICTION OF THE EFFECT OF FGN-1 ON NEOPLASTIC LESIONS]

CPI'S COMPOUND, FGN-1, has been shown in a Phase I/II trial in APC to induce apoptosis in neoplastic lesions without altering the rate of cell death in neighboring normal tissues.


  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MAY PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE OVER-THE-COUNTER MARKET (INCLUDING THE NASDAQ NATIONAL MARKET) OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and Financial Statements including the Notes thereto contained elsewhere in this Prospectus. Investors should carefully consider the information set forth under the heading "Risk Factors." In this Prospectus, the term "Company" or "CPI" refers to Cell Pathways, Inc. Unless otherwise indicated, the information in this Prospectus (i) assumes the conversion of all of the outstanding shares of the Company's convertible preferred stock (the "Convertible Preferred Stock") into Common Stock upon consummation of this offering; (ii) assumes no exercise of the Underwriters' over-allotment option;
(iii) excludes the issuance of up to 82,612 shares of Common Stock upon redemption of the Company's 61,250 outstanding shares of Redeemable Preferred Stock; and (iv) reflects a 1-for-1.8157 reverse split of the Company's outstanding Common Stock.

                                  THE COMPANY

  CPI is a pharmaceutical company focused on the development and commercialization of products to prevent and treat cancer. The Company is currently planning clinical trials of its lead compound FGN-1 in six indications and is conducting an ongoing pivotal Phase III trial for Adenomatous Polyposis Coli ("APC"), a disease characterized by numerous precancerous polyps of the colon. The Company plans to initiate Phase II/III trials of FGN-1 for sporadic adenomatous colonic polyps, prostate cancer, lung cancer and breast cancer in the fourth quarter of 1997, and to commence clinical trials of FGN-1 for Barrett's Esophagus and cervical dysplasia in 1998. The Company's technology is based upon its discovery of a novel mechanism which the Company believes, based on its research, can be targeted to induce selective apoptosis, or programmed cell death, in precancerous and cancerous cells without affecting normal cells. Utilizing this proprietary knowledge, the Company has created over 400 new chemical compounds, over 200 of which display significantly greater apoptotic potency than FGN-1.

  CPI's objectives are to be a leader in cancer chemoprevention and to build an integrated pharmaceutical company focused on the oncology market. To meet these objectives, the Company intends to: (i) pursue accelerated clinical development of FGN-1; (ii) leverage the Company's technology to develop additional agents for cancer therapy and chemoprevention; (iii) commercialize products directly to focused physician groups; and (iv) develop strategic collaborations for selected indications and markets.

  The Company's clinical trial strategy for its targeted indications is to identify subsets of larger patient populations in which clinical endpoints occur in high frequency and in a relatively short time frame. The Company plans to utilize data obtained in its completed clinical trials in its initial indications to provide a basis for commencing more advanced clinical trials in other indications. The Company believes that this strategy may allow the Company to reduce the size and duration of clinical trials, thereby generating statistically significant clinical results more quickly and cost-effectively.

  Adenomatous Polyposis Coli. Consistent with its clinical trial strategy, the Company has chosen APC as its initial indication and has obtained Orphan Drug status for FGN-1 in the treatment of APC. In a Phase I/II study completed in January 1997, 18 APC patients were treated with FGN-1 for six months. At the end of the study, all patients elected to continue in an open label extension of the study, and several patients have exceeded 24 months on the drug. In this study and its extension, nearly all patients have been observed to experience a dose-related reduction in the number and size of exophytic (i.e., raised over the surface) precancerous rectal polyps that were six millimeters or less in diameter at the beginning of the study. In the extended study, no progressive increase in polyp size or volume was observed in 13 of the 14 patients who have remained in the study and have been maintained on the optimal dose. There have been no withdrawals from the study or its extension attributable to serious adverse events. After reviewing the results of the Phase I/II trial with the FDA, CPI initiated a pivotal Phase III study in the second quarter of 1997, which will include 150 patients at approximately 12 centers worldwide. The Company is initiating a concurrent Phase III study in patients with high rates of polyp formation who otherwise would be excluded from the first Phase III study. There can be no assurance that the results of the Phase I/II study will be indicative of results in the Phase III studies or that the Phase III studies will show that FGN-1 is sufficiently safe and effective for marketing approval by the FDA or other regulatory authorities.

  Sporadic Adenomatous Colonic Polyps. Sporadic adenomatous colonic polyps occur in more than 30% of people in the U.S. over the age of 50 and are histologically and genetically indistinguishable from the polyps of APC. In September 1997, CPI completed a Phase IB study in 18 patients with a history of sporadic adenomatous colonic polyps and/or cervical dysplasia. CPI plans to initiate a multi-center, pivotal Phase II/III trial in the fourth quarter of 1997 to evaluate the safety and efficacy of different doses of FGN-1 in the treatment of existing sporadic adenomatous colonic polyps.

  Other Precancer Indications. The Company plans to commence clinical trials of FGN-1 for other precancerous indications, including Barrett's Esophagus and cervical dysplasia. Barrett's Esophagus is a precancerous condition of the lower esophagus. An estimated 2,000,000 people in the U.S. have Barrett's Esophagus, but only one half have symptoms that could lead to diagnosis. Cervical dysplasia, a precancerous lesion of the cervix, is diagnosed in approximately 5% of the fifty million Pap smears performed each year in the U.S. A small portion of these cases progress to cervical cancer. CPI plans to initiate Phase II studies in 1998 to evaluate the safety and efficacy of different doses of FGN-1 for the treatment of Barrett's Esophagus and cervical dysplasia.

  Cancer Indications. In addition, CPI plans to test FGN-1 for certain cancers, including prostate, lung and breast cancer. It is estimated that in 1997 there will be approximately 209,000 new cases of prostate cancer and approximately 185,000 new cases of breast cancer in the U.S. The Company plans to initiate Phase II/III clinical studies in the fourth quarter of 1997 to evaluate the safety and efficacy of different doses of FGN-1 in preventing the recurrence of prostate and breast cancer. It is estimated that in 1997 there will be approximately 177,000 new cases of lung cancer in the U.S. In the fourth quarter of 1997, the Company plans to conduct a pilot study of the safety and efficacy of FGN-1 in patients with advanced lung cancer.

  The Company has to date retained all rights to FGN-1 and its other compounds, and plans to establish its own sales force to promote FGN-1 for indications treated by relatively small, well-defined groups of clinical specialists. To reach larger physician groups, such as gynecologists, the Company may enter into marketing agreements with pharmaceutical or biotechnology companies. The Company also plans to seek partners for international development and commercialization of its products in all indications.

  The business of the Company began operating in partnership form in 1990. The Company was incorporated in Delaware in November 1992, and served as the general partner of the partnership until September 1993 when it acquired the partnership's assets. The Company's executive offices are located at 702 Electronic Drive, Horsham, PA 19044 and its telephone number is (215) 706-3800.

                                  THE OFFERING

Common Stock offered............................ 2,500,000 shares
Common Stock outstanding after the offering..... 10,160,184 shares(1)
Use of proceeds................................. For research and development activities, including clinical
                                                 development of FGN-1; working
                                                 capital and general corporate
                                                 purposes, including capital
                                                 expenditures. See "Use of
                                                 Proceeds."
Proposed Nasdaq National Market symbol.......... CLPA


                                  RISK FACTORS

  See "Risk Factors," commencing on page 6 for a discussion of certain factors that should be considered by prospective purchasers of the Shares.

                             SUMMARY FINANCIAL DATA

                                                                      SIX MONTHS ENDED
                                YEARS ENDED DECEMBER 31,                  JUNE 30,
                         -------------------------------------------  ------------------
                          1992     1993     1994     1995     1996      1996      1997
                         -------  -------  -------  -------  -------  --------  --------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
 Revenue................ $   --   $   --   $   --   $   --   $   --   $    --   $    --
                         -------  -------  -------  -------  -------  --------  --------
 Operating expenses:
  Research and
   development..........     814    1,623    2,429    2,575    4,163     1,738     3,224
  General and
   administrative.......     596      698      705      644      663       337       342
                         -------  -------  -------  -------  -------  --------  --------
  Total operating
   expenses.............   1,410    2,321    3,134    3,219    4,826     2,075     3,566
                         -------  -------  -------  -------  -------  --------  --------
 Loss from operations...  (1,410)  (2,321)  (3,134)  (3,219)  (4,826)   (2,075)   (3,566)
 Interest income........      19       52       24       28       91        57       123
                         -------  -------  -------  -------  -------  --------  --------
 Net loss............... $(1,391) $(2,269) $(3,110) $(3,191) $(4,735) $ (2,018) $ (3,443)
                         =======  =======  =======  =======  =======  ========  ========
 Pro forma net loss per
  share(2)..............                                     $ (0.62)           $  (0.45)
                                                             =======            ========
 Shares used in
  computing pro forma
  net loss per
  share(2)..............                                       7,639               7,691
                                                             =======            ========

                                                             JUNE 30, 1997
                                                        ------------------------
                                                         ACTUAL   AS ADJUSTED(3)
                                                        --------  --------------
                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and cash equivalents............................. $ 13,290     $ 40,094
 Working capital.......................................   12,783       39,587
 Total assets..........................................   13,988       40,792
 Notes payable.........................................       87           87
 Accumulated deficit...................................  (19,131)     (20,222)
 Total stockholders' equity............................   12,979       39,784

--------
(1) Excludes 308,971 shares of Common Stock issuable upon the exercise of outstanding stock options and 185,511 shares of Common Stock issuable upon the exercise of outstanding warrants, 30,649 shares of Common Stock reserved for future issuance under the Company's 1993 Stock Option Plan and up to 82,612 shares of Common Stock that may be issued upon the redemption of the Redeemable Preferred Stock. See "Management--Employee Benefit Plans," "Description of Capital Stock" and "Shares Eligible for Future Sale."
(2) See Note 2 of Notes to Financial Statements for information concerning the computation of pro forma net loss per share.
(3) As adjusted to give effect to the sale of the Shares by the Company pursuant to this offering (assuming an initial public offering price of $12.00 per share), after deducting Underwriting Discount and estimated offering expenses payable by the Company and the use of the estimated net proceeds therefrom. The redemption of $1.1 million of the Redeemable Preferred Stock assumes the issuance of 45,500 shares of Common Stock and the payment of $546,000 in cash. See "Use of Proceeds" and "Capitalization."

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

  Certain statements contained in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," including statements regarding the anticipated development and expansion of the Company's business, the products which the Company expects to offer, anticipated research and development expenditures and regulatory reform, the intent, belief or current expectations of the Company, its directors or its officers, primarily with respect to the future operating performance of the Company, and other statements contained herein regarding matters that are not historical facts are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the factors set forth in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

                                 RISK FACTORS

  The shares offered hereby involve a high degree of risk. In addition to the other information in this Prospectus, the following risk factors should be considered carefully before purchasing the Common Stock offered hereby.

EARLY STAGE OF DEVELOPMENT; ABSENCE OF DEVELOPED PRODUCTS; UNCERTAINTY OF CLINICAL TRIALS

  The Company is at an early stage of development and must be evaluated in light of the uncertainties and complications present in a development stage company. The Company has no products approved for sale and does not expect to have any products available to be marketed in the near future. CPI has only one product candidate in clinical trials, FGN-1. The Company has not completed tests for the safety and efficacy of FGN-1 and has not commenced such tests for any other compounds.

  Before obtaining regulatory approval for the commercial sale of any of its product candidates, the Company must demonstrate through preclinical and clinical trials that the product is safe and effective for use in each target indication. The results from preclinical and early clinical trials may not be predictive of results that will be obtained in large-scale clinical trials. There can be no assurance that clinical trials of the Company's product candidates will demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals or will result in marketable products. Clinical trials are often conducted with patients who are critically ill. During the course of treatment these patients may die or suffer other adverse medical events for reasons that may not be related to the pharmaceutical agent being tested, but which can nevertheless affect clinical trial results. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials, even after achieving promising results in earlier trials.

  The completion of clinical trials of the Company's product candidates could be delayed by many factors and there can be no assurance that such delays or terminations will not occur. One such factor is the rate of enrollment of patients, which generally varies throughout the course of a clinical trial and which depends on the size of the patient population, the number of clinical trial sites, the proximity of the patients to clinical trial sites, the eligibility criteria for the clinical trial and the existence of competitive clinical trials. The Company cannot control the rate at which patients present themselves for enrollment, and there can be no assurance that the rate of patient enrollment will be consistent with the Company's expectations or be sufficient to enable clinical trials of the Company's product candidates to be completed in a timely manner. The Company is planning to commence at least four clinical trials before the end of 1997. The Company has limited experience managing clinical trials and any delays or terminations of such trials would have a material adverse effect on the Company's business, financial condition and results of operations.

  Although FGN-1 is in Phase III clinical trials for the treatment of APC, trials to date have involved only a limited number of patients. No assurance can be given as to the ability of the Company to submit a New Drug Application ("NDA") to the U.S. Food and Drug Administration ("FDA") or the foreign equivalent with respect to FGN-1 on a timely basis, if at all. In addition, results obtained in clinical trials for the treatment of APC may not be predictive of results of clinical trials for other indications. If the Company's product candidates are not shown to be safe and effective in clinical trials, including the current Phase III clinical trial for FGN-1, there would be a material adverse effect on the Company's business, financial condition and results of operations.

  No assurance can be given that the Company will be able to submit an Investigational New Drug Application ("IND") or foreign equivalents with respect to any follow-on compounds, that the Company will be permitted to undertake human clinical testing of such additional compounds, or, if permitted, that such compounds will be demonstrated to be safe and effective. The Company's compounds may prove to have undesirable and unintended side effects or other characteristics that may prevent or limit their commercial use. Products, if any, resulting from the Company's research and development programs are not expected to be commercially available for a number of years even if they are successfully developed and proven to be safe and effective. Thus, there can be no assurance that any of the Company's product development efforts will be successfully completed, that regulatory approvals will be obtained or will be as broad as sought, that the Company's products will be capable of being produced in commercial quantities at a reasonable cost or that any products, if introduced, will achieve market acceptance. The failure of the Company to complete clinical trials, obtain regulatory approval or successfully market its products, if approved, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Products in Development" and "--Government Regulation."

DEPENDENCE ON FGN-1

  The Company has one compound, FGN-1, in clinical trials, and does not expect to have additional compounds in clinical trials in the near future. FGN-1 has not been approved for marketing by the FDA for any indication and trials to date have involved only a limited number of patients. There can be no assurance that marketing approval for FGN-1 will be obtained. FGN-1 is currently in Phase III clinical trials for the prevention of precancerous polyps in patients with APC. If approved for marketing, there can be no assurance that FGN-1 will gain market acceptance or of the extent of the marketing efforts necessary to gain any such acceptance. In addition, competition to FGN-1 may develop from other new or existing products. The failure of FGN-1 to be approved for marketing or to gain market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

  The number of APC patients in the U.S. is limited and may be as few as 25,000. In order to increase the potential applications for which FGN-1 may be used, the Company must successfully complete lengthy clinical trials and thereafter receive marketing clearance from the FDA for each additional indication. There can be no assurance that the Company will successfully complete these clinical trials and receive appropriate regulatory clearance on a timely basis, if at all. The inability to do so would have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company has obtained Orphan Drug status for FGN-1 for the treatment of APC, there can be no assurance that this will provide any meaningful competitive advantage to the Company. See "Business--Government Regulation."

TECHNOLOGICAL UNCERTAINTY

  To date, the FDA has not approved any drug for the prevention of precancerous lesions or cancer, and there can be no assurance that CPI will be able to develop successfully such a chemoprevention drug, that such drug could be developed within the Company's proposed timeline or that such drug will be commercially viable or will achieve market acceptance. The Company's area of focus, oncology in general and chemoprevention in particular, is not thoroughly understood and there can be no assurance that the products the Company is seeking to develop will prove to be safe and effective in preventing or treating precancerous lesions or cancer.

  The Company believes that FGN-1 and its other compounds selectively induce apoptosis through a novel mechanism. Additional research by the Company or others may cause the Company to revise or abandon this approach, adversely affecting the Company's ability to develop products on a timely basis, if at all. There can be no assurance that the use of the Company's technology will lead to the development and approval of commercial pharmaceutical products that are safe and efficacious. There can be no assurance that the Company's competitors will not develop safer and more effective products, obtain patent protection or intellectual property rights that limit the Company's ability to commercialize products that may be developed or commercialize products earlier than the Company. See "Business--CPI Technology."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

  Development of the Company's initial product candidate, FGN-1, and additional compounds will require substantial additional funds to conduct research, development and clinical trials necessary to bring such products to market and to establish manufacturing, marketing and distribution capabilities. The Company's future capital requirements will depend on many factors, including, among others: scientific progress in its research and development programs; progress with preclinical and clinical trials; progress in obtaining regulatory approvals; the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims; competing technological efforts and market developments; changes in the Company's existing research relationships; the ability of the Company to establish sales and marketing capabilities; the extent of competition; and the ability of the Company to establish collaborative arrangements to the extent necessary. Based on current projections, the Company estimates that its existing capital resources, the net proceeds from this offering and interest thereon, together with facility and equipment financing, will be sufficient to fund the Company's capital requirements through approximately the end of 1999, although there can be no assurance that the Company will not require additional financing earlier. There is a risk of delay or failure at any stage of developing a product candidate, and the time required and costs involved in successfully accomplishing the Company's objectives cannot be predicted. Actual drug research and development costs could substantially exceed budgeted amounts, which could have a material adverse effect on the Company's business, financial condition and results of operations.

  There can be no assurance that the Company's revenue and expense forecasts will prove to be accurate. To the extent necessary, the Company intends to seek additional funding through public or private equity or debt financings, collaborative relationships, capital lease transactions or other available financing transactions. However, there can be no assurance that additional financing will be available on acceptable terms, if at all, and such financings could be dilutive to existing stockholders. Moreover, in the event that additional funds are obtained through arrangements with collaborative partners, such arrangements may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would otherwise seek to develop or commercialize itself. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its research or development programs. The failure of the Company to obtain adequate financing when needed and on acceptable terms would have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT; EXPECTED FUTURE LOSSES

  The Company and its predecessor have experienced significant operating losses since inception in 1990. As of June 30, 1997, the Company had an accumulated deficit of approximately $19.1 million. The Company expects to incur additional operating losses over the next several years and expects cumulative losses to increase substantially as the Company's research and development efforts and preclinical and clinical testing expand. The Company's ability to achieve profitability is dependent on its ability, alone or with others, to complete the development of its proposed products successfully, obtain the required regulatory approvals, manufacture and market its proposed products successfully or have such products manufactured and marketed by others and gain market acceptance for such products. There can be no assurance if or when the Company will achieve profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNCERTAINTY OF PROTECTION OF PATENTS AND PROPRIETARY RIGHTS

  CPI's success will depend, in part, on its ability to obtain patents, operate without infringing the proprietary rights of others and maintain trade secrets, both in the U.S. and other countries. Patent matters in the pharmaceutical industry can be highly uncertain and involve complex legal and factual questions. Accordingly, the validity, breadth, and enforceability of CPI's patents and the existence of potentially blocking patent rights of others cannot be predicted, either in the U.S. or in other countries.

  As of September 25, 1997, CPI held title or exclusive licenses to two issued U.S. patents, one allowed U.S. patent application and one pending U.S. patent application relating to the therapeutic use of FGN-1 in the treatment of neoplasia and/or precancerous lesions. The Company has no composition of matter patent on FGN-1 because FGN-1, which is a sulfone derivative of the non-steroidal anti-inflammatory drug ("NSAID") sulindac, was described in an expired 1972 patent, U.S. 3,654,349, and in various scientific journal articles published in the 1970s. CPI has also been issued or holds exclusive licenses to 11 foreign patents, (including patents in various European countries and in Australia and an allowed Japanese patent application), as well as two other pending foreign patent applications relating to the use of FGN-1 in pharmaceutical compositions for the treatment of neoplasia and/or precancerous lesions. In Europe, CPI's patent rights relating to FGN-1 are directed to the use of FGN-1 in the manufacture of pharmaceutical compositions for the treatment of precancerous lesions. CPI also holds title or exclusive licenses to four U.S. patent applications which have been allowed, 18 other pending U.S. patent applications, five issued foreign patents and 18 pending foreign applications on other compounds, or therapeutic methods involving such compounds, for the treatment of colonic polyps, precancerous lesions, and/or neoplasia. CPI also has filed a U.S. patent application on methods for screening compounds for their usefulness in selectively inducing apoptosis involving an apoptosis regulatory element ("ARE"). CPI intends to file additional applications, as appropriate, for patents on new compounds, products, or processes discovered or developed through application of the Company's technology.

  Beyond the patents granted to date, there can be no assurance that CPI will discover or develop patentable products or processes, that patents will issue from any of the currently pending patent applications, or that claims granted on issued patents will be sufficient to protect the Company's technology. Potential competitors or other researchers in the field may have filed patent applications, been issued patents, published articles or otherwise created prior art that could restrict or block the Company's efforts to obtain additional patents. There also can be no assurance that the Company's issued patents or pending patent applications, if issued, will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide proprietary protection or competitive advantages to the Company. CPI's patent rights also depend on its compliance with technology and patent licenses upon which its patent rights are based and upon the validity of assignments of patent rights from consultants and other inventors that were, or are, not employed by CPI.

  In addition, competitors may manufacture and sell CPI's potential products in those foreign countries where CPI has not filed for patent protection or where patent protection may be unavailable, not obtainable or ultimately not enforceable. The ability of such competitors to sell such products in the U.S. or in foreign countries where CPI has obtained patents is usually governed by the patent laws of the countries in which the product is sold. In addition, to the extent that clinical uses of FGN-1 are discovered beyond those set forth in CPI's patent claims, CPI may not be able to enforce its patent rights against companies marketing FGN-1 for such other clinical uses.

  The success of the Company also will depend, in part, on CPI not infringing patents issued to others. Pharmaceutical companies, biotechnology companies, universities, research institutions, and others may have filed patent applications or have received, or may obtain, issued patents in the U.S. or elsewhere relating to aspects of the Company's technology. It is uncertain whether the issuance of any third-party patents will require the Company to alter its products or processes, obtain licenses, or cease certain activities. Some third-party applications or patents may conflict with the Company's issued patents or pending applications. Such conflict could result in a significant reduction of the coverage of the Company's issued or licensed patents. In addition, if patents are issued to other companies which contain blocking, dominating or conflicting claims and such claims are ultimately determined to be valid, the Company may be required to obtain licenses to these patents or to develop or obtain alternative technology. If any licenses are required, there can be no assurance that the Company will be able to obtain any such licenses on commercially favorable terms, if at all, and if these licenses are not obtained, the Company might be prevented from pursuing the development of certain of its potential products. The Company's failure to obtain a license to any technology that it may require to commercialize its products may have a material adverse impact on the Company's business, financial condition and results of operations.

  Litigation, which could result in substantial costs to the Company, may also be necessary to enforce any patents issued or licensed to the Company or to determine the scope and validity of the proprietary rights of others. In this connection, under the Abbreviated New Drug Application provisions of U.S. law, after four years from the date marketing approval is granted to the Company by the FDA for a patented drug, a generic drug company may submit an Abbreviated New Drug Application to the FDA to obtain approval to market in the U.S. a generic version of the drug patented by the Company. If approval is given to the generic drug company, the Company would be required to promptly initiate patent litigation to prevent the marketing of such a generic version prior to the normal expiration of the patent. There can be no assurance that the Company's issued or licensed patents would be held valid by a court of competent jurisdiction. In addition, if competitors of the Company file patent applications in the U.S. that claim technology also claimed by the Company, the Company may have to participate in interference proceedings to determine priority of invention. These proceedings, if initiated by the U.S. Patent and Trademark Office, could result in substantial cost to the Company, even if the eventual outcome is favorable to the Company. An adverse outcome with respect to a third party claim or in an interference proceeding could subject the Company to significant liabilities, require disputed rights to be licensed from third parties, or require the Company to cease using such technology, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

  CPI also relies on trade secrets to protect technology, especially where patent protection is not believed to be appropriate or obtainable or where patents have not issued. CPI attempts to protect its proprietary technology and processes, in part, by confidentiality agreements and assignment of invention agreements with its employees and confidentiality agreements with its consultants and certain contractors. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. Such trade secrets or other intellectual property of the Company, should they become known to its competitors, could result in a material adverse effect on the Company's business, financial condition and results of operations. To the extent that the Company or its consultants or research collaborators use intellectual property owned by others in their work for the Company, disputes may also arise as to the rights to related or resulting know-how and inventions.

INTENSE COMPETITION; RAPID TECHNOLOGICAL CHANGE

  The industry in which the Company competes is characterized by extensive research and development efforts and rapid technological progress. New developments occur and are expected to continue to occur at a rapid pace, and there can be no assurance that discoveries or commercial developments by the Company's competitors will not render some or all of the Company's potential products obsolete or non-competitive, which would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's competitive position also depends on its ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, implement development and marketing plans, obtain patent protection and secure adequate capital resources.

  In the fields of cancer therapy and the prevention of precancerous and cancerous lesions, other products are being developed that may compete directly with the products that the Company is seeking to develop and market. The Company is aware of clinical trials in which a number of pharmaceutical and nutritional agents are being examined for their potential usefulness in the treatment of precancerous lesions and cancer. These include studies of NSAID-like compounds, cyclooxygenase inhibitors, difluoromethylornithine ("DFMO") and natural nutrients in the treatment of APC and sporadic colonic polyps, studies of retinoids and DFMO in the treatment of cervical dysplasia and studies of tamoxifen for the prevention of breast cancer. Additional compounds being tested in various epithelial lesions include compounds related to aspirin, various vitamins and nutritional supplements, oltipraz, N-acetyl cysteine and compounds that interfere with hormone activities. The studies are being conducted by pharmaceutical and biotechnology companies, major academic institutions and government agencies. There are other agents, including certain prescription drugs, that have been observed to have an effect on the ARE. Although the Company is not aware that any third party has demonstrated the preclinical utility of these compounds in the treatment of precancerous or cancerous lesions, there can be no assurance that such existing or new agents will not ultimately be found to be useful, and therefore competitive with any future products of the Company.

  Near-term competition from fully integrated and more established pharmaceutical and biotechnology companies is expected. Most of these companies have substantially greater financial, research and development, manufacturing and marketing experience and resources than the Company and represent substantial long-term competition for the Company. Such companies may succeed in discovering and developing pharmaceutical products more rapidly than the Company or pharmaceutical products that are safer, more effective or less costly than any that may be developed by the Company. Such companies also may be more successful than the Company in production and marketing. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and established biotechnology companies. Academic institutions, governmental agencies and other public and private research organizations also conduct clinical trials, seek patent protection and establish collaborative arrangements for the development of oncology products.

  CPI will face competition based on product efficacy and safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capabilities, reimbursement coverage, price and patent position. There can be no assurance that the Company's competitors will not develop more safe and effective products or obtain patent protection or intellectual property rights that limit the Company's ability to commercialize products that may be developed or commercialize products earlier than the Company. There can be no assurance that the Company's issued patents or pending patent applications, if issued, will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide proprietary protection or competitive advantage to the Company.

DEPENDENCE ON COLLABORATIVE RELATIONSHIPS

  The Company's development and clinical testing efforts are dependent on third party contractors, such as contractors for animal toxicology studies and contract research organizations. The loss of any material third party contractor or the failure of such contractor to perform its duties as contracted could delay the Company's development efforts and could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company has entered into a Clinical Trials Agreement (the "Agreement") with the National Cancer Institute ("NCI"), pursuant to which the NCI has agreed to sponsor clinical trials of FGN-1 for the prevention of precancerous colonic polyps and for at least one other cancer prevention indication. Under the Agreement, the NCI contracts directly with third parties to conduct such trials. The NCI has the right to conduct clinical trials with FGN-1 in any cancer prevention treatment indication it would like and the Company is obligated to provide FGN-1 for such trials. In the event that CPI elects to have the NCI conduct trials needed for regulatory approval, there can be no assurance that the NCI procedures or changes in policy will not cause such trials or regulatory filings to be completed on a slower schedule than if CPI were directly conducting such trials. See "Business--National Cancer Institute and Other Collaborative Arrangements."

  The Company's strategy for commercialization of its proposed products for certain indications and markets includes collaborating with corporate partners and others, and, to the extent that such corporate partnerships may be entered into, is dependent upon the subsequent success of these outside parties in performing their responsibilities. CPI currently does not have any collaborations for the commercialization of products. There can be no assurance that the Company will be able to negotiate any collaborative arrangements in the future on acceptable terms, if at all, or that such collaborative arrangements will be maintained or be successful. To the extent that such arrangements are negotiated, the amount and timing of resources to be devoted to these activities are not within the complete control of the Company. There can be no assurance that such partners will perform their obligations as expected or that the Company will derive any revenue from such arrangements. There can be no assurance that the Company's future collaborators will not pursue their existing or alternative technologies or product candidates in preference to those being developed in collaboration with the Company. In addition, there can be no assurance that the Company's future collaborators will pay license fees to the Company, that they will develop and market any products under the agreements or that they will commit to fund product development costs. To the extent that the Company chooses not to enter into collaborative relationships, or is unable to establish such arrangements, the Company would be required to continue to undertake research, development and marketing of its proposed products at its own expense. In addition, the Company may encounter significant delays in introducing its proposed products into certain markets or find that the development, manufacture or sale of its proposed products in such markets is adversely affected by the absence of such collaborative agreements. See "Business-- Products in Development," "--Manufacturing" and "--Marketing and Sales."

EXTENSIVE GOVERNMENT REGULATION; NO ASSURANCE OF NECESSARY FDA AND OTHER REGULATORY APPROVALS

  The research, design, testing, manufacturing, labeling, marketing, distribution and advertising of pharmaceutical products such as the Company's proposed products are subject to extensive regulation by governmental regulatory authorities in the U.S. and other countries. The drug development and approval process is generally lengthy, expensive and subject to unanticipated delays. Data obtained from preclinical and clinical testing are subject to varying interpretations that could delay, limit or prevent FDA approval. In addition, delays or rejections may be encountered based upon changes in FDA policy for drug approval during the period of development and FDA regulatory review of each submitted NDA. Satisfaction of such regulatory requirements, which includes demonstrating to the satisfaction of the FDA that the relevant product is both safe and effective, typically takes several years or more depending upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. There can be no assurance that the Company will not encounter problems in clinical trials which would cause the Company or the FDA to delay or suspend clinical trials. Any such delay or suspension could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Products in Development" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Company has not completed testing any of its products for safety or efficacy in humans. The pivotal Phase III studies of FGN-1 for APC and the Phase II and III studies of FGN-1 for other indications, if and when initiated, will seek efficacy data as well as additional safety data and will require substantial time and significant funding. There can be no assurance that clinical studies for any of the Company's compounds currently under development will be completed successfully within any specified time period, if at all. Further, there can also be no assurance that such testing will show FGN-1 or any other product to be safe or effective. There can be no assurance that the Company will not encounter problems in clinical trials that will cause the Company to delay or suspend clinical trials. See "Business--Products in Development."

  The Company's current clinical trial strategy for the development of drugs for the prevention of precancerous lesions assumes that the FDA will accept reduction in the formation of precancerous lesions as an endpoint for precancer trials. To date, the FDA has not approved any chemoprevention compounds and there can be no assurance that the FDA will approve such compounds in the future. Should the FDA require CPI to demonstrate the efficacy of FGN-1 in the reduction of certain cancers or in overall mortality rates resulting from certain cancers, the Company's clinical trial strategy would be materially and adversely affected, as significant additional time and funding would be required to demonstrate such efficacy. There can be no assurance that CPI will be able to successfully develop a safe and effective chemoprevention product or that such product will be commercially viable or will achieve market acceptance.

  There can be no assurance even after such time has been expended and expenses incurred that regulatory approval will be obtained for any therapeutic products being developed by the Company. Further, even if such regulatory approval is obtained, the Company, its products, its contract manufacturers and its commercial collaborators are subject to continual regulatory review in both the U.S. and other countries, and later discovery of previously unknown problems with regard to such a product, distributor or manufacturer may result in restrictions on such product or manufacturer, including withdrawal of the product from the market and disqualification or decertification of the distributor or manufacturer.

  CPI cannot predict when, if ever, it might submit for regulatory review additional compounds currently under development. Once the Company submits its potential products for review, there can be no assurance that FDA or other regulatory approvals for any pharmaceutical products developed by CPI will be granted on a timely basis, if at all. The FDA and comparable agencies in foreign countries impose substantial requirements on the introduction of new pharmaceutical products through lengthy and detailed preclinical and clinical testing procedures, sampling activities and other costly and time-consuming compliance procedures. Clinical trials are vigorously regulated and must meet requirements for FDA review and oversight and requirements under Good Clinical Practice ("GCP") guidelines. A new drug may not be marketed in the U.S. until it has been approved by the FDA. There can be no assurance that the Company will not encounter delays or rejections or that the FDA will not make policy changes during the period of product development and FDA regulatory review of each submitted NDA. A delay in obtaining or failure to obtain such approvals would have a material adverse effect on the Company's business, financial condition and results of operations. Even if regulatory approval is obtained, it would be limited as to the indicated uses for which the product may be promoted or marketed. A marketed product, its manufacturer and the facilities in which it is manufactured are subject to continual review and periodic inspections. If marketing approval is granted, the Company would be required to comply with FDA requirements for manufacturing, labeling, advertising, record keeping and reporting of adverse experiences and other information. In addition, the Company would be required to comply with federal and state anti-kickback and other health care fraud and abuse laws that pertain to the marketing of pharmaceuticals. Failure to comply with regulatory requirements and other factors could subject CPI to regulatory or judicial enforcement actions, including but not limited to product recalls or seizures, injunctions, withdrawal of the product from the market, civil penalties, criminal prosecution, refusals to approve new products and withdrawals of existing approvals, as well as enhanced product liability exposure, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Sales of the Company's products outside the U.S. will be subject to foreign regulatory requirements governing clinical trials, marketing approval, manufacturing and pricing. Non-compliance with these requirements could result in enforcement actions or penalties or could delay introduction of the Company's products in certain countries. See "Business--Manufacturing" and "--Marketing and Sales."

  The Company has obtained Orphan Drug status for FGN-1 for the treatment of APC. Although Orphan Drug status may provide an applicant exclusive marketing rights in the U.S. for a designated indication for seven years following marketing approval, in order to obtain such benefits, the applicant must be the sponsor of the first NDA approved for that drug and indication. Moreover, amendment of the Orphan Drug Act by the U.S. Congress and reinterpretation by the FDA are frequently discussed. Therefore, there can be no assurance as to the precise scope of protection that may be afforded by Orphan Drug status in the future, or that the current level of exclusivity will remain in effect.

POTENTIAL LIMITATIONS ON THIRD-PARTY REIMBURSEMENT AND HEALTH CARE REFORM

  In both U.S. and foreign markets, sales of the Company's proposed products will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers and other organizations. The levels of revenues and profitability of pharmaceutical companies may be affected by the continuing efforts of governmental and third-party payors to contain or reduce the costs of health care. The Company cannot predict the effect that private sector or governmental health care reforms may have on its business, and there can be no assurance that any such reforms will not have a material adverse effect on the Company's business, financial condition and results of operations. In addition, in both the U.S. and elsewhere, sales of prescription drugs are dependent in part on the availability of reimbursement to the consumer from third-party payors, such as government and private insurance plans. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance that the Company's proposed products will be considered cost-effective or that adequate third-party reimbursement will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product development. Legislation and regulations affecting the pricing of pharmaceuticals may change before any of the Company's proposed products are approved for marketing. Adoption of such legislation could further limit reimbursement for medical products and services. As a result, the Company may elect not to market future products in certain markets.

LACK OF MANUFACTURING EXPERIENCE; RELIANCE ON CONTRACT MANUFACTURERS AND
SUPPLIERS

  The Company does not have facilities to manufacture and produce its compounds for preclinical, clinical or commercial purposes. The Company's product candidates have never been manufactured for commercial purposes and there can be no assurance that such products can be manufactured at a cost or in quantities necessary to make them commercially viable. If the Company is unable to manufacture or contract for a sufficient supply of its compounds on acceptable terms, or if it should encounter delays or difficulties in its relationships with manufacturers, the Company's preclinical and human clinical testing schedule would be delayed, resulting in delay of the submission of products for regulatory approval or delay of the market introduction and subsequent sales of such products, which would have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, CPI or contract manufacturers must supply all necessary documentation in support of the Company's NDA on a timely basis and must adhere to Good Laboratory Practice ("GLP") and current Good Manufacturing Practice ("cGMP") regulations enforced by the FDA through its facilities inspection program. If these facilities cannot pass a pre-approval plant inspection, the FDA approval of the products will not be granted.

  FGN-1 is manufactured in bulk form for the Company by Zambon Group ("Zambon"), a large pharmaceutical contract manufacturer located in Milan, Italy. The Company also works with a single U.S.-based manufacturer, Ohm Laboratories Inc. ("Ohm"), which manufactures FGN-1 in its final dosage form. Although the Company is negotiating with these suppliers regarding long-term supply agreements, the Company currently does not have such agreements with Zambon or Ohm. There can be no assurance that such suppliers will continue to make available to the Company the required quantities of FGN-1 on reasonable terms, if at all. If either Zambon or Ohm is unable or unwilling to make FGN-1 available to the Company in required quantities, there can be no assurance that the Company will be able to identify and contract with alternative contract manufacturers. The Company would incur significant costs and delays to qualify an alternative manufacturer, which could have a material adverse effect on the Company's business, financial condition and results of operations. The availability and price of FGN-1 may be subject to curtailment or change due to limitations that may be imposed under governmental regulations, suppliers' allocations to meet the demand of other purchasers, interruptions in production by suppliers and market and other events and conditions, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Manufacturing."

ABSENCE OF SALES AND MARKETING EXPERIENCE; DEPENDENCE ON THIRD PARTIES

  The Company has no experience in sales, marketing or distribution. Depending upon the marketing strategy ultimately adopted with respect to each relevant market, the Company intends either to market its products, if developed and approved, on its own or through relationships with pharmaceutical companies that have established distribution systems and direct sales forces. To market any of its products directly, the Company must develop a marketing and sales force with technical expertise and with supporting distribution capabilities. There can be no assurance that the Company will be able to establish in-house sales, marketing and distribution capabilities or relationships with third parties, or that it will be successful in gaining market acceptance for its products. To the extent that the Company enters into co-promotion or other licensing arrangements, any revenues received by the Company will depend upon the efforts of third parties, and there can be no assurance that such efforts will be successful. See "Business--Marketing and Sales."

NEED TO ATTRACT AND RETAIN KEY EMPLOYEES AND CONSULTANTS

  Because of the specialized scientific nature of the Company's business, the Company's success is highly dependent upon its ability to attract and retain qualified scientific and technical personnel. The Company is highly dependent on the principal members of its scientific and management staff, particularly Dr. Rifat Pamukcu, and the loss of any of their services might significantly delay or prevent the achievement of research, development, or business objectives. The Company does not maintain key-man life insurance with respect to any of its employees, nor does it intend to secure such insurance. The Company also relies on consultants and advisors, including the members of its Scientific Advisory Board, to assist the Company in formulating its research and development strategy. Retaining and attracting qualified personnel, consultants and advisors is critical to the Company's success. In order to pursue its product development and marketing and sales plans, the Company will be required to hire additional qualified scientific personnel to perform research and development, as well as personnel with expertise in clinical testing, government regulation, manufacturing, and marketing and sales. The Company faces competition for qualified individuals from numerous pharmaceutical and biotechnology companies, universities and other research institutions. There can be no assurance that the Company will be able to attract and retain such individuals on acceptable terms, if at all, and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

POTENTIAL PRODUCT LIABILITY; POSSIBLE INSUFFICIENCY OF INSURANCE

  The Company's business will expose it to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic products. Clinical research involves the testing of new drugs on human volunteers pursuant to a research plan, and such testing involves a risk of liability for personal injury or death to patients due to, among other reasons, possible unforeseen adverse side effects or improper administration of the new drug. Many of these patients are already seriously ill and are at risk of further illness or death. The Company currently has clinical trial liability insurance but there can be no assurance that it will be able to maintain such insurance. CPI could be materially and adversely affected if it were required to pay damages or incur defense costs: (i) in connection with a claim outside the scope of indemnity or insurance coverage; (ii) if the indemnity, although applicable, is not performed in accordance with the terms of the relevant contract; or (iii) if the Company's liability exceeds the amount of applicable insurance. In addition, there can be no assurance that insurance will continue to be available on terms acceptable to the Company, if at all, or that, if obtained, the insurance coverage will be sufficient to cover any potential claims or liabilities. Similar risks would exist upon the commercialization or marketing of any products by the Company or its partners.

HANDLING AND DISPOSAL OF HAZARDOUS MATERIALS

  The Company's research and development involves the controlled use of hazardous materials, chemicals and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may incur substantial costs to comply with environmental regulations if the Company develops manufacturing capacity.

ABSENCE OF PRIOR TRADING MARKET; POTENTIAL VOLATILITY OF STOCK PRICE; NO
DIVIDENDS

  Prior to this offering, there has been no public market for the Company's Common Stock. There can be no assurance that an active trading market will develop or, if one develops, that it will be maintained. The public offering price of the Common Stock, which will be established by negotiation between the Company and the representatives of the Underwriters, may not be indicative of prices that will prevail in the market after this offering. See "Underwriters" for factors to be considered in determining the offering price. The market price of the shares of Common Stock, like that of the common stock of many other early-stage pharmaceutical companies, is likely to be highly volatile. Factors such as the fluctuation in the Company's operating results, comments by research analysts, announcements of technological innovations or new commercial products by the Company or its competitors, progress with clinical trials, governmental regulation, changes in reimbursement policies, developments in patent or other proprietary rights of the Company or its competitors, including litigation, developments in the Company's relationships with collaborative partners, if any, public concern as to the safety and efficacy of drugs developed by the Company and its competitors and general market conditions may have a significant effect on the market price of the Common Stock. The Company has never paid any cash dividends and does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

  Sales of shares of Common Stock (including shares issued upon the exercise of outstanding options and warrants) in the public market after this offering could adversely affect the market price of the Common Stock. In addition to the 2,500,000 shares of Common Stock offered hereby, as of the date of this Prospectus, there will be 7,660,184 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding stock options and warrants), all of which are "restricted securities" (the "Restricted Shares") under the Securities Act of 1933, as amended (the "Securities Act"). Beginning 90 days after the date of this Prospectus, approximately 5,368 Restricted Shares will become eligible for sale in the public market pursuant to Rule 144 and Rule 701 under the Securities Act. Certain officers, directors and stockholders of the Company, who together hold 5,844,290 of the Restricted Shares, have agreed not to sell their shares for a period of 180 days from the date of this Prospectus. Following completion of the 180-day period, 2,837,393 shares will be eligible for sale pursuant to Rule 144(k) and 3,006,897 shares held by certain affiliates of the Company will be eligible for sale subject to the volume limitations of Rule 144. Upon completion of this offering, holders of 3,006,897 shares of the Company's Common Stock will be entitled to certain rights with respect to registration of such shares for offer or sale to the public. In addition, the Company intends to register 1,294,266 shares of Common Stock reserved for issuance under its 1993 Stock Option Plan following the date of the Prospectus. See "Management--Employee Benefit Plans," "Shares Eligible for Future Sale" and "Description of Capital Stock--Registration Rights."

CONTROL BY EXISTING STOCKHOLDERS; ANTI-TAKEOVER PROVISIONS

  Upon the closing of the offering, the Company's directors and executive officers will, in the aggregate, beneficially own approximately 29.72% of CPI's outstanding shares of Common Stock (approximately 28.67% if the Underwriters' over-allotment option is exercised in full). See "Principal Stockholders." Accordingly, these stockholders, acting together, will be able to control many matters requiring approval by the stockholders of the Company, including the election of directors. Moreover, the Company's Certificate of Incorporation does not provide for cumulative voting with respect to the election of directors. Consequently, the present directors and executive officers will be able to exercise substantial influence over the election of the members of the Board of Directors. Such concentration of ownership could have an adverse effect on the price of the Common Stock or have the effect of delaying or preventing a change in control of the Company. In addition, certain provisions of Delaware law and the Company's Certificate of Incorporation could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of CPI. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. These provisions of Delaware law and the Company's Certificate of Incorporation may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of the Company (including unsolicited takeover attempts), even though such a transaction may offer the Company's stockholders the opportunity to sell their stock at a price above the prevailing market price. Certain of these provisions allow the Company to issue preferred stock without any vote or further action by the stockholders and prevent or eliminate cumulative voting in the election of directors. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the Company. See "Business," "Management," "Principal Stockholders," and "Description of Capital Stock-- Convertible Preferred Stock" and "--Delaware Anti-Takeover Law and Certain Charter Provisions."

DILUTION

  The initial public offering price will be substantially higher than the book value per share of Common Stock. Investors purchasing shares of Common Stock in this offering will therefore incur immediate and substantial dilution of $8.03 per share of Common Stock, assuming an initial public offering price of $12.00 per share. See "Dilution."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $27,350,000 ($31,535,000 if the Underwriters' over-allotment option is exercised in full), based on an assumed initial public offering price of $12.00 per share and after deducting the Underwriting Discount and the estimated expenses of this offering payable by the Company. Upon completion of this offering, the Company must redeem the outstanding $1.1 million of Redeemable Preferred Stock in cash, registered Common Stock or a combination thereof.

  The Company expects to use the net proceeds of this offering primarily to fund its research and development activities, including the clinical development of FGN-1. The balance will be used for working capital and general corporate purposes. The Company has an option exercisable until March 31, 1998 to purchase its Horsham, Pennsylvania facility for $3.4 million and is evaluating financing alternatives. The Company expects to spend up to $3.1 million to install and equip laboratories and offices at the Horsham facility within approximately the next six months. The Company may from time to time evaluate opportunities to acquire complementary technologies or businesses, but currently has no understandings or agreements related to such acquisitions.

  Pending any such uses, the Company intends to invest the net proceeds from this offering in U.S. government securities and investment grade, interest-bearing instruments. The Company expects to continue to be able to avoid the registration requirements of the Investment Company Act of 1940 (the "1940 Act"). Application of the provisions of the 1940 Act would have a material adverse effect on the Company's business, financial condition and results of operations. The amount and timing of the net proceeds actually allocated to specific research and development activities will depend upon numerous factors, such as favorable and unfavorable developments in the clinical trial program of FGN-1 and the preclinical development of other compounds, the timing and amount of clinical trial and other development work, if any, undertaken by the NCI, the receipt of necessary regulatory approvals, the cost of preparing, filing, prosecuting, maintaining, defending and enforcing patent claims and other intellectual property rights, the status of competitive products and technologies and the timing and availability of alternative methods of financing for the Company, including any future strategic alliances and joint ventures with third parties. The Company's research and development expenditures will vary as product candidates, if any, are added or abandoned. Funds actually expended for each use may vary significantly depending upon a number of factors. The Company has not determined the amount it plans to spend for each purpose or the timing of such expenditures.

  The Company believes that the net proceeds of this offering, together with the Company's available cash reserves, should be adequate to satisfy its capital requirements through approximately the end of 1999, although there can be no assurance that the Company will not require additional funds prior to such date. The Company's future capital needs will be dependent upon many factors, including progress in its research and development activities, the magnitude and scope of these activities, progress with preclinical and clinical trials, the cost of preparing, filing, prosecuting, maintaining, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, the establishment of collaborative arrangements, and the cost of any additional manufacturing scale-up and establishment of a sales organization and related marketing activities, if undertaken by the Company.

                                DIVIDEND POLICY

  The Company has never declared or paid any dividends on its capital stock and currently intends to retain any future earnings to finance the growth and development of its business. Therefore, the Company does not intend to pay any cash dividends in the foreseeable future.

                                CAPITALIZATION

  The following table sets forth the actual and as adjusted capitalization of the Company as of June 30, 1997. The as adjusted capitalization of the Company gives effect to the sale of the 2,500,000 shares of Common Stock being offered by the Company hereby, at an assumed initial public offering price of $12.00 per share (after deducting the Underwriting Discount and estimated offering expenses payable by the Company) and the application of the estimated net proceeds therefrom. The financial data presented below should be read in conjunction with the Company's Financial Statements and the Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" herein and the other financial data included elsewhere in this Prospectus.

                                                          JUNE 30, 1997(1)
                                                       ------------------------
                                                        ACTUAL   AS ADJUSTED(2)
                                                       --------  --------------
                                                           (IN THOUSANDS)
Short-term notes payable.............................. $     51     $     51
                                                       ========     ========
Long-term notes payable, net of current portion.......       36           36
                                                       --------     --------
Redeemable Preferred Stock, $.01 par value, 61,250
 shares authorized and outstanding actual; none
 outstanding as adjusted..............................        1          --
                                                       --------     --------
Stockholders' equity:
  Convertible Preferred Stock, $.01 par value,
   13,000,000 shares authorized and 5,965,643 shares
   outstanding actual; 1,000,000 shares authorized and
   none outstanding as adjusted.......................   31,736          --
  Common Stock, $.01 par value; 17,000,000 shares
   authorized, actual and as adjusted; 1,497,408
   shares outstanding actual, and 10,008,551 shares
   outstanding as adjusted(3).........................       15          100
  Additional paid-in capital..........................      359       59,906
  Accumulated deficit.................................  (19,131)     (20,222)
                                                       --------     --------
   Total stockholders' equity......................... $ 12,979      $39,784
                                                       --------     --------
    Total capitalization.............................. $ 13,016      $39,820
                                                       ========     ========

--------
(1) Gives effect to the 1-for-1.8157 reverse stock split of each outstanding share of Common Stock effected in October, 1997.
(2) Gives effect to the conversion of all outstanding shares of Convertible Preferred Stock into Common Stock and as adjusted to give effect to the sale of the shares by the Company pursuant to this offering. The redemption of the Redeemable Preferred Stock assumes the issuance of 45,500 shares of Common Stock and the payment of $546,000 in cash.
(3) Excludes 308,971 shares of Common Stock issuable upon the exercise of outstanding stock options, 30,649 shares of Common Stock reserved for future issuance under the Company's 1993 Stock Option Plan and 185,511 shares of Common Stock issuable upon the exercise of outstanding warrants. The actual shares outstanding excludes up to 82,612 shares of Common Stock that may be issued upon redemption of the Redeemable Preferred Stock, and the shares outstanding as adjusted includes the issuance of 45,500 shares of Common Stock upon the redemption of the Redeemable Preferred Stock. See "Management--Employee Benefit Plans," "Description of Capital Stock," and "Shares Eligible for Future Sale."

                                   DILUTION

  The net tangible book value of the Company as of June 30, 1997 was approximately $12,979,000, or $1.74 per share of outstanding Common Stock, and assumes the conversion of all outstanding shares of Convertible Preferred Stock at the closing of this offering and the 1-for-1.8157 reverse split of the outstanding Common Stock. Net tangible book value per share is determined by dividing the amount of the Company's total tangible assets less total liabilities by the number of outstanding shares of Common Stock, which includes the conversion of all outstanding Preferred Stock at the closing of this offering. After giving effect to the sale by the Company of 2,500,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $12.00 per share), and the application of the net proceeds therefrom, and the redemption of the Redeemable Preferred Stock assuming the issuance of 45,500 shares of Common Stock and payment of $546,000 in cash, the pro forma net tangible book value of the Company at June 30, 1997 would have been approximately $39,784,000, or $3.97 per share. This represents an immediate increase in such net tangible book value of $2.23 per share to existing stockholders and an immediate dilution of $8.03 per share to new stockholders purchasing shares in this offering. The following table illustrates this dilution per share:

Assumed initial public offering price per share....................       $12.00
                                                                          ------
  Net tangible book value per share before offering................ $1.74
  Increase per share attributable to new investors                   2.23
                                                                    -----
Net tangible book value per share after offering...................         3.97
                                                                          ------
Dilution per share to new investors................................       $ 8.03
                                                                          ======

  The following table summarizes, on a pro forma basis as of June 30, 1997, the differences between the existing stockholders and the new investors with respect to the number of shares purchased from the Company, the total consideration paid and the average price per share paid.

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                 ----------------- -------------------   PRICE
                                  NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                                 --------- ------- ----------- ------- ---------
Existing stockholders........... 7,463,051    75%  $32,110,000    52%    $4.30
New investors................... 2,500,000    25    30,000,000    48     12.00
                                 ---------   ---   -----------   ---
  Total......................... 9,963,051   100%   62,110,000   100%
                                 =========   ===   ===========   ===

  The foregoing tables and calculations are based on the number of shares outstanding as of June 30, 1997, after giving effect to the conversion of all of the outstanding shares of Preferred Stock into Common Stock and excludes 308,971 shares issuable pursuant to stock options granted under the 1993 Stock Option Plan at an average exercise price of $0.87, 30,649 shares of Common Stock reserved for future issuance under the Company's 1993 Stock Option Plan, 185,511 shares issuable upon the exercise of outstanding warrants at an average exercise price of $6.08 and up to approximately 82,612 shares of Common Stock that may be issued upon the redemption of the Company's Redeemable Preferred Stock. To the extent that such options and warrants are exercised and such Redeemable Preferred Stock is redeemed for Common Stock in the future, there will be further dilution to new investors. See "Management-- Employee Benefit Plans."

                            SELECTED FINANCIAL DATA

  The following selected financial data with respect to the Company's balance sheet data at December 31, 1995 and 1996 and with respect to the Company's statement of operations data for each of the three years in the period ended December 31, 1996 have been derived from the Company's Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere herein. The balance sheet data as of December 31, 1992, 1993 and 1994 and the statement of operations data for the years ended December 31, 1992 and 1993 have been derived from audited Financial Statements not included herein. The selected financial data at June 30, 1997 and for each of the six month periods ended June 30, 1996 and 1997 have been derived from unaudited Financial Statements that have been prepared on the same basis as the audited Financial Statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position at such dates and the operating results and cash flows for such periods. The results of operation for the six months ended June 30, 1997 are not necessarily indicative of results to be expected for the full year of any future period. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", and the Company's Financial Statements and Notes included elsewhere in this Prospectus.

                                                                         SIX MONTHS
                                                                           ENDED
                                YEARS ENDED DECEMBER 31,                  JUNE 30,
                         -------------------------------------------  -----------------
                          1992     1993     1994     1995     1996     1996      1997
                         -------  -------  -------  -------  -------  -------  --------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
 Revenue................ $   --   $   --   $   --   $   --   $   --   $   --   $   --
                         -------  -------  -------  -------  -------  -------  -------
 Operating expenses:
  Research and
   development..........     814    1,623    2,429    2,575    4,163    1,738    3,224
  General and
   administrative.......     596      698      705      644      663      337      342
                         -------  -------  -------  -------  -------  -------  -------
    Total operating
     expenses...........   1,410    2,321    3,134    3,219    4,826    2,075    3,566
                         -------  -------  -------  -------  -------  -------  -------
 Loss from operations...  (1,410)  (2,321)  (3,134)  (3,219)  (4,826)  (2,075)  (3,566)
 Interest income........      19       52       24       28       91       57      123
                         -------  -------  -------  -------  -------  -------  -------
 Net loss............... $(1,391) $(2,269) $(3,110) $(3,191) $(4,735) $(2,018) $(3,443)
                         =======  =======  =======  =======  =======  =======  =======
 Pro forma net loss per
  share(1)..............                                     $ (0.62)          $ (0.45)
                                                             =======           =======
 Shares used in
  computing pro forma
  net loss per
  share(1)..............                                       7,639             7,691
                                                             =======           =======
                                      DECEMBER 31,
                         -------------------------------------------           JUNE 30,
                          1992     1993     1994     1995     1996               1997
                         -------  -------  -------  -------  -------           --------
                                         (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and cash
  equivalents........... $ 2,732  $ 1,335  $   605  $ 2,203  $   645           $13,290
 Working capital
  (deficiency)..........   2,531      613     (294)     834     (313)           12,783
 Total assets...........   2,759    1,396      704    2,330    1,106            13,988
 Notes payable..........      --       --       --       --      111                87
 Accumulated deficit....  (2,383)  (4,652)  (7,762) (10,953) (15,688)          (19,131)
 Total stockholders'
  equity(2).............   2,545      660     (242)     901     (180)           12,979

--------
(1) See Note 2 of Notes to Financial Statements for information concerning the computation of pro forma net loss per share.
(2) Partner's equity for 1992. See "Results of Operations--Management Discussion and Analysis of Financial Condition and Results of Operations." Based on the number of shares outstanding as of June 30, 1997, after giving effect to the conversion of all of the outstanding shares of Preferred Stock into Common Stock. Excludes 308,971 shares of Common Stock issuable upon the exercise of outstanding stock options, 30,649 shares of Common Stock reserved for future issuance under the Company's 1993 Stock Option Plan, 185,511 shares of Common Stock issuable upon the exercise of outstanding warrants and up to approximately 82,612 shares of Common Stock that may be issued upon the redemption of the Redeemable Preferred Stock. See "Management - Employee Benefit Plans," "Description of Capital Stock" and "Shares Eligible for Future Sale."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company is engaged in the research and development of pharmaceutical compounds intended primarily for the treatment of precancerous lesions and cancer. From the inception of the Company's business in partnership form in 1990, the Company's operating activities have related primarily to conducting research and development activities, raising capital and recruiting personnel. The business converted from partnership to corporate form in September 1993. Historically, the Company has conducted its business with few direct employees and many consultants. In the four years leading to filing the IND with the FDA in December 1993 to permit the commencement of human clinical trials of the Company's first product candidate FGN-1, the Company spent a total of $4.6 million. Annual expenses increased to $3.1 million, $3.2 million and $4.8 million in 1994, 1995 and 1996, respectively. Phase I clinical trials for FGN-1 began in February 1994; Phase I/II clinical trials began in August 1995; and Phase III clinical trials commenced in the second quarter of 1997. Several additional clinical trials of FGN-1 are expected to commence in the fourth quarter of 1997 and in 1998, contributing to significantly higher expenses.

  The Company has not received any revenue from the sale of products, and no product candidate of the Company has been approved or will be approved for marketing in the near future, if ever. Accordingly, the Company's revenue has been limited to small amounts of interest income, and its primary source of capital has been the sale of equity securities. As of June 30, 1997, the Company's accumulated deficit was $19.1 million and its cash on hand was $13.3 million. The Company anticipates that it will continue to incur additional operating losses for the next several years. There can be no assurance that the Company's products will be approved for marketing, that the Company will attain profitability or, if profitability is achieved, that the Company will remain profitable on a quarterly or annual basis in the future.

RESULTS OF OPERATIONS

 Six Months Ended June 30, 1997 and 1996

  Research and development expenses increased 86%, from $1.7 million during the first six months of 1996 to $3.2 million in the first six months of 1997, largely due to increased levels of activity with respect to the development of FGN-1 and cell biology research related to the Company's technology. General and administrative expense increased from $337,000 in the first six months of 1996 to $342,000 in the first six months of 1997. The net loss increased from $2.0 million in the first six months of 1996 to $3.4 million in the first six months of 1997.

  Interest income increased from $57,000 in the first six months of 1996, to $123,000 in the first six months of 1997, reflecting the Series F Convertible Preferred Stock financing which resulted in proceeds of $17.5 million, which commenced in December 1996 and concluded in June 1997.

 Fiscal Years Ended December 31, 1996 and 1995

  Research and development expenses increased 62% from $2.6 million in 1995 to $4.2 million in 1996. This increase was due primarily to increased activity and costs associated with the pharmaceutical and clinical development of FGN-1, including the Phase I/II trial of FGN-1 in APC which commenced in August 1995 and, with extensions and adjustments, continued throughout 1996; and increases in the staffing and supply of the Company's research laboratory and funding of third party research. Certain costs associated with the Phase I/II clinical trial of FGN-1 were paid by the NCI directly to the clinical site and are not reflected in the Company's financial statements. General and administrative expense increased 3% from $644,000 in 1995 to $663,000 in 1996. The net loss increased from $3.2 million in 1995 to $4.7 million in 1996.

  Interest income increased from $28,000 in 1995 to $91,000 in 1996, due to the higher cash balances resulting from the sale of the Series E Convertible Preferred Stock which commenced in June 1995 and resulted in net proceeds of $6.8 million during the period ending May 1996.

 Fiscal Years Ended December 31, 1995 and 1994

  Research and development expenses increased 6% from $2.4 million in 1994 to $2.6 million in 1995, primarily due to the continuing development costs of FGN-1. General and administrative expense decreased 9%, from $705,000 in 1994 to $644,000 in 1995. The net loss for 1995 increased to $3.2 million from a net loss of $3.1 million in 1994.

  Interest income increased from $24,000 in 1994, to $28,000 in 1995.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has financed its operations since inception primarily with the net proceeds received from private placements of equity securities. These placements aggregated a total of $32.0 million from inception through June 30, 1997. Net cash generated by financing activities was $2.2 million, $4.3 million and $3.5 million in 1994, 1995 and 1996, respectively, and $16.5 million during the six months ended June 30, 1997, primarily reflecting the sale of equity securities. The most recent Series F Convertible Preferred Stock private placement which commenced in December of 1996 and concluded in June 1997 raised $17.5 million.

  Net cash used in the operating activities described above was $2.9 million, $2.7 million and $4.9 million in 1994, 1995 and 1996, respectively. Net cash used for equipment and deposits in 1994, 1995 and 1996 was $17,000, $26,000 and $161,000, respectively. Net cash used in operating activities during the first six months of 1997 was $3.8 million, with an additional $62,000 incurred for equipment purchases, compared to $2.1 million and $112,000 during the first six months of 1996, respectively.

  Cash on hand (including restricted cash of approximately $200,000) at June 30, 1997 totaled $13.5 million, compared with $2.7 million as of June 30, 1996. Cash on hand (including restricted cash of $194,000 in 1996) at December 31, 1994, 1995 and 1996 was $605,000, $2.2 million and $839,000, respectively.

  In March 1996, the Company borrowed $150,000 from a bank for the primary purpose of equipping its laboratory facilities. The note bears interest at a rate of 7.79% and is payable in equal monthly installments through March 1999. At all times the Company keeps approximately $200,000 in a restricted account pledged to the bank to secure the loan, letters of credit, and other short-term indebtedness which may arise from time to time.

  The Company anticipates that annual expenditures for preclinical studies, clinical trials, product development, research and general and administrative expense will increase significantly in future years. In anticipation of the possible FDA approval for the marketing of FGN-1, the Company expects to begin preparing for the commercialization of the Company's first product during 1998 and to accelerate such preparation in 1999, adding substantial additional expense. However, there can be no assurance that the Company will be able to successfully complete the clinical development of FGN-1 for APC or any other indication, that the FDA will grant approval within the time frame expected, if at all, that the other developments or expansions in the Company's programs of research, development and commercialization will not require additional funding or encounter delays or that, in light of these or other circumstances, the Company will be able to achieve the planned levels of revenue, expense and cash flow.

  In June 1997, the Company executed a lease for a 40,000 square foot building in Horsham, Pennsylvania for a ten-year period with rents rising to approximately $405,000 in 1998 and $470,000 in 2003. The Company is currently in the process of consolidating its operations in this building and expects to spend up to $3.1 million during the next six months to install and equip laboratories and offices. Under this lease, the Company has the option, exercisable until March 31, 1998, to purchase the building for $3.4 million. The Company is exploring potential financing alternatives to furnish and equip the building and potentially to exercise its option to purchase the building.

  The Company expects to finance its continued growth and development largely through equity financings. Assuming that the Company raises a net amount of $27.4 million in the current offering, the Company anticipates that such proceeds, together with current balances and the interest on combined cash balances, will provide the Company with sufficient working capital to sustain operations through approximately the end of 1999, although there can be no assurance that the Company will not require additional funding prior to that time. The Company anticipates that, if there are delays in its current programs or if its current programs of research and development yield expansion opportunities, the Company would seek additional financing, whether through public or private equity or debt financings, corporate alliances or through combinations thereof.

  There can be no assurance that additional equity or debt capital will, if needed, be available on terms acceptable to the Company, if at all. Any additional equity financing would be dilutive to stockholders. Debt financing, if available, may include restrictive covenants. If additional funds should be needed but are not available, the Company may be required to curtail its operations significantly or to obtain funds by entering into collaborative arrangements or other arrangements on unfavorable terms. The failure by the Company to raise capital on acceptable terms if and when needed would have a material adverse effect on the Company's business, financial condition and results of operations.

INFLATION

  The Company does not believe that inflation has had any significant impact on the Company's business to date.

INCOME TAXES

  As of December 31, 1996, the Company had approximately $11.5 million of net operating loss carryforwards ("NOLs") for income tax purposes available to offset future federal income tax, subject to limitations for alternative minimum tax. The NOLs are subject to examination by the federal and state tax authorities and expire between 2008 and 2011.

  Prior to its conversion into corporate form, the business had accumulated losses totaling approximately $3.9 million. For tax purposes, these losses were distributed to the partners in accordance with the provisions of the partnership agreement of the Company's predecessor partnership. Thus, these losses, while included in the financial statements of the Company, are not available to offset future taxable income, if any, of the Company.

  The Tax Reform Act of 1986 contains provisions that may limit the NOLs available to be used in any given year upon the occurrence of certain events, including significant changes in ownership interest. A change in ownership of a company of greater than 50% within a three-year period results in an annual limitation on the Company's ability to utilize its NOLs from tax periods prior to the ownership change. The Company expects that upon closing of this offering, such a limitation will be triggered. However, the Company does not expect such limitation to have a significant impact on its operations.

ACCOUNTING MATTERS

  The Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123) effective January 1, 1996. SFAS 123 defines a fair value based method of accounting for employee stock compensation, including stock options. However, companies may continue to account for stock compensation using the intrinsic-value-based method as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and provide pro forma disclosures of net income and earnings per share assuming the fair-value-based method had been applied. The Company has elected to account for stock compensation using the intrinsic-value-based method, and thus, SFAS 123 will not have any material impact on reported operating results.

  The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), Earnings Per Share. SFAS 128 is effective for fiscal years ending after December 15, 1997; early adoption is not permitted. SFAS 128 replaces primary and fully diluted EPS with basic and diluted earnings per share, respectively. The Company does not expect SFAS 128 to have a material impact on its reported pro forma net loss per share amounts.

                                   BUSINESS

  The following discussion should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere in this Prospectus.

SUMMARY

  CPI is a pharmaceutical company focused on the development and commercialization of products to prevent and treat cancer. The Company is currently planning clinical trials of its lead compound FGN-1 in six indications and is conducting an ongoing pivotal Phase III trial for Adenomatous Polyposis Coli ("APC"), a disease characterized by numerous precancerous polyps of the colon. The Company plans to initiate Phase II/III trials of FGN-1 for sporadic adenomatous colonic polyps, prostate cancer, lung cancer and breast cancer in the fourth quarter of 1997, and to commence clinical trials of FGN-1 for Barrett's Esophagus and cervical dysplasia in 1998. The Company's technology is based upon its discovery of a novel mechanism which the Company believes, based on its research, can be targeted to induce selective apoptosis, or programmed cell death, in precancerous and cancerous cells without affecting normal cells. Utilizing this proprietary knowledge, the Company has created over 400 new chemical compounds, over 200 of which display significantly greater apoptotic potency than FGN-1.

BUSINESS STRATEGY

  CPI's objectives are to be a leader in cancer chemoprevention and to build an integrated pharmaceutical company focused on the oncology market. To meet these objectives the Company intends to:

  . Pursue accelerated clinical development of FGN-1. CPI's development program for FGN-1 is initially focused on indications where small clinical trials with clear endpoints are expected to yield statistically significant results. CPI is currently conducting Phase III clinical trials of FGN-1 for APC, and plans to initiate clinical trials in six additional indications in 1997 and 1998. By focusing initially on APC, an indication for which there is a clear need for improved therapies and the potential to demonstrate efficacy relatively quickly, the Company seeks to accelerate the market introduction of FGN-1.

  . Leverage the Company's technology to develop additional agents for cancer therapy and chemoprevention. Based on its proprietary technology and its planned application of high-throughput screening techniques, CPI intends to expand its library of compounds with the objective of developing agents for the treatment of certain cancers and precancerous lesions.

  . Commercialize products directly to focused physician groups. The Company intends to establish its own focused sales force to promote products in the U.S. targeted at diseases that are treated by relatively small, well-defined groups of physicians. These diseases include APC, sporadic adenomatous colonic polyps, Barrett's Esophagus, prostate cancer and bladder cancer.

  . Develop strategic collaborations for selected indications and markets. The Company will seek to establish strategic relationships for the development and commercialization of potential products for indications, such as cervical dysplasia, that would require significant marketing and sales resources. The Company is seeking partners for international development and commercialization of potential products.

CARCINOGENESIS

  Cancer results from a sequence of changes involving the genes of cells which eventually leads to abnormal and uncontrolled cell proliferation. This multi-stage process is known as carcinogenesis and generally results from a combination of factors which occur over a period of years. Certain factors, such as inherited genetic defects, are present at birth. Other factors that may contribute to carcinogenesis include environmental exposures and the aging process. Carcinogenesis is first recognized clinically when abnormal cells become visible to a screening procedure or reach a size or location sufficient to create clinical signs and symptoms. The clinical emergence may occur many years following the events which first initiated carcinogenesis. Generally, cells characterized by abnormal growth that may lead to cancer but have not yet invaded surrounding tissue are termed precancerous.

  PRECANCEROUS LESIONS. Many cancers are preceded by precancerous lesions, which are accumulations of abnormal cells. Because precancerous lesions are usually asymptomatic, the ability to identify and monitor them and to intervene clinically before the possible development of cancer is dependent upon diagnostic screening tests. Recent years have seen broader applications of screening tests, including the Pap smear, flexible sigmoidoscopy and the Prostate Specific Antigen ("PSA") test. In addition, there have been recent advances in genetic screening, such as the BRCA1 and BRCA2 tests to detect individuals with a higher risk of developing breast cancer in the future.

  Precancerous lesions are most often diagnosed in epithelial tissues, such as the skin or the inside surface of organs, including the intestine, cervix, bladder and prostate. The following table lists examples of epithelial precancerous lesions, the types of cancer to which such lesions can progress and the diagnostic screening tests currently in use to detect such lesions.

                  EXAMPLES OF EPITHELIAL PRECANCEROUS LESIONS

TYPE OF LESION                        RELATED CANCER CONVENTIONAL METHOD OF DIAGNOSIS
--------------                        -------------- --------------------------------
Actinic Keratosis                     Skin           Visual examination
Adenomatous Colonic Polyp             Colorectal     Endoscopy (sigmoidoscopy or colonoscopy)
Barrett's Esophagus                   Esophageal     Endoscopy (esophagogastroscopy)
Bronchial or Lung Dysplasia           Lung           Sputum cytology
Cervical Intraepithelial Neoplasia    Cervical       Papanicolau (Pap) smear
Prostatic Intraepithelial Neoplasia   Prostate       Prostate Specific Antigen (PSA) and
                                                     digital rectal examination
Transitional Cell Carcinoma in situ   Bladder        Cystoscopy
(earliest stage)

  Patients with precancerous lesions are advised to follow a program of regular monitoring and removal of lesions where appropriate. However, existing techniques for treating precancerous lesions are often expensive, have undesirable side effects or are of limited effectiveness. Endoscopic or surgical removal can be effective for single lesions, but risks and costs increase significantly if lesions recur, if there are numerous lesions or if lesions occur in less accessible tissues. Because of their significant side effects, systemic administration of most existing chemotherapeutic drugs is not appropriate for treating precancerous lesions. Reduction of environmental risks or change in diet are generally more effective in preventing the early stages of carcinogenesis than in arresting or reversing the changes that occur in the later stages of carcinogenesis. As a result of the inadequacy of current treatments, there is a significant need for the development of new therapeutics to treat precancerous lesions. If left untreated and not reversed by natural processes, precancerous lesions may progress to cancer.

  CANCER. The American Cancer Society estimates that over 1.4 million new cases of cancer will be diagnosed and approximately 560,000 cancer deaths will occur in the U.S. in 1997. Cancer is the second leading cause of death in the U.S., and over 7.4 million people living in the U.S. have had cancer. Due in part to the development of new diagnostic procedures, the highest number of new cancer diagnoses are currently occurring in the prostate, breast, lung and colon/rectum, representing approximately 60% of all new cancer cases.

  Cancer is generally treated by attempting to remove the cancerous cells, either by surgery or by chemical or radiation therapies. Currently available chemotherapies and radiation therapies target all rapidly dividing cells, both cancerous and healthy, and therefore result in serious side effects. The limited efficacy and harmful side effects of existing cancer treatments and the costs associated with managing these side effects continue to drive the search for new therapies.

CPI TECHNOLOGY

  To address the need for new therapies, the Company's technology focuses on the selective induction of apoptosis in cells that manifest abnormal growth (neoplastic cells), such as precancerous and cancerous cells. Apoptosis is a naturally occurring physiological process in which a number of components inside the cell "program" the cell to die without causing harm to surrounding cells. Apoptosis occurs in tissues that are continually renewing themselves, such as the lining of the digestive system, or as a natural defense mechanism that prevents the replication of cells that have undergone DNA damage. The Company's technology is based upon its discovery of a novel mechanism which the Company believes, based on its research, can be targeted to induce selective apoptosis in neoplastic cells without affecting normal cells.

  Many existing chemotherapeutic agents as well as radiation induce apoptosis in rapidly proliferating cells without differentiating between neoplastic cells and normal cells. This can result in toxicity, including suppression of the immune system, hair loss and gastrointestinal disturbances. As a result of this toxicity, most existing chemotherapeutic agents and radiation therapy are not appropriate for treating precancerous lesions in otherwise healthy individuals for whom safety and tolerability are essential for chronic or extended therapeutic use.

  CONVENTIONAL INDUCTION OF APOPTOSIS IN CANCER THERAPY. Radiation therapy and many existing chemotherapeutic agents act on proliferating cells by disrupting cellular DNA synthesis to induce apoptosis. As depicted below, once significant damage occurs to the DNA (1), a process is initiated that is controlled by the gatekeeper protein p53 (2), and modulated by various proteins such as bax and bcl-2 (3). This process results in the activation of the Interleukin Converting Enzyme-like ("ICE-like") proteases (4), which trigger a cascade of events resulting in apoptosis (5). The end result of apoptosis is the dismantling of the cell into apoptotic vesicles (6), which are naturally cleared by the body. The apoptotic mechanism identified by CPI does not appear to involve p53, or the modulator proteins, such as bax or bcl-2.



         [ART OF CONVENTIONAL OF APOPTOSIS IN THE CELL APPEARS HERE]

  DISCOVERY OF NOVEL APOPTOTIC MECHANISM. The Company believes it has discovered a previously undefined mechanism for regulating apoptosis. Research suggests that two key elements of this mechanism are an apoptosis inducing element ("AIE"), which is activated by naturally-occurring triggers, and an apoptosis regulatory element, an enzyme which plays a key role in controlling levels of activated AIE. CPI has determined in colon cancer that the neoplastic tissue has a higher level of ARE activity than neighboring normal tissue, which may prevent neoplastic cells from responding to normal signals that trigger apoptosis. When ARE activity increases, as in neoplastic cells, AIE activity is reduced and activation of a critical downstream protein is interrupted, subsequently preventing the activation of the ICE-like proteases and apoptosis.

  SELECTIVE INDUCTION OF APOPTOSIS BY CPI COMPOUNDS. Research suggests that the Company's compounds, including FGN-1, are targeted at inhibiting ARE activity in neoplastic cells. As shown in the diagram below, CPI compounds (1) reduce ARE activity (2), thereby preventing ARE from deactivating the active AIE (3). Research suggests that the active AIE (4) is then available to trigger a critical downstream protein (5), which leads to the activation of the ICE-like proteases (6). As in the case of conventional cancer treatment, the ICE-like proteases then trigger a cascade of events leading to apoptosis
(7) and the resulting apoptotic vesicles (8).


    [ART OF SELECTIVE INDUCTION OF APOPTOSIS BY CPI COMPOUNDS APPEARS HERE]


  RESEARCH AND DEVELOPMENT ACTIVITIES. The Company's Biological Discovery Group consists of its research employees, members of its Scientific Advisory Board, contract researchers and consultants. The Biological Discovery Group has identified the specific intracellular protein targeted by FGN-1 and has made significant progress in sequencing the target protein's gene. The Company has developed polymerase chain reaction ("PCR")-based probes that may be used to identify additional indications to be targeted and to develop diagnostic tools. The Company continues to identify additional elements involved in regulating the newly identified apoptotic mechanism. CPI plans to investigate the potential applicability of its novel apoptotic mechanism to other hyperproliferative diseases, such as benign prostatic hyperplasia, coronary restenosis, psoriasis and polycystic renal disease. There can be no assurance that the Company's investigation will be successful.

  Utilizing its understanding of chemical structure and biological activity, the Company has created over 400 new chemical compounds in five chemical families and over 27 chemical classes, over 200 of which display significantly greater apoptotic potency than FGN-1. The Company's new compounds are tested for inhibitory effects on the growth of cancer cells in vitro, for the induction of apoptosis and for activity against the intracellular target ARE.

  A number of CPI compounds have shown activity against in vitro cultures of transplantable human cancers of the breast, colon, lung and prostate. Preliminary results of studies with the Company's compounds in primary cultures of human cancers have shown activity against breast cancer. The Company is conducting tests on other compounds and tissues. Significant additional preclinical and clinical trials are necessary to determine the activity of FGN-1 and other CPI compounds in these cancer indications. See "Risk Factors--Early Stage of Development; Absence of Developed Products; Uncertainty of Clinical Trials," and "--Technological Uncertainty."

  The Company plans to leverage its understanding of the structure-activity relationship of CPI's compounds by using combinatorial chemistry techniques and high-throughput screening systems to expand its proprietary chemical library. The Company intends to contract with outside firms to create targeted chemical libraries including thousands of diverse chemical classes. CPI will then screen these compounds in order to identify potential additional lead compounds.

PRODUCTS IN DEVELOPMENT

  CPI is developing a family of products targeted at the treatment and management of precancerous lesions and cancer. The Company's lead compound, FGN-1, is a sulfone derivative of the NSAID, sulindac. CPI has shown that FGN-1 exhibits strong anti-neoplastic effects but lacks the anti-cyclooxygenase activity that is associated with the serious gastrointestinal and renal side effects observed in NSAIDs. Although FGN-1 is currently in Phase III clinical trials for the treatment of APC, there can be no assurance that the Company will obtain marketing approval for FGN-1. Clinical testing of FGN-1 has involved only a limited number of patients to date and results obtained in these trials for FGN-1 in the treatment of APC are not necessarily predictive of the results of future clinical trials for APC or of clinical results for any other therapeutic indication. See "Risk Factors --Early Stage of Development; Absence of Developed Products; Uncertainty of Clinical Trials," and "--Dependence on FGN-1." The following table lists the potential indications for, and current clinical development status of, FGN-1:

                           FGN-1 DEVELOPMENT PROGRAM

INDICATION              CLINICAL DEVELOPMENT STATUS(1)
----------              ------------------------------
Precancer
  Adenomatous Polyposis
   Coli                 Pivotal Phase III trial initiated in 2Q 1997
                        Phase I/II trial completed in 1Q 1997
                        Orphan Drug status obtained 1Q 1994
  Sporadic Adenomatous  Pivotal Phase II/III trial expected to commence 4Q 1997
   Colonic Polyps       Phase IB trial completed in 3Q 1997

  Barrett's Esophagus   Phase II trial expected to commence in 1998

  Cervical Dysplasia    Phase II trial expected to commence in 1998
                        Phase IB trial completed in 3Q 1997
Cancer
  Prostate Cancer       Phase II/III trial expected to commence 4Q 1997

  Lung Cancer           Pilot study expected to commence 4Q 1997

  Breast Cancer         Pivotal Phase II/III trial expected to commence 4Q 1997

--------
(1) A "Pivotal" study is a clinical trial used as primary evidence of safety and efficacy.
    Clinical trials are conducted in three phases, which may overlap:
    "Phase I" trials involve the initial introduction of an investigational new drug into humans and are designed to test for tolerance and side effects and to determine the metabolic and pharmocologic actions of the drug in humans. Phase IB denotes a later stage Phase I study.
    "Phase II" involves clinical studies conducted in a limited number of patients to evaluate preliminarily the effectiveness of the drug for a particular indication and to determine the optimal dosage and the common short-term side effects and risks.
    "Phase III" involves expanded studies to evaluate the safety and effectiveness of the drug.

  The Company's clinical trial strategy seeks to identify subsets of patient populations for the various targeted indications where the endpoints of clinical trials occur in high frequency or in a relatively short time frame. Because the Company is studying FGN-1 for multiple indications, the Company plans to utilize safety and pharmacokinetic data obtained in clinical trials completed to date to provide a basis for commencing more advanced clinical trials in other indications. The Company believes that this strategy of designing clinical trials around selected populations and utilizing existing safety data may allow the Company to reduce the duration of clinical trials and the number of test subjects enrolled in its clinical trials, thereby generating statistically significant clinical results more quickly and cost-effectively.

 CLINICAL DEVELOPMENT OF FGN-1 FOR PRECANCEROUS LESIONS

  Based on FGN-1's safety profile, the Company believes that the compound may be useful in treating patients with precancerous lesions for whom a drug's long-term safety profile is important. The initial indication for FGN-1 is APC, and the Company is also pursuing clinical development of FGN-1 for three other types of epithelial lesions: sporadic adenomatous colonic polyps, Barrett's Esophagus and cervical dysplasia. These indications have been selected based upon several factors, including encouraging preclinical results and clinical need.

  Adenomatous Polyposis Coli. FGN-1 is currently in Phase III clinical trials for APC, which is an inherited disease characterized by the development of hundreds to thousands of adenomatous polyps in the colon and the progression to colon cancer if left untreated. This disease can be confirmed within a family by genetic testing. Most APC patients must be endoscopically screened beginning in their teenage years and must have a substantial portion of their large intestine removed by age 20. Even with this treatment, these patients continue to develop polyps in the remaining rectal tissue and are typically monitored by endoscopy 2 to 4 times each year. At each examination, polyps are removed. CPI's clinical program is testing FGN-1 in patients who previously have had most of their large intestine removed, leaving the rectum intact (sub-total colectomy).

  It is estimated that there are between 25,000 and 40,000 APC patients in the U.S. Because of the large number of lesions that occur in these patients and the continuous development of new lesions with no spontaneous remission, the Company believes that clinical trials in APC can be conducted in, and statistically significant results obtained from, a relatively small number of patients.

  In a Phase I/II study conducted with the support of the NCI at the Cleveland Clinic Foundation, 18 APC patients were treated with FGN-1 for six months. The study was completed in January 1997 and was designed to observe the safety and pharmacokinetics of increasing doses of FGN-1. No serious adverse events attributable to FGN-1 were reported at the clinically effective doses of 400-600 mg total daily dose. At the 800 mg total daily dose level, four out of six patients displayed asymptomatic reversible elevations of liver enzymes; all of such patients continued in the trial at lower dose levels. At the end of the study, all patients elected to continue in an open label extension of the study, and several patients have exceeded 24 months on the drug. There have been no withdrawals from the study or its extension attributable to serious adverse events.

  In the Phase I/II study and its extension, nearly all patients were observed to experience a marked reduction in the number and size of exophytic (i.e., raised over the surface), precancerous rectal polyps that were six millimeters or less in diameter at the beginning of the study. The effect was observed to be correlated to dosage, with 600 mg per day having a significantly more pronounced effect than 400 mg per day. In the extended study, no progressive increase in polyp size or volume was observed in 13 of the 14 patients who have remained in the study and have been maintained on the optimal dose.

  Following treatment with FGN-1, examination of certain regressing polyps showed substantial increases in the rate of apoptosis compared with untreated polyps, while the rate of apoptosis in nearby normal tissue was unchanged. The Company interprets the different apoptotic rates observed as evidence that FGN-1 selectively induces apoptosis in neoplastic cells without affecting normal cells.

  Although the Phase I/II study of 18 patients generated preliminary evidence of effectiveness, additional clinical evidence is necessary before the safety and efficacy of FGN-1 for APC can be established. Accordingly, CPI initiated a pivotal Phase III study in the second quarter of 1997. This study will include 150 patients in a double-blind, placebo-controlled trial of FGN-1 at approximately 12 centers in the U.S., Sweden, United Kingdom and Israel. The primary endpoint of the study is reduction in the formation of new polyps. The design and endpoints of the study have been reviewed with the FDA. The Company expects to complete enrollment in the study by the end of 1997 and to follow the patients for 12 months. In addition, the Company plans to enroll patients with high rates of recurrence of polyps, who otherwise would be excluded from the pivotal Phase III study, in a second, concurrent efficacy study that may, if the FDA requires, include a dose response component. The Company intends to seek marketing approval for FGN-1 for the prevention of precancerous adenomatous polyps in APC patients. There can be no assurance that the results of the Phase I/II study will be indicative of results in the Phase III study or that the Phase III study will show that FGN-1 is sufficiently safe and effective for marketing approval by the FDA or other regulatory authorities.

  Patients with APC are usually managed by gastroenterologists and colorectal surgeons. There are approximately 9,500 gastroenterologists and 1,000 colorectal surgeons in the U.S. The Company believes that a subset of these physicians treats a significant number of APC patients and the Company intends to focus its marketing efforts on these physicians.

  Sporadic Adenomatous Colonic Polyps. Sporadic adenomatous colonic polyps are relatively common precancerous lesions occurring in the large intestine. These polyps are histologically, microscopically and genetically indistinguishable from the polyps of APC.

  More than 30% of people in the U.S. over the age of 50 have sporadic adenomatous colonic polyps. Most of these people will develop only one or two polyps and once the polyps are removed will not require significant ongoing medical attention. There are, however, subgroups of people at higher than usual risk of developing colorectal cancer who should be monitored frequently. These patients include people with close relatives that have had colorectal cancer, people over age 60 and people with multiple polyps or polyps which are large, severely dysplastic or which recur frequently. CPI is targeting these patients for clinical studies and chemopreventive therapy.

  The American Cancer Society, American College of Gastroenterology, American Gastroenterological Association and other expert organizations recommend that all people over the age of 50 be screened for precancerous colonic polyps and colon cancer. This recommendation is not followed universally and, as a result, a large number of people whose polyps have not been detected are at risk of develping colon cancer. The procedure for screening for sporadic adenomatous colonic polyps is an endoscopic examination of the lower part of the large intestine. This procedure, a sigmoidoscopy, is performed by gastroenterologists, internists and other physicians. For more extensive and invasive examination of patients who have had polyps detected by sigmoidoscopy and for the treatment of sporadic adenomatous colonic polyps, a colonoscopy is performed, usually by a gastroenterologist.

  In September 1997, CPI completed a two-month Phase IB safety and pharmacokinetic study in 18 patients who had a history of either sporadic adenomatous colonic polyps and/or cervical dysplasia. The Company plans to initiate multi-center, pivotal Phase II/III studies in these indications. The first study, scheduled to commence in the fourth quarter of 1997, is to be a double-blind, placebo-controlled study to evaluate the safety and efficacy of different doses of FGN-1 in the treatment of existing sporadic adenomatous colonic polyps. The Company may need to conduct further concurrent studies of safety and pharmacokinetics.

  Gastroenterologists and colorectal surgeons are primarily responsible for performing colonoscopies and managing treatment of individuals who have sporadic adenomatous colonic polyps. There are approximately 10,500 of these physicians in the U.S. This target audience of physicians builds on and overlaps with the group of physicians who treat APC and is a logical extension of the Company's planned marketing and sales efforts.

  Barrett's Esophagus. Barrett's Esophagus is a precancerous condition of the lower esophagus characterized by progressive and readily identifiable changes in the appearance of the lining of the esophagus or esophageal epithelium. Some patients experience reflux of stomach acid into the esophagus, exacerbating the condition. Patients with Barrett's Esophagus have 30 to 40 times greater risk of developing esophageal cancer than the average person. Treatment with anti-acid therapy or other anti-reflux measures is usually not effective. Approximately 1% of the U.S. population, or an estimated 2,000,000 people, have Barrett's Esophagus, but only one half of this group experiences symptoms that could lead to diagnosis.

  CPI plans to initiate a 12-month Phase II study in patients with Barrett's Esophagus to evaluate the safety and efficacy of FGN-1. The Company's proposed clinical endpoints are reduction in the area affected or in the degree of dysplasia found in the affected tissues.

  Barrett's Esophagus is diagnosed by upper gastrointestinal endoscopy, a procedure usually performed by gastroenterologists. Treatment is usually managed by gastroenterologists or by thoracic surgeons, of whom there are approximately 2,000 in the U.S. Because of the significant overlap between the physician groups who treat Barrett's Esophagus with those who treat APC and sporadic adenomatous colonic polyps, the Company does not anticipate that any significant increase in the sales and marketing organization will be required to promote products for Barrett's Esophagus.

  Cervical Dysplasia. Cervical dysplasia is a relatively common precancerous lesion of the cervix that is easily diagnosed by Pap smears. Fifty million Pap smears are performed each year in the U.S., of which approximately 5% reveal some form of cervical dysplasia. Although very few cases of cervical dysplasia progress to cancer, it is estimated that in 1997 there will be approximately 15,000 new cases of cervical cancer in the U.S.

  In September 1997, CPI completed a two-month Phase IB safety and pharmacokinetic study in 18 patients who had a history of sporadic adenomatous colonic polyps and/or cervical dysplasia. CPI plans to initiate in 1998 a six-month Phase II study to evaluate the safety and efficacy of different doses of FGN-1 in reducing the size of the area affected by and degree of dysplasia. Based on the results of that study, further studies may be initiated.

  Treatment of cervical dysplasia, especially those cases with more severe dysplasia or recurrence, is usually performed by gynecologists, of whom there are approximately 36,000 in the U.S. The Company anticipates seeking a marketing partner for sales to this large physician market.

 CLINICAL DEVELOPMENT OF FGN-1 FOR CANCEROUS LESIONS

  Laboratory studies have demonstrated that FGN-1 arrests or slows the progression of certain cancerous lesions. Based on the safety profile of FGN-1 and its novel mechanism of activity, the Company believes that FGN-1 may be clinically useful in augmenting radiation and conventional chemotherapy in the treatment of cancers and the prevention of recurrence. The Company believes that cancer cells that are resistant to radiation or conventional chemotherapy may be killed by FGN-1 due to its effect on an apoptotic mechanism that is different from that targeted by conventional therapies.

  The Company is planning additional clinical studies in specific cancer indications, using the safety and pharmacokinetic data from its APC and sporadic colonic adenomatous polyp/cervical dysplasia studies to support the initiation of Phase II or Phase II/III studies. The Company plans to expand the trials covered under its existing IND for FGN-1 to cover these additional indications. Results of earlier clinical trials of FGN-1 in the treatment of APC are not predictive of the results that may be obtained from trials of FGN-1 in the treatment of cancer.

  Prostate Cancer. It is estimated that in 1997 there will be approximately 209,000 new cases of prostate cancer in the U.S. In in vitro and in vivo studies, the Company has observed that FGN-1 inhibits growth of prostate cancer, including one such cancer that is resistant to conventional chemotherapeutic drugs. The Company plans to initiate a Phase II/III clinical study for prostate cancer in 1997. This study will include men who have had a prostatectomy and have rising PSA levels, which is often a sign of recurrent prostate cancer that is not detectable by current imaging or diagnostic methods. The endpoint of this study is the arrest or delay in the elevation of PSA. Depending on the results of this study, the Company anticipates additional clinical studies to confirm the efficacy of the compound.

  Prostate cancer is commonly diagnosed and treated by urologists, of whom there are approximately 10,000 in the U.S. Oncologists, of whom there are 5,500 in the U.S., manage the chemotherapeutic treatment of prostate cancer. If the Company develops products to treat prostate cancer, the Company anticipates marketing these products directly to urologists and oncologists.

  Lung Cancer. It is estimated that in 1997 there will be approximately 177,000 new cases of lung cancer in the U.S. FGN-1 has shown positive results in the prevention of chemically-induced lung cancer in rodents. The Company plans to conduct a pilot study of the safety and efficacy of FGN-1 in patients with advanced lung cancer. The results of this exploratory study will determine the Company's plans for further studies.

  Lung cancer may be diagnosed by general practitioners or internists. Oncologists manage the chemotherapeutic treatment of lung cancer. If the Company develops products to treat lung cancer, the Company anticipates marketing these products directly to oncologists.

  Breast cancer. It is estimated that in 1997 there will be approximately 185,000 new cases of breast cancer in the U.S. The Company has observed that FGN-1 and other CPI compounds show dose-related inhibitory effects in several in vitro breast cancer cell systems, in in vivo chemically-induced cancer models and in in vitro studies with primary breast cancer tissues removed from patients. The Company plans to initiate a Phase II/III study to evaluate the safety and efficacy of FGN-1 in the prevention of recurrence of breast cancer in women who have not responded to traditional recurrence prevention, such as tamoxifen, and who are in remission after having been treated with conventional chemotherapeutic agents.

  Gynecologists usually diagnose breast cancer, while oncologists manage the chemotherapeutic treatment. If the Company develops any products to treat breast cancer, the Company anticipates marketing these products to oncologists.

NATIONAL CANCER INSTITUTE AND OTHER COLLABORATIVE ARRANGEMENTS

  Pursuant to a Clinical Trials Agreement entered into in 1994, the NCI agreed to sponsor human clinical efficacy trials of FGN-1 for at least two precancer indications. The first indication is colonic adenomas, including APC. The NCI sponsored a portion of the Phase I/II clinical study for APC that the Company concluded in January 1997. The second indication for which the NCI will sponsor clinical trials is under discussion. The NCI has the right to conduct as many additional clinical trials as it would like and the Company is obligated to provide FGN-1 for such studies. The Company has retained all commercial rights to FGN-1, and the agreement with the NCI contains no provisions for royalties or restrictions on CPI's ability to commercialize FGN-1.

  The Company has also entered into an amendment of the Clinical Trials Agreement with the NCI to permit the NCI to conduct preclinical testing and, if agreed with the Company, clinical testing of three additional CPI compounds. The Company believes that continued collaboration with the NCI will advance the progress of both the Company and the NCI in developing therapies to treat precancerous lesions in a variety of tissues.

  In June 1991, the Company entered into a Research and License Agreement with the University of Arizona. Under the agreement, the Company agreed to attempt to commercialize at least one product and the University has agreed to conduct a research program in support of the Company's efforts. The University of Arizona has granted a license to the Company for all patents based on inventions developed by the University's employees in conjunction with the Company. The Company has agreed to pay to the University a royalty based on sales of products based on each such patent.

  CPI maintains collaborative relationships with a number of university-based researchers and commercial vendors throughout the U.S., Europe and Israel who furnish additional cell biology studies, in vivo pharmacological studies, in vivo drug candidate screening and animal toxicological studies and scale-up and synthesis of promising new compounds. CPI retains all exclusive rights to commercialize the inventions and discoveries that result from these collaborations.

SCIENTIFIC ADVISORY BOARD

  The Company is assisted in its research and development activities by its Scientific Advisory Board ("SAB") composed of physicians and scientists who review the Company's research and development, participate in the design of clinical trials, discuss technological advances relevant to the Company and its business and otherwise assist the Company. The members of the SAB are appointed by the Company's management. The SAB meets at least four times annually and certain members meet in smaller groups or with the Company individually as needed. Dr. Rifat Pamukcu, the Company's Chief Scientific Officer and Senior Vice President, Research and Development, served as co-chair of the Company's SAB prior to joining the Company in 1993, and continues to participate in all SAB meetings. SAB members are compensated in cash and stock options for their services to the Company. The Company also reimburses each member for expenses incurred when traveling to and attending meetings. All SAB members have commitments or consulting contracts with other organizations and companies, some of which are competitors or potential competitors of the Company, that may limit their availability to the Company. None of these individuals is expected to devote more than a small portion of his time to the Company. The members of the SAB are listed below by area of specialization.

                           SCIENTIFIC ADVISORY BOARD

 NAME                             PROFESSIONAL AFFILIATION
 ----                             ------------------------
 CELLULAR & ANIMAL RESEARCH
 Dennis Ahnen, M.D.               Professor of Medicine, University of Colorado
                                  School of Medicine; Director of Cancer
                                  Prevention and Control, University of
                                  Colorado Cancer Center

 David M. Livingston, M.D.        Emil Frei Professor of Medicine, Harvard
                                  Medical School; Chief of the Division of
                                  Neoplastic Disease Mechanisms and Chairman of
                                  the Executive Committee for Research, Dana-
                                  Farber Cancer Institute

 Alan C. Sartorelli, Ph.D.        Alfred Gilman Professor of Pharmacology and
                                  Epidemiology, Yale University School of
                                  Medicine; formerly Director of Yale
                                  Comprehensive Cancer Center

 CLINICAL & DRUG DEVELOPMENT
 David S. Alberts, M.D.           Associate Dean of Research, Director of
                                  Cancer Prevention and Control Program, and
                                  Professor of Medicine and Pharmacology,
                                  Arizona Cancer Center, University of Arizona

 Randall W. Burt, M.D. (Chairman) Professor of Internal Medicine and Chief of
                                  Gastroenterology, University of Utah School of Medicine; formerly Chief of Medical
                                  Services, Veterans Administration Medical
                                  Center, Salt Lake City, Utah

 Daniel D. Von Hoff, M.D.         Director of the Institute for Drug
                                  Development, Cancer Therapy and Research
                                  Center at the University of Texas Health
                                  Science Center

 INDUSTRY RESEARCH & DEVELOPMENT
 Ira Ringler, Ph.D.               Pharmaceutical industry consultant; formerly
                                  President Takeda-Abbott Pharmaceuticals, and
                                  Vice President, Pharmaceutical Research and
                                  Development, Abbott Laboratories

PATENTS AND PROPRIETARY TECHNOLOGY

  CPI's success will depend, in part, on its ability to obtain patents, operate without infringing the proprietary rights of others and maintain trade secrets, both in the U.S. and other countries. Patent matters in the pharmaceutical industry can be highly uncertain and involve complex legal and factual questions. Accordingly, the validity, breadth, and enforceability of CPI's patents and the existence of potentially blocking patent rights of others cannot be predicted, either in the U.S. or in other countries.

  As of September 25, 1997, CPI held title or exclusive licenses to two issued U.S. patents, one allowed U.S. patent application and one pending U.S. patent application relating to the therapeutic use of FGN-1 in the treatment of neoplasia and/or precancerous lesions. The Company has no composition of matter patent on FGN-1 because FGN-1, which is a sulfone derivative of the NSAID sulindac, was described in an expired 1972 patent, U.S. 3,654,349, and in various scientific journal articles published in the 1970s. CPI has also been issued or holds exclusive licenses to 11 foreign patents (including patents in various European countries and in Australia and an allowed Japanese patent application) as well as two other pending foreign patent applications relating to the use of FGN-1 in pharmaceutical compositions for the treatment of neoplasia and/or precancerous lesions. In Europe, CPI's patent rights relating to FGN-1 are directed to the use of FGN-1 in the manufacture of pharmaceutical compositions for the treatment of precancerous lesions. CPI also holds title or exclusive licenses to four U.S. patent applications which have been allowed, 18 other pending U.S. patent applications, five issued foreign patents and 18 pending foreign applications on other compounds, or therapeutic methods involving such compounds, for the treatment of colonic polyps, precancerous lesions, and/or neoplasia. CPI also has filed a U.S. patent application on methods for screening compounds for their usefulness in selectively inducing apoptosis involving an ARE. CPI intends to file additional applications, as appropriate, for patents on new compounds, products, or processes discovered or developed through application of the Company's technology.

  Beyond the patents granted to date, there can be no assurance that CPI will discover or develop patentable products or processes, that patents will issue from any of the currently pending patent applications, or that claims granted on issued patents will be sufficient to protect the Company's technology. Potential competitors or other researchers in the field may have filed patent applications, been issued patents, published articles or otherwise created prior art that could restrict or block the Company's efforts to obtain additional patents. There also can be no assurance that the Company's issued patents or pending patent applications, if issued, will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide proprietary protection or competitive advantages to the Company. CPI's patent rights also depend on its compliance with technology and patent licenses upon which its patent rights are based and upon the validity of assignments of patent rights from consultants and other inventors that were, or are, not employed by CPI.

  In addition, competitors may manufacture and sell CPI's potential products in those foreign countries where CPI has not filed for patent protection or where patent protection may be unavailable, not obtainable or ultimately not enforceable. The ability of such competitors to sell such products in the U.S. or in foreign countries where CPI has obtained patents is usually governed by the patent laws of the countries in which the product is sold. In addition, to the extent that clinical uses of FGN-1 are discovered beyond those set forth in CPI's patent claims, CPI may not be able to enforce its patent rights against companies marketing FGN-1 for such other clinical uses.

  The success of the Company also will depend, in part, on CPI not infringing patents issued to others. Pharmaceutical companies, biotechnology companies, universities, research institutions, and others may have filed patent applications or have received, or may obtain, issued patents in the U.S. or elsewhere relating to aspects of the Company's technology. It is uncertain whether the issuance of any third-party patents will require the Company to alter its products or processes, obtain licenses, or cease certain activities. Some third-party applications or patents may conflict with the Company's issued patents or pending applications. Such conflict could result in a significant reduction of the coverage of the Company's issued or licensed patents. In addition, if patents are issued to other companies which contain blocking, dominating or conflicting claims and such claims are ultimately determined to be valid, the Company may be required to obtain licenses to these patents or to develop or obtain alternative technology. If any licenses are required, there can be no assurance that the Company will be able to obtain any such licenses on commercially favorable terms, if at all, and if these licenses are not obtained, the Company might be prevented from pursuing the development of certain of its potential products. The Company's failure to obtain a license to any technology that it may require to commercialize its products may have a material adverse impact on the Company's business, financial condition and results of operations.

  Litigation, which could result in substantial costs to the Company, may also be necessary to enforce any patents issued or licensed to the Company or to determine the scope and validity of the proprietary rights of others. In this connection, under the Abbreviated New Drug Application provisions of U.S. law, after four years from the date marketing approval is granted to the Company by the FDA for a patented drug, a generic drug company may submit an Abbreviated New Drug Application to the FDA to obtain approval to market in the U.S. a generic version of the drug patented by the Company. If approval is given to the generic drug company, the Company would be required to promptly initiate patent litigation to prevent the marketing of such a generic version prior to the normal expiration of the patent. There can be no assurance that the Company's issued or licensed patents would be held valid by a court of competent jurisdiction. In addition, if competitors of the Company file patent applications in the U.S. that claim technology also claimed by the Company, the Company may have to participate in interference proceedings to determine priority of invention. These proceedings, if initiated by the U.S. Patent and Trademark Office, could result in substantial cost to the Company, even if the eventual outcome is favorable to the Company. An adverse outcome with respect to a third party claim or in an interference proceeding could subject the Company to significant liabilities, require disputed rights to be licensed from third parties, or require the Company to cease using such technology, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

  CPI also relies on trade secrets to protect technology, especially where patent protection is not believed to be appropriate or obtainable or where patents have not issued. CPI attempts to protect its proprietary technology and processes, in part, by confidentiality agreements and assignment of invention agreements with its employees and confidentiality agreements with its consultants and certain contractors. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. Such trade secrets or other intellectual property of the Company, should they become known to its competitors, could result in a material adverse effect on the Company's business, financial condition and results of operations. To the extent that the Company or its consultants or research collaborators use intellectual property owned by others in their work for the Company, disputes may also arise as to the rights to related or resulting know-how and inventions.

COMPETITION

  The industry in which the Company competes is characterized by extensive research and development efforts and rapid technological progress. New developments occur and are expected to continue to occur at a rapid pace, and there can be no assurance that discoveries or commercial developments by the Company's competitors will not render some or all of the Company's potential products obsolete or non-competitive, which would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's competitive position also depends on its ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, implement development and marketing plans, obtain patent protection and secure adequate capital resources.

  In the fields of cancer therapy and the prevention of precancerous and cancerous lesions, other products are being developed that may compete directly with the products that the Company is seeking to develop and market. The Company is aware of clinical trials in which a number of pharmaceutical and nutritional agents are being examined for their potential usefulness in the treatment of precancerous lesions and cancer. These include studies of NSAID-like compounds, cyclooxygenase inhibitors, difluoromethylornithine ("DFMO") and natural nutrients in the treatment of APC and sporadic colonic polyps, studies of retinoids and DFMO in the treatment of cervical dysplasia and studies of tamoxifen for the prevention of breast cancer. Additional compounds being tested in various epithelial lesions include compounds related to aspirin, various vitamins and nutritional supplements, oltipraz, N-acetyl cysteine and compounds that interfere with hormone activities. The studies are being conducted by pharmaceutical and biotechnology companies, major academic institutions and government agencies. There are other agents, including certain prescription drugs, that have been observed to have an effect on ARE. Although the Company is not aware that any third party has demonstrated the preclinical utility of these compounds in the treatment of precancerous or cancerous lesions, there can be no assurance that such existing or new agents will not ultimately be found to be useful, and therefore competitive with any future products of the Company.

  Near-term competition from fully integrated and more established pharmaceutical and biotechnology companies is expected. Most of these companies have substantially greater financial, research and development, manufacturing and marketing experience and resources than the Company and represent substantial long-term competition for the Company. Such companies may succeed in discovering and developing pharmaceutical products more rapidly than the Company or pharmaceutical products that are safer, more effective or less costly than any that may be developed by the Company. Such companies also may be more successful than the Company in production and marketing. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and established biotechnology companies. Academic institutions, governmental agencies and other public and private research organizations also conduct clinical trials, seek patent protection and establish collaborative arrangements for the development of oncology products.

  CPI will face competition based on product efficacy and safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capability, reimbursement coverage, price and patent position. There can be no assurance that the Company's competitors will not develop more safe and effective products or obtain patent protection or intellectual property rights that limit the Company's ability to commercialize products that may be developed or commercialize products earlier than the Company. There can be no assurance that the Company's issued patents or pending patent applications, if issued, will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide proprietary protection or competitive advantage to the Company.

GOVERNMENT REGULATION

  The research, design, testing, manufacturing, labeling, marketing, distribution and advertising of products such as the Company's proposed products are subject to extensive regulation by governmental regulatory authorities in the U.S. and other countries. The drug development and approval process is generally lengthy, expensive and subject to unanticipated delays. The FDA and comparable agencies in foreign countries impose substantial requirements on the introduction of new pharmaceutical products through lengthy and detailed preclinical and clinical testing procedures, sampling activities and other costly and time-consuming compliance procedures. A new drug may not be marketed in the U.S. until it has undergone rigorous testing and has been approved by the FDA. The drug may then be marketed only for the specific indications, uses, formulation, dosage forms and strengths approved by the FDA. Similar requirements are imposed by foreign regulators upon the marketing of a new drug in their respective countries. Satisfaction of such regulatory requirements, which includes demonstrating to the satisfaction of the FDA that the relevant product is both safe and effective, typically takes several years or more depending upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Preclinical studies must be conducted in conformance with the FDA's cGLP regulations. The Company's compounds require extensive clinical trials and FDA review as new drugs. Clinical trials are vigorously regulated and must meet requirements for FDA review and oversight and requirements under cGCP guidelines. There can be no assurance that the Company will not encounter problems in clinical trials which would cause the Company or the FDA to delay or suspend clinical trials. Any such delay or suspension could have a material adverse effect on the Company's business, financial condition and results of operations.

  The steps required before a drug may be marketed in the U.S. include: (i) preclinical laboratory and animal tests; (ii) submission to the FDA of an application for an IND exemption, which must become effective before human clinical trials may commence; (iii) human clinical trials to establish the safety and efficacy of the drug; (iv) submission of a detailed NDA to the FDA; and (v) FDA approval of the NDA. In addition to obtaining FDA approval for each product, each domestic establishment where the drug is to be manufactured must be registered with the FDA. Domestic manufacturing establishments must comply with cGMP regulations and are subject to periodic inspections by the FDA. Foreign manufacturing establishments manufacturing drugs intended for sale in the U.S. also must comply with cGMP regulations and are subject to periodic inspection by the FDA or by local authorities under agreement with the FDA.

  Preclinical tests include laboratory evaluation of product chemistry and animal studies to assess the metabolic and pharmacologic activity and potential safety and efficacy of the product. Preclinical tests must be conducted by laboratories that comply with FDA regulations regarding cGLP. The results of preclinical tests are submitted to the FDA as part of an IND, which must become effective before the sponsor may conduct clinical trials in human subjects. Unless the FDA objects to an IND, the IND becomes effective 30 days following its receipt by the FDA. There is no certainty that submission of an IND will result in FDA authorization of the commencement of clinical trials.

  Clinical trials involve the administration of the investigational drug to patients. Every clinical trial must be conducted under the review and oversight of an institutional review board ("IRB") at each institution participating in the trial. The IRB evaluates, among other things, ethical factors, the safety of human subjects and the possible liability of the institution. Clinical trials typically are conducted in three phases, which generally are conducted sequentially, but which may overlap. Clinical trials test for efficacy and safety, side effects, dosage, tolerance, metabolism and clinical pharmacology. Phase I tests involve the initial introduction of the drug to a small group of subjects to test for safety, dosage tolerance, pharmacology and metabolism. Phase II trials involve a larger but still limited patient population to determine the efficacy of the drug for specific indications, to determine optimal dosage and to identify possible side effects and safety risks. If a drug appears to be efficacious in Phase II evaluations, larger-scale Phase III trials are undertaken to evaluate the safety and effectiveness of the drug, usually, though not necessarily, in comparison with a placebo or an existing treatment. There can be no assurance, however, that Phase I, Phase II or Phase III testing will be completed successfully within any specified time period, if at all. Furthermore, the FDA may suspend clinical trials at any time if it decides that patients are being exposed to a significant health risk.

  The results of the preclinical studies and clinical trials are submitted to the FDA as part of an NDA for approval of the marketing of the drug. The NDA also includes information pertaining to the chemistry, formulation and manufacture of the drug and each component of the final product, as well as details relating to the sponsoring company. The NDA review process takes from one to two years on average to complete, although reviews of treatments for cancer and other life-threatening diseases may be accelerated. However, the process may take substantially longer if the FDA has questions or concerns about a product. In general, the FDA requires at least two adequate and well-controlled clinical studies demonstrating efficacy in order to approve an NDA. The FDA may, however, request additional information, such as long-term toxicity studies or other studies relating to product safety. Notwithstanding the submission of such data, the FDA ultimately may decide that the application does not satisfy its regulatory criteria for approval. Finally, the FDA may require additional clinical tests following NDA approval.

  There can be no assurance that the drugs the Company is seeking to develop will prove to be safe and effective in treating or preventing cancer. The development of such drugs will require the commitment of substantial resources to conduct the preclinical development and clinical trials necessary to bring such compounds to market. Drug research and development by its nature is uncertain. There is a risk of delay or failure at any stage, and the time required and cost involved in successfully accomplishing the Company's objectives cannot be predicted. Actual drug research and development costs could exceed budgeted amounts, which could have a material adverse effect on the Company's business, financial condition and results of operations.

  CPI cannot predict when, if ever, it might submit for regulatory review additional compounds currently under development. Once the Company submits its potential products for review, there can be no assurance that the FDA or other regulatory approvals for any pharmaceutical products developed by CPI will be granted on a timely basis, if at all. The FDA and comparable agencies in foreign countries impose substantial requirements on the introduction of new pharmaceutical products through lengthy and detailed preclinical and clinical testing procedures, sampling activities and other costly and time-consuming compliance procedures. Clinical trials are vigorously regulated and must meet requirements for FDA review and oversight and requirements under cGCP guidelines. A new drug may not be marketed in the U.S. until it has been approved by the FDA. There also can be no assurance that the Company will not encounter delays or rejections that the FDA will not make policy changes during the period of product development and FDA regulatory review of each submitted NDA. A delay in obtaining or failure to obtain such approvals would have a material adverse effect on the Company's business, financial condition and results of operations. Even if regulatory approval is obtained, it would be limited as to the indicated uses for which the product may be promoted or marketed. A marketed product, its manufacturer and the facilities in which it is manufactured are subject to continual review and periodic inspections. If marketing approval is granted, the Company would be required to comply with FDA requirements for manufacturing, labeling, advertising, record keeping and reporting of adverse experiences and other information. In addition, the Company would be required to comply with federal and state anti-kickback and other health care fraud and abuse laws that pertain to the marketing of pharmaceuticals. Failure to comply with regulatory requirements and other factors could subject CPI to regulatory or judicial enforcement actions, including, but not limited to, product recalls or seizures, injunctions, withdrawal of the product from the market, civil penalties, criminal prosecution, refusals to approve new products and withdrawal of existing approvals, as well as enhanced product liability exposure, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Sales of the Company's products outside the U.S. will be subject to foreign regulatory requirements governing clinical trials, marketing approval, manufacturing and pricing. Non-compliance with these requirements could result in enforcement actions and penalties or could delay introduction of the Company's products in certain countries.

  The Company's current clinical trial strategy for the development of drugs for the prevention of precancerous lesions assumes that the FDA will accept reduction in the formation of precancerous lesions as an endpoint for precancer trials. To date, the FDA has not approved any chemoprevention compounds and there can be no assurance that the FDA will approve such compounds in the future. Should the FDA require CPI to demonstrate the efficacy of FGN-1 in the reduction of certain cancers or in overall mortality rates resulting from certain cancers, the Company's clinical trial strategy would be materially and adversely affected, as significant additional time and funding would be required to demonstrate such efficacy. There can be no assurance that CPI will be able to successfully develop a safe and efficacious chemoprevention product or that such product will be commercially viable or will achieve market acceptance.

  In 1988 and again in 1992, the FDA issued regulations intended to expedite the development, evaluation and marketing of new therapeutic products to treat life-threatening and severely debilitating illnesses for which no satisfactory alternative therapies exist. One program under these regulations provides for early consultation between the sponsor and the FDA in the design of both preclinical studies and clinical trials. Another program provides for accelerated approval based on a surrogate endpoint. There can be no assurance, however, that any future products the Company may develop will be eligible for evaluation by the FDA under these regulations. In addition, there can be no assurance that FGN-1 or any future products the Company may develop, if eligible for these programs, will be approved for marketing sooner than would be traditionally expected. Regulatory approval granted under these regulations may be restricted by the FDA as necessary to ensure the safe use of the drug. In addition, post-marketing clinical studies may be required. If FGN-1 or any future products of the Company do not perform satisfactorily in such post-marketing clinical studies, they would likely be required to be withdrawn from the market.

  The Company has obtained Orphan Drug status for FGN-1 for the treatment of APC. Although Orphan Drug status may provide an applicant exclusive marketing rights in the U.S. for a designated indication for seven years following marketing approval, in order to obtain such benefits, the applicant must be the sponsor of the first NDA approved for that drug and indication. Moreover, amendment of the Orphan Drug Act by the U.S. Congress and reinterpretation by the FDA are frequently discussed. Therefore, there can be no assurance as to the precise scope of protection that may be afforded by Orphan Drug status in the future, or that the current level of exclusivity will remain in effect.

  In most cases, pharmaceutical companies rely on patents to provide market exclusivity for the periods covered by the patents. See "Business--Patents and Proprietary Technology." In the U.S., the Drug Price Competition and Patent Term Restoration Act of 1984 (the "Hatch-Waxman Act") permits an extension of patents in certain cases to compensate for patent time expended during clinical development and FDA review of a drug. In addition, the Hatch-Waxman Act establishes a period of market exclusivity, independent of any patents, during which the FDA may not accept or approve abbreviated applications for generic versions of the drug from other sponsors, although the FDA may accept and approve subsequent long-form applications for the drug. The applicable period of market exclusivity for a drug containing an active ingredient not previously approved is five years. There is no assurance that all or any of the Company's products, if approved, will receive market exclusivity under the Hatch-Waxman Act. Failure to receive such exclusivity could have an adverse effect on the Company's business, financial condition and results of operations.

  Among the requirements for product approval is the requirement that prospective manufacturers conform to the FDA's cGMP standards, which also must be observed at all times following approval. Accordingly, manufacturers must continue to expend time, money and effort in production, record keeping and quality control to ensure compliance with cGMP standards. Failure to so comply subjects the manufacturer to possible FDA action, such as the suspension of manufacturing or seizure of the product. The FDA may also request a voluntary recall of a product.

  Health care reform legislation, if enacted, could result in significant change in the financing and regulation of the health care business. In addition, legislation affecting coverage and reimbursement under Medicare, Medicaid and other government medical assistance programs has been enacted from time to time. The Company is unable to predict whether such legislation will be enacted in the future or, if enacted, the effect of such legislation on the future operation of the Company's business. Changes adversely affecting drug pricing, drug reimbursement, and prescription benefits, among other changes, could have a materially adverse effect on the Company's business, financial condition and results of operations.

MANUFACTURING

  The Company currently has no manufacturing facilities for clinical or commercial production of any of its compounds under development. The Company is currently relying on third-party manufacturers to produce its compounds for research and clinical purposes. Therefore, CPI will need to develop its own facilities or contract with third-parties for the manufacture of products, if any, that it may develop for its own account or in connection with collaborative arrangements in which it has retained manufacturing rights.

  The Company is working with Zambon, an Italian manufacturer of pharmaceutical chemicals, for the supply of FGN-1 in bulk form. In its most recent FDA inspection, this manufacturer was found to adhere to cGMP regulations. Zambon is one of the largest manufacturers of generic sulindac. Several batches of FGN-1 drug substance, the manufacturing process of which is similar to that of sulindac, have been delivered by the manufacturer to CPI at a scale suitable for commercial use and are currently being used in the Company's pivotal Phase III APC study. Zambon has the capacity to supply the Company's current and foreseeable future requirements for FGN-1 and is currently in discussions with CPI to provide for the long-term supply of FGN-1.

  The Company is also working with Ohm, a U.S.-based contract manufacturer, to manufacture FGN-1 in its final pharmaceutical dosage form. Manufacturing methods have been transferred to and developed with this contractor. Capsules used in the current pivotal Phase III APC study are made by this manufacturer at a scale suitable for commercialization, substantially reducing the need for further bioequivalency studies. At this time, the Company is negotiating a formal, commercial supply agreement with this manufacturer.

MARKETING AND SALES

  The Company has to date retained all rights to FGN-1 and its other compounds and plans to establish its own sales, marketing and distribution organization. The Company plans to promote FGN-1, if approved for sale, primarily to the gastroenterologists and other physicians who manage patients with APC, sporadic adenomatous colonic polyps and Barrett's Esophagus. These initial markets are treated by approximately 10,500 physicians, a relatively small target audience. If the Company receives additional FDA approvals for FGN-1, CPI may expand its sales and marketing team to reach other targeted groups of physicians. Target groups would include the approximately 10,000 urologists who manage most prostate cancer patients and the approximately 5,500 oncologists who manage cancer therapy patients.

  Certain indications, based on their treatment by a large number of physicians, require an extensive sales force to sufficiently reach the appropriate physician groups. Cervical dysplasia, for example, is treated by approximately 36,000 gynecologists. To reach these more extensive physician groups, the Company may, if appropriate, enter into co-marketing agreements with pharmaceutical or biotechnology companies.

  The Company anticipates marketing its products in Europe by entering into strategic alliance agreements with established sales organizations located in such markets, and the Company is currently in preliminary discussions with several such parties. In Japan and other Pacific Rim countries the Company is seeking marketing partners to assist in local clinical trials, regulatory filings, and marketing, sales and distribution. See "Risk Factors--Absence of Sales and Marketing Experience, Dependence on Third Parties."

EMPLOYEES

  As of September 15, 1997, the Company employed 27 persons full-time. CPI places an emphasis on obtaining the highest available quality of staff. None of the Company's employees is covered by collective bargaining arrangements and management considers relations with its employees to be good.

FACILITIES

  The Company leases approximately 40,000 square feet of space in Horsham, Pennsylvania. This lease expires in 2007. The Company has an option exercisable until March 31, 1998 to purchase this facility for $3.4 million and is evaluating financing alternatives in order to determine whether to exercise this option. The Company is currently occupying approximately 15,000 square feet of existing office space while renovating the remaining 25,000 square feet to include approximately 10,000 square feet of laboratory space and 15,000 square feet of office, warehouse and mechanical space. The Company also leases approximately 7,900 square feet in Aurora, Colorado, half of which is laboratory space and half of which is office space. This lease expires in March 1999. Upon completion of renovations in Horsham, Pennsylvania, the Company will discontinue all operations in the Aurora facility and consolidate into the Horsham site.

LEGAL PROCEEDINGS

  CPI is not a party to any legal proceedings.

                                  MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

  The executive officers, directors and key employees of the Company are as follows:

                EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

        NAME                        AGE POSITION
        ----                        --- --------
Robert J. Towarnicki..............   46 Director; Chief Executive Officer
Christopher J. Blaxland...........   56 Director; President
Rifat Pamukcu, M.D. ..............   40 Chief Scientific Officer; Senior Vice President--Research
                                        and Development
Richard H. Troy...................   60 Director; Vice President--Finance, Law and Administration;
                                        Corporate Secretary
William A. Boeger(1)(2)...........   48 Chairman of the Board of Directors
Thomas M. Gibson(2)...............   70 Director
Roger J. Quy, Ph.D.(1) ...........   46 Director
Peter G. Schiff(1)................   45 Director
Randall M. Toig, M.D. ............   46 Director
Kerstin B. Menander, M.D., Ph.D ..   60 Vice President, Medical Affairs
Gary A. Piazza, Ph.D. ............   38 Senior Director of Biology

--------
(1) Member of the Compensation and Stock Option Committee.
(2) Member of the Audit Committee.

EXECUTIVE OFFICERS AND DIRECTORS

ROBERT J. TOWARNICKI has served as Chief Executive Officer and a Director of the Company since October 1996. Prior to joining the Company, from 1992 to 1996 he served as President, Chief Operating Officer, a Director and most recently as Executive Vice President of Integra LifeSciences Corporation, which is the publicly held parent firm for a group of biotechnology and medical device companies including Collatech, Inc., ABS LifeSciences Inc., Telios Pharmaceuticals, Inc. and Vitaphore Corporation. In addition, from 1991 to 1992, he served as Founder, President and Chief Executive Officer of MediRel, Inc. From 1989 to 1991 he was General Manager of Focus/MRL, Inc. from 1985 to 1989 he was Vice President of Development and Operations for Collagen Corporation and from 1974 to 1985 he held a variety of operations management positions at Pfizer, Inc. and Merck & Co., Inc. Mr. Towarnicki was a Ph.D. candidate in Pharmaceutical Chemistry at Temple University School of Pharmacy and received his M.S. and B.S. degrees from Villanova University.

CHRISTOPHER J. BLAXLAND has served as President and a Director of the Company since September 1993. Prior to joining the Company, from 1992 to 1993 he headed the Pharmaceutical Group of Greenwich Pharmaceuticals, Inc., where he was responsible for establishing and leading that company's commercial activities, including Phase III development, regulatory affairs, medical affairs, sales and marketing, manufacturing and quality control. Prior to 1992 he held executive positions with SmithKline Beecham plc for 21 years, serving in regulatory, commercial development, sales marketing and general management positions in Australia, Korea, The Netherlands and the U.S. Mr. Blaxland graduated from the Veterinary School at the University of Sydney, Australia.

RIFAT PAMUKCU, M.D. is the Company's Chief Scientific Officer and Senior Vice President, Research and Development. Dr. Pamukcu is a co-founder of the Company. Prior to joining the Company, from 1989 to March 1993, he was Assistant Professor of Medicine at the University of Cincinnati and co-chair of the Company's SAB. He continued as an Adjunct Assistant Professor of Medicine at the University of Cincinnati from 1993 to 1995. He was a postdoctoral fellow from 1986 to 1989 in the

Division of Gastroenterology at the University of Chicago. Dr. Pamukcu received a B.A. in Biology from Johns Hopkins University in 1979 and an M.D. degree from the University of Wisconsin School of Medicine in 1983.

RICHARD H. TROY has served as Vice President of Finance, Law and Administration, Corporate Secretary and a Director of the Company since January 1993. He has been an advisor to the Company since its inception, and he is a director and President of FGN, Inc., the predecessor partnership's first general partner and a principal stockholder of the Company. Prior to joining the Company, from 1990 to 1992, he served as Vice President and Associate General Counsel of UST, Inc. Prior to that, from 1973 to 1990, he worked at Combustion Engineering, Inc., most recently as Vice President and Deputy General Counsel, and from 1964 to 1973, he practiced law with the firm of Shearman & Sterling in New York City. Mr. Troy received a B.A. in Philosophy from Georgetown University in 1959, studied at the Ludwig-Maximilians-Universitat in Munich in 1959-60, and received a LL.B. degree from Harvard Law School in 1963.

WILLIAM A. BOEGER has served as Chairman of the Board of Directors of the Company since September 1996 and has served as a Director since December 1992. Since 1993 he also has been Chairman of the Board of Calypte Biomedical Corporation; he also served as President and Chief Executive Officer of Calypte Biomedical Corporation from 1993 to 1995. In addition, Mr. Boeger is Chief Executive Officer of Pepgen Corporation. Since 1986 he has been Managing General Partner of Quest Ventures II, a venture capital company that he founded. From 1981 to 1986 Mr. Boeger was employed by Continental Capital Ventures, a publicly-traded venture capital fund, where he attained the position of General Partner. Mr. Boeger received a B.S., with an emphasis in Psychobiology, from Williams College in 1972 and an M.B.A. from the Harvard Business School.

THOMAS M. GIBSON has served as a Director of the Company since August 1996. He is also President of Jupiter Electric Company, Inc. and President of Integrated Technologies Development Corporation. Prior to joining the Company's Board of Directors, from 1965 to 1990 he was associated with Gibson Electric Company, Inc., where he attained the position of Chief Executive Officer. In addition, in the early 1980s he co-founded Gibson Information Systems, a data service bureau. Mr. Gibson attended Culver Military Academy, the University of Arizona and University of Illinois.

ROGER J. QUY, PH.D. has served as a Director of the Company since December 1992. He has been with Technology Partners, a venture capital company, since 1989. From 1982 to 1989, Dr. Quy held various management positions with the Hewlett-Packard Company. Dr. Quy received his undergraduate degree with a major in Psychology and Law and a Doctorate in Neuroscience from the University of Keele, England, and an M.B.A. from the Haas School of Business, University of California, Berkeley.

PETER G. SCHIFF has served as a Director of the Company since December 1992. He is the President and founder of Northwood Ventures LLC, a firm specializing in venture capital and leveraged buyouts, President of Northwood Capital Partners LLC, and Managing General Partner of Rabbit Hollow Partners. Prior to founding Northwood Ventures LLC in 1983, Mr. Schiff worked for E.M. Warburg, Pincus & Co., Inc. from 1980 to 1983, and at Chemical Bank from 1976 to 1980. Mr. Schiff received a B.A. from Lake Forest College in 1974 and an M.B.A. from the University of Chicago's Graduate School of Business in 1976.

RANDALL M. TOIG, M.D. has served as a Director of the Company since November 1994. He is Associate of Clinical Obstetrics and Gynecology in the Department of Obstetrics and Gynecology at both the Northwestern University Hospital and the Northwestern University Medical School. He is also in private medical practice in Chicago, Illinois and is a Fellow at the American College of Obstetrics and Gynecology. Dr. Toig received a B.S. in Zoology and Anthropology from the University of Michigan in 1972 and an M.D. from the University of Pittsburgh School of Medicine in 1977.

KEY EMPLOYEES

KERSTIN B. MENANDER, M.D., PH.D. has served as Vice President of Medical Affairs at the Company since January 1997. Prior to joining the Company, she held senior positions at large pharmaceutical companies such as Syntex Corporation and Abbott Laboratories as well as at smaller companies. She has conducted basic research within the area of histopathology and held a position as Associate Professor in the Department of Histology at the University of Lund, Sweden. Dr. Menander received her M.D. and Ph.D. degrees from the University of Lund, Sweden, in 1972 and 1969, respectively.

GARY A. PIAZZA, PH.D. has been the Company's Senior Director of Biology, responsible for preclinical efficacy testing of new compounds since January 1994. Prior to joining the Company, from 1989 to 1993 he was a Staff Scientist for The Procter & Gamble Company. From 1987 to 1989, he was a Research Assistant Oncologist at Brown University/Rhode Island Hospital in the departments of Pathology and Medical Oncology. From 1985 to 1987, he was a Research Fellow in the Department of Pharmacology at The Fox Chase Cancer Center in Philadelphia where he received specialized training in cancer cell biology. Dr. Piazza received his Ph.D. in Pharmacology from the University of Alabama at Birmingham in 1985.

COMMITTEES

  The Compensation and Stock Option Committee (the "Compensation Committee") consists of Messrs. Boeger, Quy and Schiff. The Compensation Committee administers the Company's 1993 Stock Option Plan and 1995 Stock Award Plan and makes awards thereunder. The Compensation Committee also determines the compensation of the elected officers of the Company.

  The Audit Committee consists of Messrs. Boeger and Gibson. The Audit Committee makes recommendations to the Board of Directors regarding the engagement of the Company's independent certified public accountants and the review of the scope and effect of the audit engagement.

DIRECTORS' COMPENSATION

  The Company's Directors do not currently receive any compensation for service on the Board of Directors or any committee thereof. See "Management-- Employee Benefit Plans." Directors are reimbursed for certain expenses in connection with attendance at Board and committee meetings.

EMPLOYMENT AGREEMENTS

  In October 1996, the Company entered into an employment agreement with Robert J. Towarnicki providing for annual compensation of $175,000 and up to $35,000 as an annual bonus, an option to purchase up to 96,381 shares of Common Stock at $0.91 per share subject to a four-year vesting schedule, certain relocation expenses and a severance payment equal to six months of salary and vesting of at least 48,190 options in the event of termination without cause. On July 23, 1997, the Company's Board of Directors increased Mr. Towarnicki's annual salary to $195,000, effective as of January 1, 1998.

  In September 1993, the Company entered into an employment agreement with Christopher J. Blaxland providing for annual compensation of $150,000, to increase by $25,000 upon the Company's completion of a $5 million financing, and up to 25% of base compensation in annual bonus, an option to purchase up to 59,949 shares of Common Stock subject to a four-year vesting schedule, certain relocation expenses, a severance payment equal to twelve months of salary and group insurance programs in the event of termination by the Company without cause or termination by Mr. Blaxland for good reason. As of 1997, the Company had increased Mr. Blaxland's annual compensation to $165,000, and on July 23, 1997, the Company's Board of Directors increased Mr. Blaxland's annual salary to $175,000, effective as of January 1, 1998.

  In February 1993, the Company entered into an employment agreement with Rifat Pamukcu providing for annual compensation of $110,000 and up to $30,000 as an annual bonus, certain relocation expenses and a severance payment equal to nine months of salary in the event of involuntary termination or termination by Dr. Pamukcu for good reason. As of 1997, the Company had increased Dr. Pamukcu's annual compensation to $145,000, and on July 23, 1997, the Company's Board of Directors increased Dr. Pamukcu's annual salary to $175,000, effective as of January 1, 1998.

  In January 1993, the Company entered into a memorandum of employment with Richard H. Troy providing for annual compensation of $110,000, to increase by $50,000 upon the Company's initial public offering, up to $30,000 as an annual bonus, and a severance payment equal to six months of salary and benefits in the event of termination without cause or termination by Mr. Troy for good reason. As of 1997, the Company had increased Mr. Troy's annual compensation to $140,000, and on July 23, 1997, the Company's Board of Directors increased Mr. Troy's annual salary to $160,000, effective as of January 1, 1998.

EXECUTIVE COMPENSATION

  The following table sets forth the compensation earned by the Company's Chief Executive Officer and the three other highly compensated executive officers whose total annual salary and bonus exceeded $100,000 for services rendered to the Company during the fiscal year ended December 31, 1996 (collectively, the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                LONG TERM
                               ANNUAL COMPENSATION         COMPENSATION AWARDS
                             -----------------------    -------------------------
                                                                      SECURITIES
                                                         STOCK        UNDERLYING
NAME AND PRINCIPAL POSITION    SALARY        BONUS       AWARDS         OPTIONS
---------------------------  ----------    ---------    ----------    -----------
Robert J. Towarnicki(1)...   $   32,532(1) $     --     $      --          96,381
 Chief Executive Officer

Floyd G. Nichols(1).......       79,519(1)    25,000(2)     12,800(3)         --
 Chief Executive Officer

Christopher J. Blaxland...      165,000       25,000(2)     12,800(3)      33,045
 President

Rifat Pamukcu, M.D. ......      145,000       25,000(2)     12,800(3)      33,045
 Chief Scientific Officer;
 Senior Vice President,
 Research and Development

Richard H. Troy...........      140,000       25,000(2)     12,800(3)      27,537
 Vice President, Finance,
 Law and Administration;
 Corporate Secretary

--------
(1) Floyd G. Nichols served as Chief Executive Officer of the Company until his death in May 1996. Robert J. Towarnicki began serving as Chief Executive Officer of the Company in October 1996.
(2) In February 1996, the Compensation Committee awarded bonuses of $25,000 in cash to each of Floyd G. Nichols, Christopher J. Blaxland, Rifat Pamukcu and Richard H. Troy with respect to services rendered during the 1993-1995 period.
(3) In February 1996, the Compensation Committee, pursuant to the 1995 Stock Award Plan, awarded 22,030 shares of the Company's Common Stock with determined fair market value of $0.58 per share to each of Floyd G. Nichols, Christopher J. Blaxland, Rifat Pamukcu and Richard H. Troy with respect to services rendered during the 1993-1995 period.

EMPLOYEE BENEFIT PLANS

  By actions of September 13, 1993, October 1, 1993 and March 9, 1994, the Board of Directors of the Company adopted and amended a stock option plan (the "1993 Stock Option Plan"), which was approved by vote of the stockholders at the annual meeting of stockholders held on April 6, 1994. The 1993 Stock Option Plan authorizes the Company to grant to eligible employees, directors and consultants of the Company, as determined by the Company's Compensation Committee, options to purchase shares of the Company's Common Stock. On July 23, 1997, the Board of Directors amended the 1993 Stock Option Plan to increase from 468,139 to 1,294,266 the number of shares of the Company's Common Stock authorized for issuance under the 1993 Stock Option Plan. As of September 30, 1997, the Company had granted, pursuant to its 1993 Stock Option Plan, options for a total of 576,248 shares of Common Stock, of which 260,831 have been exercised and 33,867 have been forfeited. The 1993 Stock Option Plan provides for options that qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, as well as non-statutory stock options. The exercise price for any option granted pursuant to the 1993 Stock Option Plan may not be less than 100% of the fair market value of the Common Stock on the date of the grant of such option. The 1993 Stock Option Plan provides that in the event of a merger, consolidation or disposition of substantially all assets, or the acquisition of 20% or more of the Company's voting stock by any person under certain circumstances, or a change in a majority of the Company's directors under certain circumstances in any two year period, then all unexercised options shall become exercisable and the Compensation Committee shall make provision for the cancellation of unexercised options in exchange for a cash payment of not less than the excess of the fair market value of the Company's Common Stock over the exercise price of such option.

  In November 1995, the Board of Directors of the Company adopted a stock award plan (the "1995 Stock Award Plan"). The 1995 Stock Award Plan allows the Company to award Common Stock to certain employees, directors and consultants, as determined by the Company's Compensation Committee, in consideration for their performing services for the Company. As of September 1997, the Company had made awards of an aggregate of 101,888 shares of stock pursuant to the 1995 Stock Award Plan to Christopher J. Blaxland, Floyd G. Nichols, Rifat Pamukcu, Richard H. Troy and certain other employees.

  The following table sets forth each grant of stock options made during the year ended December 31, 1996 to each of the Named Executive Officers:

                       OPTION GRANTS IN FISCAL YEAR 1996

                                                                                 POTENTIAL REALIZABLE
                                                                                   VALUE AT ASSUMED
                                      PERCENT OF                                ANNUAL RATES OF STOCK
                                     TOTAL OPTIONS EXERCISE                     PRICE APPRECIATION FOR
                         NUMBER OF    GRANTED TO    OR BASE                        OPTION TERMS(2)
                          OPTIONS    EMPLOYEES IN    PRICE                      ----------------------
          NAME            GRANTED     FISCAL YEAR  ($/SHARE) EXPIRATION DATE(1)     5%         10%
          ----           ---------   ------------- --------- ------------------ ---------- -----------
Robert Towarnicki(3)....  96,381(4)      33.5%       $0.91   October 24, 2006   $   55,025 $   139,450
Floyd G. Nichols........     --           --           --              --              --          --
Christopher
 Blaxland(3)............  33,045(5)      11.5         0.58   May 2, 2006            12,075      30,600
Rifat Pamukcu(3)........  33,045(5)      11.5         0.58   May 2, 2006            12,075      30,600
Richard H. Troy(3)......  27,537(5)       9.6         0.58   May 2, 2006            10,000      25,500

--------
(1) The standard options granted pursuant to the 1993 Stock Option Plan expire ten years after date of grant.
(2) The potential realizable value is calculated assuming that the fair market value of Common Stock on the date of the grant as determined by the Board appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the Common Stock received therefor is sold on the last day of the term of the option for the appreciated price. The 5% and 10% rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future increases in the price of its Common Stock.
(3) In July 1997, the Company granted options to purchase 55,075 shares of Common Stock to Robert J. Towarnicki, options to purchase 5,507 shares of Common Stock to Christopher J. Blaxland, options to purchase 13,768 shares of Common Stock to Rifat Pamukcu and options to purchase 5,507 shares of Common Stock to Richard H. Troy. All of the above options to purchase Common Stock are exercisable at a price of $6.72 per share.
(4) 24,095 shares vest upon first anniversary of grant; 2,008 vest monthly between November 30, 1997 and September 30, 2000; and 2,004 vest on October 31, 2000.
(5) Twenty-five percent of the total options granted vest upon each anniversary of grant over four years.

  The following table sets forth information with respect to (i) the exercise of stock options by the Named Executive Officers during the fiscal year ended December 31, 1996, (ii) the number of unexercised options held by the Named Executive Officers as of December 31, 1996 and (iii) the value of unexercised in-the-money options as of December 31, 1996:

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

                                                                        VALUE OF
                                                      NUMBER OF       UNEXERCISED
                                                     UNEXERCISED      IN-THE-MONEY
                                                      OPTIONS AT        OPTIONS
                                                    DEC. 31, 1996   AT DEC. 31, 1996
                         SHARES ACQUIRED  VALUE      EXERCISABLE/     EXERCISABLE/
          NAME            ON EXERCISE    REALIZED  UNEXERCISABLE(1) UNEXERCISABLE(2)
          ----           --------------- --------  ---------------- ----------------
Robert J. Towarnicki....        --         --         96,381/--             --/--
Floyd G. Nichols........        --         --             --/--             --/--
Christopher J.
 Blaxland...............     59,949(3)     -- (4)     33,045/--        $10,800/--
Rifat Pamukcu...........        --         --         33,045/--         10,800/--
Richard H. Troy.........     27,537(5)     -- (6)         --/--             --/--

--------
(1) All options are subject to vesting; however, early exercise is possible with portions thereof remaining subject to a repurchase option of the Company.
(2) To date, all options have been granted at exercise prices equal to the then-current estimated fair market value; the estimated fair market value at December 31, 1996 was $0.91.
(3) Includes 15,145 shares that were subject to a repurchase option on behalf of the Company as of December 31, 1996.
(4) Granted on September 13, 1993, with an exercise price of $0.58 per share; exercised on April 6, 1996, a time during which the Company's Board of Directors determined the fair market value to be $0.58 per share.
(5) All 27,537 shares were subject to a repurchase option of the Company as of December 31, 1996.
(6) Granted and exercised on May 3, 1996, with an exercise price of $0.58 per share at estimated fair market value.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Bylaws provide that the Company will indemnify its directors, officers, employees and agents to the fullest extent permitted by Delaware law. In addition, the Company's Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty to the Company and its stockholders. This provision of the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and the Company, for improper distributions to stockholders and for improper loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

  The indemnification provisions in the Company's Bylaws permit indemnification for certain liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  There is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                             CERTAIN TRANSACTIONS

FIRST ROUND OF SERIES E PREFERRED

  Between April 1994 and July 1994, the Company sold to institutional investors and accredited investors a total of 298,925 shares of Series E Convertible Preferred Stock ("Series E Preferred") at a price of $7.44 per share and warrants to purchase an additional 10,335 shares of Series E Preferred at $7.44 per share in a first round of financing of Series E Preferred. In August 1995, in connection with repricing the Series E Preferred to $5.72 per share, the Company's Board of Directors authorized the issuance of additional Series E Preferred. In conjunction with this new price, the Company issued 90,158 shares of Series E Preferred and 3,113 warrants to purchase Series E Preferred to the previous holders of Series E Preferred. Certain directors, executive officers and five percent stockholders purchased Series E Preferred and warrants to purchase Series E Preferred in the first round of financing of Series E Preferred, as follows: FGN, Inc., which is a holder of more than five percent of the Company's voting stock and a Director and the President of which is Richard H. Troy, a Director, the Vice President, Law, Finance and Administration and Corporate Secretary of the Company, purchased 7,168 shares of Series E Preferred; the Thomas M. Gibson Trust established by Thomas M. Gibson, a Director of the Company, purchased a total of 524 shares of Series E Preferred; Quest Ventures II and Quest Ventures International, entities in which William A. Boeger, a Director of the Company, is a general manager, purchased a total of 27,519 shares of Series E Preferred and warrants to purchase Series E Preferred; Randall M. Toig, a Director of the Company, purchased 3,584 shares of Series E Preferred; Richard H. Troy, a Director, the Vice President, Law, Finance and Administration and the Corporate Secretary of the Company, purchased 2,581 shares of Series E Preferred and warrants to purchase Series E Preferred; Technology Partners, which is a holder of more than five percent of the Company's voting stock and a general manager of which is Roger J. Quy, a Director of the Company, purchased 92,597 shares of Series E Preferred and warrants to purchase Series E Preferred; Rabbit Hollow Partners, the Managing General Partner of which is Peter G. Schiff, a Director of the Company, purchased 18,121 shares of Series E Preferred; and Northwood Ventures LLC, which is a holder of more than five percent of the Company's voting stock and the President of which is Peter G. Schiff, a Director of the Company, purchased 73,993 shares of Series E Preferred and warrants to purchase Series E Preferred.

BRIDGE LOAN AND SECOND ROUND OF SERIES E PREFERRED

  The Company commenced the second round of Series E Preferred financing between June and August 1995, when the Company received a bridge loan of $791,000 from certain of its stockholders and issued convertible promissory notes with an annual interest rate of 9% to such stockholders. Certain directors, executive officers and five percent stockholders participated in the bridge loan, as follows: Floyd G. Nichols, who was a Director and the Company's Chief Executive Officer, purchased a $50,000 convertible promissory note; Northwood Ventures LLC, the President of which is Peter G. Schiff, a Director of the Company, purchased a $200,000 convertible promissory note; Quest Ventures II, a general manager of which is William A. Boeger, a Director of the Company, purchased a $50,000 convertible promissory note; and Technology Partners West Fund IV, a general manager of which is Roger J. Quy, a Director of the Company, purchased a $90,000 convertible promissory note. The Company converted the bridge loan's principal and interest into 139,688 shares of Series E Preferred and warrants to purchase an additional 69,146 shares of Series E Preferred in August 1995.

  Between August 1995 and May 1996, the Company issued 1,243,296 shares of Series E Preferred and warrants to purchase an additional 116,147 shares of Series E Preferred at $5.72 per share, which includes those issued in converting the bridge loan. Certain directors, executive officers and five percent stockholders purchased Series E Preferred in the conversion of the bridge loan and the second round of financing of Series E Preferred, as follows: Floyd G. Nichols, who was a Director and the Company's Chief Executive Officer, purchased 9,691 shares of Series E Preferred and warrants to purchase Series E Preferred; Northwood Ventures LLC, the President of which is Peter G. Schiff, a Director of the Company, purchased 81,065 shares of Series E Preferred and warrants to purchase Series E Preferred; Northwood Capital Partners LLC, the President of which is Peter G. Schiff, a Director of the Company, purchased 45,461 shares of Series E Preferred; Technology Partners West Fund IV, a general manager of which is Roger J. Quy, a Director of the Company, purchased 83,206 shares of Series E Preferred and warrants to purchase Series E Preferred; and Thomas M. Gibson, a Director of the Company, and the Thomas M. Gibson Trust purchased a total of 17,484 shares of Series E Preferred.

SERIES F PREFERRED

  Between December 1996 and June 1997, the Company sold a total of 2,648,535 shares of Series F Convertible Preferred Stock ("Series F Preferred") and warrants to purchase 69,308 shares of Series F Preferred to institutional investors and accredited investors. Certain directors, executive officers and five percent stockholders of the Company participated in the private offering, as follows: Technology Partners, which is a holder of more than five percent of the Company's voting stock and a general partner of which is Roger J. Quy, a Director of the Company, purchased 55,654 shares of Series F Preferred; Northwood Ventures LLC, which is a holder of more than five percent of the Company's voting stock and a President of which is Peter G. Schiff, a Director of the Company, purchased 61,133 shares of Series F Preferred and warrants to purchase Series F Preferred; Northwood Capital Partners LLC, the President of which is Peter G. Schiff, a Director of the Company, purchased 15,283 shares of Series F Preferred and warrants to purchase Series F Preferred; The Goldman Sachs Group, L.P., which is a holder of more than five percent of the Company's voting stock, purchased 390,737 shares of Series F Preferred and warrants to purchase Series F Preferred; and Grosvenor G. Nichols, the brother-in-law of Richard H. Troy, a Director, the Vice President of Finance, Law and Administration and the Corporate Secretary of the Company, purchased 14,181 shares of Series F Preferred and warrants to purchase Series F Preferred.

AWARDS OF COMMON STOCK

  On March 26, 1996, the Company awarded 22,030 shares of Common Stock, pursuant to its 1995 Stock Award Plan, to each of the following: Christopher
J. Blaxland, a Director and the President of the Company; Floyd G. Nichols, who was a Director and the Company's Chief Executive Officer; Rifat Pamukcu, the Company's Senior Vice President, Research and Development, and Chief Scientific Officer; and Richard H. Troy, a Director, the Vice President, Finance, Law and Administration and the Corporate Secretary of the Company.

GRANTS OF BONUSES AND STOCK OPTIONS

  On July 23, 1997, the Company's Compensation Committee authorized the grant of stock options at an exercise price of $6.72 per share under the Company's 1993 Stock Option Plan and the payment of cash bonuses as follows:

                                                                OPTIONS  CASH
                                                                ------- -------
      Robert J. Towarnicki..................................... 55,075  $40,000
      Christopher J. Blaxland..................................  5,507   25,000
      Rifat Pamukcu............................................ 13,768   25,000
      Richard H. Troy..........................................  5,507   25,000

MANDATORY REDEMPTION OF COMPANY'S REDEEMABLE PREFERRED STOCK

  Upon the closing of the offering, the Company must redeem, in cash and/or registered Common Stock at the option of the Company, in an aggregate value of $1,092,070, the outstanding shares of Redeemable Preferred Stock, all of which are held by FGN, Inc., a holder of more than five percent of the Company's voting stock and a director, the President and a major stockholder of which is Richard H. Troy, a Director, the Vice President, Finance, Law and Administration and the Corporate Secretary of the Company. Pursuant to arrangements FGN, Inc. entered into in 1990 with certain persons who participated in the founding of the Company, FGN, Inc. will immediately pay out all but $75,000 of the proceeds of such redemption of the Redeemable Preferred Stock to or on behalf of such persons, including the payment of cash and/or registered Common Stock in an aggregate value of $150,000 to be paid to Rifat Pamukcu, the Company's Chief Scientific Officer and Senior Vice President, Research and Development, and the payment of cash and/or stock in an aggregate value of $100,000 to be paid to Richard H. Troy, a Director, the Vice President, Law, Finance and Administration and Corporate Secretary of the Company.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of September 30, 1997, as adjusted to give effect to the sale by the Company of the shares offered hereby (assuming no exercise of the Underwriters' over-allotment option) by (i) each principal stockholder, including those known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each Named Executive Officer, (iii) each director of the Company, and (iv) all current directors and executive officers of the Company as a group.

                                                              PERCENT OF SHARES
                                        NUMBER               BENEFICIALLY OWNED(1)
                                OF SHARES BENEFICIALLY  --------------------------------
    BENEFICIAL OWNER            OWNED PRIOR TO OFFERING PRIOR TO OFFERING AFTER OFFERING
    ----------------            ----------------------- ----------------- --------------
PRINCIPAL STOCKHOLDERS:
FGN, Inc.(2)................     1,007,827               13.16%            9.92%
 1300 S. Potomac St.,
 Suite 110
 Aurora, CO 80012

Northwood Ventures
 LLC(3).....................       580,205                7.55%            5.70%
 485 Underhill Blvd.,
 Suite 205
 Syossett, NY 11791

Technology Partners..........      529,414                6.91%            5.21%
 West Fund IV, L.P.
 150 Tiburon Blvd.,
 Suite A
 Belvedere, CA 94920

The Goldman Sachs Group,
 L.P.(4).....................      390,737                5.09%            3.84%
 85 Broad Street
 New York, NY 10004

New York Life Insurance
 Company.....................      372,129                4.86%            3.66%
 51 Madison Avenue
 New York, NY 10010

Vulcan Ventures,
 Inc.(5).....................      332,435                4.34%            3.27%
 110-110 Avenue N.E.,
 Suite 550
 Bellevue, WA 98004

DIRECTORS AND EXECUTIVE
 OFFICERS:**
Christopher J. Blaxland(6)..       120,531                1.57%            1.19%

William A. Boeger(7)........       181,660                2.37%            1.79%

Thomas M. Gibson(8).........        39,218                  *               *

Rifat Pamukcu, M.D.(9)......       204,107                2.65%            2.00%

Roger J. Quy, Ph.D.(10).....       529,414                6.91%            5.21%

Peter G. Schiff(11).........       580,205                7.55%            5.70%

Randall M. Toig, M.D.(12)...        75,461                  *               *

Robert J. Towarnicki(13)....       159,274                2.06%            1.56%

Richard H. Troy(14).........     1,169,570               15.26%           11.50%

All executive officers
 and directors as a
 group (9 persons)(15)......     3,059,440               39.25%           29.72%

--------
  * Indicates beneficial ownership of less than one percent.
  **The address of the directors and executive officers is 702 Electronic Drive, Horsham, PA 19044.

 (1) This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 7,660,184 shares of Common Stock outstanding as of September 30, 1997 and 10,160,184 shares of Common Stock outstanding after completion of this offering, adjusted as required by rules promulgated by the Securities and Exchange Commission.
 (2) Until the closing of this offering, FGN, Inc. has the authority to vote 430,920 additional shares of Common Stock of which it is not the beneficial owner but that it holds in trust for eleven (11) persons, including 135,264 shares for Rifat Pamukcu and 88,119 shares for Richard
     H. Troy, Mr. Troy's wife and daughter. Excludes up to approximately 82,612 shares of Common Stock that might be received upon redemption of the Company's Redeemable Preferred Stock, less than 10% of which, if so redeemed, would remain with FGN, Inc.
 (3) Includes 60,331 shares and warrants to purchase 413 shares beneficially owned by Northwood Capital Partners LLC, 53,919 shares and warrants to purchase 413 shares beneficially owned by Rabbit Hollow Partners and 14,870 shares beneficially owned by the Edward T. Schiff et. al. Trust, entities that may be deemed affiliates of Northwood Ventures LLC.
 (4) Includes 18,606 shares issuable upon exercise of outstanding warrants.
 (5) Includes 7,442 shares issuable upon exercise of outstanding warrants.
 (6) Includes 5,507 shares subject to stock options exercisable immediately pursuant to the terms of an early exercise agreement, although unvested shares remain subject to a repurchase option by the Company.
 (7) Includes 7,367 shares owned of record by Mr. Boeger, 103,530 shares owned of record by Quest Ventures II and 70,763 shares owned of record by Quest Ventures International. Mr. Boeger is a managing general partner of Quest Ventures II and Quest Ventures International, and may be deemed to share voting and investment power with respect to such shares. Mr. Boeger disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
 (8) Includes 14,292 shares in the Thomas M. Gibson Trust established by Thomas M. Gibson.
 (9) Includes 135,264 shares beneficially owned by Dr. Pamukcu but held in trust by FGN, Inc. and 46,813 shares subject to stock options exercisable immediately pursuant to an early exercise agreement, although unvested shares remain subject to a repurchase option by the Company.
(10) Includes 529,414 shares owned of record by Technology Partners. Dr. Quy is a general partner of Technology Partners, and may be deemed to share voting and investment power with respect to such shares. Dr. Quy disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(11) Includes 450,259 shares and warrants owned of record by Northwood Ventures LLC, 60,744 shares and warrants owned of record by Northwood Capital Partners LLC, 54,332 shares and warrants owned of record by Rabbit Hollow Partners and 14,870 shares owned of record by the Edward T. Schiff et. al. Trust. Mr. Schiff is the President of Northwood Ventures LLC, the President of Northwood Capital Partners LLC, the Managing General Partner of Rabbit Hollow Partners and the Trustee of the Edward
     T. Schiff et. al. Trust; he may be deemed to share voting and investment power with respect to such shares. Mr. Schiff disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(12) Includes 372 shares issuable upon exercise of outstanding warrants.
(13) Includes 372 shares issuable upon exercise of outstanding warrants and 55,075 shares subject to stock options exercisable immediately pursuant to the terms of an early exercise agreement, although unvested shares remain subject to a repurchase option by the Company.
(14) Includes 71,597 shares beneficially owned by Mr. Troy but held in trust by FGN, Inc., warrants to purchase 82 shares, and 5,507 shares subject to stock options exercisable immediately pursuant to the terms of an early exercise agreement, although unvested shares remain subject to a repurchase option by the Company. Also includes 15,007 shares beneficially owned by Mr. Troy's spouse, Elizabeth N. Troy, and 8,866 shares beneficially owned by Mr. Troy's daughter, Elizabeth D. Troy, as well as 1,007,827 shares owned of record by FGN, Inc., of which Mr. Troy is a director and the President. Mr. Troy may be deemed to share voting and investment power with respect to such 23,873 shares beneficially owned by his spouse and daughter and to such 1,007,827 shares beneficially owned by FGN, Inc.; however, Mr. Troy disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(15) Includes shares held by directors and executive officers of the Company and entities affiliated with such persons. See Notes 6 through 14 above.

                         DESCRIPTION OF CAPITAL STOCK

  The following description of the capital stock of the Company and certain provisions of the Company's Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by the provisions of the Certificate of Incorporation and Bylaws, which have been filed as exhibits to the Company's Registration Statement, of which this Prospectus is a part.

  As of September 30, 1997, the Company's authorized capital stock consisted of 17,000,000 shares of Common Stock, $0.01 par value, 61,250 shares of Redeemable Preferred Stock, $0.01 par value per share and 13,000,000 shares of Convertible Preferred Stock, $0.01 par value. As of such date, there were 1,646,499 shares of Common Stock outstanding held of record by 178 stockholders, 61,250 shares of Redeemable Preferred Stock outstanding and 6,013,685 shares of Convertible Preferred Stock outstanding. Assuming the conversion of all outstanding Convertible Preferred Stock into Common Stock and the effectiveness of a 1-for-1.8157 reverse split of the outstanding shares of Common Stock there were 7,660,184 shares of Common Stock outstanding.

COMMON STOCK

  The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Common Stock are not entitled to cumulative voting rights with respect to the election of Directors, and as a consequence, minority stockholders will not be able to elect Directors on the basis of their votes alone. Subject to preferences that may be applicable to any then outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

REDEEMABLE PREFERRED STOCK

  The Redeemable Preferred Stock is non-voting, not convertible and not eligible to receive any dividend. Upon the closing of this offering, the Company must redeem in cash and/or registered Common Stock, at the option of the Company, all outstanding shares of Redeemable Preferred Stock. FGN, Inc. holds all shares of Redeemable Preferred Stock. Pursuant to arrangements FGN, Inc. entered into in 1990 with certain persons who participated in the founding of the Company and who have served as employees of or consultants to the Company, FGN, Inc. will immediately pay out all but $75,000 of the proceeds of such redemption to or on behalf of such persons. As a result of forfeitures, the Company's redemption obligation has been reduced to $1,092,070. The Company expects to record a compensation charge to reflect the redemption.

CONVERTIBLE PREFERRED STOCK

  Upon the closing of this offering, all outstanding shares of Convertible Preferred Stock will be converted into 6,013,685 shares of Common Stock.

  The Company will adopt an Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws which will provide that, effective upon the closing of this offering the Board of Directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of Convertible Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

WARRANTS

  In connection with the Company's Series E Preferred financings, the Company issued warrants to purchase 129,568 shares of Series E Preferred at $5.72 per share, of which warrants to purchase 64,798 shares of Series E Preferred have been exercised. The outstanding warrants to purchase 64,770 shares may be exercised in whole at any time or in part from time to time prior to their expiration on the earlier of June 5, 1999 or a firm commitment underwritten public offering.

  The Company issued warrants to purchase 69,308 shares of Series F Preferred at $6.72 per share in connection with its Series F financing. Such warrants may be exercised in whole at any time or in part from time to time prior to their expiration on July 20, 1999.

  The exercise price for the warrants and the number of shares issuable upon exercise of the warrants are subject to adjustment upon a stock split, stock dividend or subdivision. Additionally, an adjustment will be made upon a sale of all or substantially all of the assets of the Company or in the case of a reorganization, reclassification, consolidation or merger of the Company, in order to enable holders of warrants to purchase the number of shares of stock receivable in such event by a holder of the number of shares of Preferred Stock that might otherwise have been purchased upon exercise of the warrants. The warrants do not confer upon the holder any voting or any other rights of a stockholder of the Company.

REGISTRATION RIGHTS

  The Company and the holders of the Company's Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, have entered into a stockholders agreement, as amended (the "Stockholders Agreement"), whereby certain stockholders may request that the Company use its best efforts to effect the registration (a "Demand Registration Right") of certain securities under the Securities Act of 1933 (the "Securities Act") and certain stockholders must receive notice of the Company's intent to register Common Stock under the Securities Act and may request that the Company use its best efforts to cause certain securities of the stockholders to be registered (a "Piggyback Registration Right"). The Stockholders Agreement provides, however, that if the representatives of the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of shares that the stockholders may cause to be registered pursuant to a Piggyback Registration Right may be reduced or eliminated altogether. The representatives of the underwriters have so advised the Company in writing that marketing factors require a limitation on the number of shares to be underwritten to the number of shares offered by the Company; thus, the stockholders may not exercise any registration rights in this offering. The Stockholder Agreement provides that all registration rights terminate for each holder of Common Stock after the closing of this offering if all shares held by such holder may be sold under Rule 144(k) during any 90-day period.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

  The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Delaware Law"), an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

  The Company's Certificate of Incorporation requires that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing unless the Board is provided with at least 10-day prior written notice. Special meetings of the stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or holders of 20% of the Company's stock. The Company's Bylaws provide that the authorized number of Directors may be changed only by resolution of the Board of Directors. The Company's Stockholders Agreement provides that Directors can only be removed for cause by a majority vote of the stockholders or by the entity that, pursuant to the Stockholders Agreement, appointed such Director. These provisions may have the effect of delaying, deterring or preventing a change in control of the Company, depressing the market price of Common Stock or discouraging hostile takeover bids in which stockholders of the Company could receive a premium for their shares of Common Stock.

LISTING

  Application has been made to have the Common Stock approved for listing on the Nasdaq National Market under the trading symbol "CLPA."

TRANSFER AGENT AND REGISTRAR

  BankBoston, N.A. is the transfer agent and registrar for the Company's Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale described below, sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

  Upon completion of this offering, the Company will have an aggregate of 10,160,184 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options and warrants). Of these shares, the 2,500,000 shares of Common Stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act ("Affiliates"). The remaining 7,660,184 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act (the "Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act, which rules are summarized below. As a result of the contractual restrictions described below and the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows:

       DAYS AFTER           SHARES
        DATE OF          ELIGIBLE FOR
    THIS PROSPECTUS      FUTURE SALE                              COMMENT
    ---------------      ------------                             -------
Upon Effectiveness......  2,500,000   Freely tradable, shares sold in offering.
90 Days.................      5,368   Rule 144 and Rule 701 (outstanding shares not subject to
                                      180-day lockup).
180 Days................  5,844,290   Lockup released. Outstanding shares salable under Rule 144,
                                      Rule 144(k) and Rule 701 (3,006,897 of which are held by
                                      Affiliates and that will be subject to the volume limitations of
                                      Rule 144 and Rule 701 described below).

  Following completion of the 180-day lock-up period, holders of the 3,006,897 shares that will be subject to the volume limitations of Rule 144 and Rule 701 will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for shares purchased by Affiliates) immediately upon the effectiveness of such registration. See "Description of Capital Stock--Registration Rights."

  The Company's officers, directors and certain stockholders will agree that they will not, without the prior written consent of Salomon Brothers Inc, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or announce an offering of, any shares of Common Stock beneficially owned by such person or any securities convertible into or exercisable or exchangeable for Common Stock during the 180-day period commencing on the date the Securities and Exchange Commission declares this registration effective (the "Effective Date") other than stock disposed of as bona fide gifts. Additionally, certain stockholders are subject to the Stockholders Agreement which provides that such holders will not sell, contract to sell or otherwise dispose of any shares of Common Stock held by such holders during the 180-day period commencing on the Effective Date. The Company has agreed that it will not, without the prior written consent of Salomon Brothers Inc, directly or indirectly offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock during such 180-day period except for the sale of the shares of Common Stock in this offering, the issuance of options and shares of

Common Stock pursuant to employee benefit plans in effect at the date of the Prospectus, and the issuance of shares of Common Stock upon the exercise of warrants outstanding on the date of this Prospectus. Salomon Brothers Inc in its sole discretion may release any of the shares subject to the lock-up at any time without notice.

  In general, under Rule 144 as currently in effect, beginning 90 days after the Effective Date, an Affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of the Company's Common Stock or (ii) the average weekly trading volume of the Company's Common Stock in the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice, and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned Restricted Shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to the limitations described below.

  An employee, officer or director of or consultant to the Company who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits Affiliates and non-Affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this Prospectus. In addition, non-Affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.

                                 UNDERWRITING

  Upon the terms and subject to the conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below (the "Underwriters"), for whom Salomon Brothers Inc, BancAmerica Robertson Stephens and Cowen & Company are acting as representatives (the "Representatives"), and each of such Underwriters has severally agreed to purchase from the Company the respective number of shares of Common Stock set forth opposite its name below:

                                                                       NUMBER OF
                               UNDERWRITER                              SHARES
                               -----------                             ---------
   Salomon Brothers Inc...............................................
   BancAmerica Robertson Stephens.....................................
   Cowen & Company....................................................

                                                                       ---------
       Total.......................................................... 2,500,000
                                                                       =========

  In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares of Common Stock are purchased. In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated. The Company has been advised by the Representatives that the several Underwriters propose initially to offer such shares of Common Stock at the public offering price set forth on the cover page of this Prospectus and to
certain dealers at such price less a concession not in excess of $    per
share. The Underwriters may allow, and such dealers may reallow, a concession
not in excess of $    per share to other dealers. After the initial offering,
the public offering price and such concessions may be changed.

  The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 375,000 additional shares of Common Stock, at the public offering price less the Underwriting Discount set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments in the sale of the shares of Common Stock that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment.

  The Representatives have informed the Company that they do not intend to confirm sales to any account over which they exercise discretionary authority.

  In connection with this Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 375,000 shares of Common Stock, by exercising the Underwriters' over-allotment option referred to above. In addition, Salomon Brothers Inc, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

  The Company's officers and directors and certain stockholders have agreed that they will not, without the prior written consent of Salomon Brothers Inc, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or announce an offering of, any shares of Common Stock beneficially owned by such person or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock during the 180-day period commencing on the Effective Date, other than shares of Common Stock disposed of as bona fide gifts. The Company has agreed that it will not, without the prior written consent of Salomon Brothers Inc, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or announce an offer of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock during such 180-day period commencing on the Effective Date, except for the sale of the shares of Common Stock in this offering, the issuance of options and shares of Common Stock pursuant to any employee stock option plan in effect at the date of this Prospectus and the issuance of shares of Common Stock upon the exercise of warrants outstanding on the date of this Prospectus. Salomon Brothers Inc in its sole discretion may release any of the shares subject to the lock-up at any time without notice.

  The Underwriting Agreement provides that the Company will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof. In the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  Prior to this offering, there has been no public market for the Common Stock. The price to the public for the shares has been determined through negotiations between the Company and the Representatives and was based on, among other things, the Company's financial and operating history and condition, the prospects of the Company and its industry in general, the management of the Company and the market prices of securities of companies engaged in businesses similar to those of the Company. There can, however, be no assurance that the prices at which the shares will sell in the public market after this offering will not be lower than the price at which it is sold by the Underwriters.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, Boulder, Colorado. Certain legal matters will be passed upon for the Underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Certain legal matters pertaining to the Company's patents will be passed upon for the Company by Brinks Hofer Gilson & Lione, Chicago, Illinois. Certain legal matters pertaining to the Company's regulatory matters will be passed upon for the Company by Hyman, Phelps & McNamara, P.C., Washington, D.C.

                                    EXPERTS

  The financial statements of the Company included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports.

  The statements in this Prospectus as set forth under the captions "Risk Factors--Uncertainty of Protection of Patents and Proprietary Rights" and "Business--Patents and Proprietary Technology" have been reviewed and approved by Brinks Hofer Gilson & Lione, Chicago, Illinois, patent counsel to the Company, as experts on such matters, and are included herein in reliance upon such review and approval.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "SEC"), Washington, D.C., a Registration Statement on Form S-1 under the Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as part thereof. Statements contained in this Prospectus as to the contents of any contract or document filed as an exhibit to the Registration Statement is qualified by reference to such exhibit as filed. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration may be obtained from such offices upon the payment of the fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's World Wide Web site is http://www.sec.gov.

                              CELL PATHWAYS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
CELL PATHWAYS, INC.
  Report of Independent Public Accountants................................ F-2

  Balance Sheets as of December 31, 1995 and 1996 and June 30, 1997
   (unaudited) and on a pro forma basis as of June 30, 1997 (unaudited)... F-3

  Statements of Operations for the years ended December 31, 1994, 1995,
   1996, the period from inception (August 10, 1990) through December 31,
   1996 and for the six months ended June 30, 1996 and 1997 and the period from inception (August 10, 1990) to June 30, 1997 (unaudited).......... F-4

  Statements of Stockholders' Equity for the period from inception (August
   10, 1990) to June 30, 1997 (unaudited)................................. F-5

  Statements of Cash Flows for the years ended December 31, 1994, 1995,
   1996, the period from inception (August 10, 1990) through December 31,
   1996 and for the six months ended June 30, 1996 and 1997 and the period from inception (August 10, 1990) to June 30, 1997 (unaudited).......... F-7

  Notes to Financial Statements........................................... F-8

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
  Cell Pathways, Inc.:

  We have audited the accompanying balance sheets of Cell Pathways, Inc. (a Delaware corporation in the development stage), as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity (deficit) and partners' investment, and cash flows for the three years ended December 31, 1994, 1995 and 1996 and for the period from inception (August 10, 1990) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cell Pathways, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the three years ended December 31, 1994, 1995 and 1996 and for the period from inception (August 10, 1990) to December 31, 1996, in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company is a development-stage enterprise with no significant operating results to date. The factors discussed in Note 1 to the financial statements raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          ARTHUR ANDERSEN LLP
Denver, Colorado
March 31, 1997

                              CELL PATHWAYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                BALANCE SHEETS
                         (IN THOUSANDS, EXCEPT SHARES)

                                          DECEMBER 31,                PRO FORMA
                                        ------------------  JUNE 30,  JUNE 30,
                                          1995      1996      1997      1997
                                        --------  --------  --------  ---------
                                                               (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............ $  2,203  $    645  $ 13,290  $ 13,290
  Restricted cash (Note 2).............      --        194       198       198
  Stock subscription receivable
   (collected subsequent to June 30,
   1997)...............................      --        --         37        37
  Advances to employees................        5         4         1         1
  Prepaid expenses.....................       54        67       229       229
                                        --------  --------  --------  --------
    Total current assets...............    2,262       910    13,755    13,755
                                        --------  --------  --------  --------
PROPERTY AND EQUIPMENT.................       95       256       318       318
  Less: Accumulated depreciation.......      (38)      (71)      (96)      (96)
                                        --------  --------  --------  --------
                                              57       185       222       222
                                        --------  --------  --------  --------
DEPOSITS...............................       11        11        11        11
                                        --------  --------  --------  --------
    Total assets....................... $  2,330  $  1,106  $ 13,988  $ 13,988
                                        ========  ========  ========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
 (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable..................... $    206  $    159  $    298  $    298
  Accrued liabilities..................    1,222     1,015       623       623
  Note payable (Note 7)................      --         49        51        51
                                        --------  --------  --------  --------
    Total current liabilities..........    1,428     1,223       972       972
                                        --------  --------  --------  --------
LONG-TERM LIABILITIES:
  Note payable, net of current
   portion.............................      --         62        36        36
COMMITMENTS AND CONTINGENCIES
 (Notes 3, 5 and 9)
REDEEMABLE PREFERRED STOCK, $.01 par
 value, 61,250 shares authorized,
 issued and outstanding, redeemable for
 a total of $1,092.....................        1         1         1         1
                                        --------  --------  --------  --------
STOCKHOLDERS' EQUITY (DEFICIT):
  Convertible preferred stock, $.01 par
   value, 13,000,000 shares authorized,
   2,819,336, 3,457,180 and 5,965,643
   shares outstanding, with an
   aggregate liquidation preference of
   $12,023, $15,819 and $32,662,
   respectively........................   11,639    15,137    31,736       --
  Common stock $.01 par value,
   17,000,000 shares authorized,
   1,264,635, 1,497,408 and 1,497,408
   shares issued and outstanding.......       13        15        15        75
  Additional paid-in capital...........      226       359       359    32,035
  Stock subscription receivable from
   issuance of preferred stock.........      (24)       (3)      --        --
  Deficit accumulated during the
   development stage...................  (10,953)  (15,688)  (19,131)  (19,131)
                                        --------  --------  --------  --------
    Total stockholders' equity
     (deficit).........................      901      (180)   12,979    12,979
                                        --------  --------  --------  --------
    Total liabilities and stockholders'
     equity (deficit).................. $  2,330  $  1,106  $ 13,988  $ 13,988
                                        ========  ========  ========  ========

 The accompanying Notes to Financial Statements are an integral part of these statements.

                              CELL PATHWAYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                      FOR THE PERIOD                             FOR THE PERIOD
                                                      FROM INCEPTION                             FROM INCEPTION
                            FOR THE YEARS ENDED        (AUGUST 10,                                (AUGUST 10,
                               DECEMBER 31,              1990) TO     FOR THE SIX MONTHS ENDED      1990) TO
                         ---------------------------   DECEMBER 31,  ---------------------------    JUNE 30,
                          1994     1995      1996          1996      JUNE 30, 1996 JUNE 30, 1997      1997
                         -------  -------  ---------  -------------- ------------- ------------- --------------
                                                                      (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
EXPENSES:
  Research and
   development (Note 2)  $(2,429) $(2,575) $  (4,163)    $(12,321)      $(1,738)     $  (3,224)     $(15,545)
  General and
   administrative.......    (705)    (644)      (663)      (3,605)         (337)          (342)       (3,947)
                         -------  -------  ---------     --------       -------      ---------      --------
    Total expenses......  (3,134)  (3,219)    (4,826)     (15,926)       (2,075)        (3,566)      (19,492)
  Interest income.......      24       28         91          238            57            123           361
                         -------  -------  ---------     --------       -------      ---------      --------
NET LOSS................ $(3,110) $(3,191) $  (4,735)    $(15,688)      $(2,018)     $  (3,443)     $(19,131)
                         =======  =======  =========     ========       =======      =========      ========
  Pro forma net loss per
   share (unaudited)....                   $   (0.62)                                $   (0.45)
                                           =========                                 =========
  Share used to compute
   pro forma net loss
   per share
   (unaudited)..........                   7,638,645                                 7,690,772
                                           =========                                 =========


  The accompanying Notes to Financial Statements are an integral part of these statements.

                              CELL PATHWAYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

     STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) AND PARTNERS' INVESTMENT

        FOR THE PERIOD FROM INCEPTION (AUGUST 10, 1990) TO JUNE 30, 1997
              (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

                                                                                                    STOCK
                                                                                                 SUBSCRIPTION
                                                                                                  RECEIVABLE
                                                                                                     FROM       DEFICIT
                                                                                                   ISSUANCE   ACCUMULATED
                                     REDEEMABLE       CONVERTIBLE                                     OF        DURING
                                   PREFERRED STOCK  PREFERRED STOCK    COMMON STOCK   ADDITIONAL CONVERTIBLE      THE
                        PARTNERS'  ---------------- ---------------- ----------------  PAID-IN    PREFERRED   DEVELOPMENT
                        INVESTMENT SHARES   AMOUNT   SHARES  AMOUNT   SHARES   AMOUNT  CAPITAL      STOCK        STAGE
                        ---------- -------- ------- -------- ------- --------- ------ ---------- ------------ -----------
BALANCES, inception
 (August 10, 1990)....    $  --         --   $  --       --  $  --         --   $--      $--         $--        $   --
 Partner cash
  contributions in
  September 1990 for
  Class A Partnership
  units...............       406        --      --       --     --         --    --       --          --            --
 Partner contribution
  of interest in
  research grant in
  September 1990 for
  Class A Partnership
  units, at historical
  cost................        49        --      --       --     --         --    --       --          --            --
 Net loss.............       --         --      --       --     --         --    --       --          --           (253)
                          ------   --------  ------ -------- ------  ---------  ----     ----        ----       -------
BALANCES, December 31,
 1990.................       455        --      --       --     --         --    --       --          --           (253)
 Partner cash
  contributions in
  March 1991 for Class
  A Partnership
  units...............       406        --      --       --     --         --    --       --          --            --
 Partner cash
  contributions in
  December 1991 for
  Class B Partnership
  units...............       897        --      --       --     --         --    --       --          --            --
 Net loss.............       --         --      --       --     --         --    --       --          --           (739)
                          ------   --------  ------ -------- ------  ---------  ----     ----        ----       -------
BALANCES, December 31,
 1991.................     1,758        --      --       --     --         --    --       --          --           (992)
 Partner cash
  contributions in
  January and April
  1992 for Class B
  Partnership units...        21        --      --       --     --         --    --       --          --            --
 Partner cash
  contributions in
  December 1992 for
  Class B Partnership
  units...............       134        --      --       --     --         --    --       --          --            --
 Partner cash
  contributions in
  December 1992 for
  Class C Partnership
  units...............     1,540        --      --       --     --         --    --       --          --            --
 Partner cash
  contributions in
  December 1992 for
  Class D Partnership
  units...............     1,475        --      --       --     --         --    --       --          --
 Net loss.............       --         --      --       --     --         --    --       --          --         (1,391)
                          ------   --------  ------ -------- ------  ---------  ----     ----        ----       -------
BALANCES, December 31,
 1992.................     4,928        --      --       --     --         --    --       --          --         (2,383)
 Partner cash
  contributions in
  January 1993 to
  March 1993 for Class
  D Partnership
  units...............       385        --      --       --     --         --    --       --          --            --
 Exchange of interests
  in the Partnership
  in September 1993
  for 480,459 shares
  of Series A
  convertible
  preferred stock.....      (812)       --      --   480,459    812        --    --       --          --            --
 Exchange of interests
  in the Partnership
  in September 1993
  for 467,078 shares
  of Series B
  convertible
  preferred stock.....      (868)       --      --   467,078    868        --    --       --          --            --
 Exchange of interests
  in the Partnership
  in September 1993
  for 385,525 shares
  of Series C
  convertible
  preferred stock.....    (1,540)       --      --   385,525  1,540        --    --       --          --            --
 Exchange of interests
  in the Partnership
  in September 1993
  for 339,696 shares
  of Series D
  convertible
  preferred stock.....    (1,860)       --      --   339,696  1,860        --    --       --          --            --
 Exchange of interests
  in the Partnership
  in September 1993
  for 33,734 shares of
  redeemable preferred
  stock...............        (1)    33,734       1      --     --         --    --       --          --            --
 Exchange of interests
  in the Partnership
  in September 1993
  for 1,255,438 shares
  of common stock.....      (232)       --      --       --     --   1,255,438    13      219         --            --
 Net loss.............       --         --      --       --     --         --    --       --          --         (2,269)
                          ------   --------  ------ -------- ------  ---------  ----     ----        ----       -------

                              CELL PATHWAYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

    STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) AND PARTNERS' INVESTMENT--
                                  (CONTINUED)

        FOR THE PERIOD FROM INCEPTION (AUGUST 10, 1990) TO JUNE 30, 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                     STOCK
                                                                                                  SUBSCRIPTION
                                                                                                   RECEIVABLE
                                                                                                      FROM       DEFICIT
                                                                                                    ISSUANCE   ACCUMULATED
                                   REDEEMABLE          CONVERTIBLE                                     OF        DURING
                                 PREFERRED STOCK     PREFERRED STOCK    COMMON STOCK   ADDITIONAL CONVERTIBLE      THE
                      PARTNERS'  -----------------  ----------------- ----------------  PAID-IN    PREFERRED   DEVELOPMENT
                      INVESTMENT SHARES    AMOUNT    SHARES   AMOUNT   SHARES   AMOUNT  CAPITAL      STOCK        STAGE
                      ---------- --------- -------  --------- ------- --------- ------ ---------- ------------ -----------
BALANCES, December
 31, 1993............    $--        33,734  $    1  1,672,758 $ 5,080 1,255,438  $13      $219        $--       $ (4,652)
                         ====
 Issuance of common
  stock for services
  valued at $.41 per
  share..............                  --      --         --      --      9,179  --          7         --            --
 Issuance of 298,927
  shares of Series E
  convertible
  preferred stock for
  cash at $7.44 per
  share..............                  --      --     298,927   2,225       --   --        --          (24)          --
 Net loss............                  --      --         --      --        --   --        --          --         (3,110)
                                 ---------  ------  --------- ------- ---------  ---      ----        ----      --------
BALANCES, December
 31, 1994............               33,734       1  1,971,685   7,305 1,264,617   13       226         (24)       (7,762)
 Issuance of 617,833
  shares of Series E
  convertible
  preferred stock for
  cash at $5.72 per
  share..............                  --      --     617,833   3,534       --   --        --          --            --
 Issuance of 90,159
  shares of Series E
  convertible
  preferred stock to
  effect the price
  change from $7.44
  to $5.72 (Note 4)..                  --      --      90,159     --        --   --        --          --            --
 Conversion of bridge
  notes payable plus
  interest to 139,689
  shares of Series E
  convertible
  preferred stock at
  a price of $5.72
  per share (Note
  4).................                  --      --     139,689     800       --   --        --          --            --
 Net loss............                  --      --         --      --        --   --        --          --         (3,191)
                                 ---------  ------  --------- ------- ---------  ---      ----        ----      --------
BALANCES, December
 31, 1995............               33,734       1  2,819,336  11,639 1,264,617   13       226         (24)      (10,953)
 Issuance of 488,962
  shares of Series E
  convertible
  preferred stock for
  cash at $5.72 per
  share, net of
  offering costs of
  $299...............                  --      --     488,962   2,498       --   --        --          --            --
 Collection of Series
  E convertible stock
  subscription
  receivable.........                  --      --         --      --        --   --        --           21           --
 Issuance of 148,852
  shares of Series F
  convertible
  preferred stock for
  cash at $6.72 per
  share..............                  --      --     148,852   1,000       --   --        --          --            --
 Issuance of 101,889
  shares of common
  stock in February
  1996 as bonuses to
  officers and
  employees valued at
  $0.58 per share....                  --      --         --      --    101,889    1        58         --            --
 Issuance of 8,167
  shares of common
  stock in May 1996
  for consulting
  services, valued at
  $0.58 per share....                  --      --         --      --      8,167  --          5         --            --
 Exercise of options
  to purchase common
  stock at $0.58 per
  share..............                  --      --         --      --    122,735    1        70         --            --
 Net loss............                  --      --         --      --        --   --        --          --         (4,735)
                                 ---------  ------  --------- ------- ---------  ---      ----        ----      --------
BALANCES, December
 31, 1996............               33,734       1  3,457,180  15,137 1,497,408   15       359          (3)      (15,688)
 Issuance of
  2,499,683 shares of
  Series F
  convertible
  preferred stock for
  cash at $6.72 per
  share, net of
  offering costs of
  $245 (unaudited)...                  --      --   2,499,683  16,548       --   --        --          --            --
 Exercise of warrants
  to purchase 8,780
  shares of Series E
  convertible
  preferred stock at
  $5.72 per share
  (unaudited)........                  --      --       8,780      51       --   --        --          --            --
 Reclassification of
  stock subscription
  receivable
  collected after
  period end.........                  --      --         --      --        --   --        --            3           --
 Net loss
  (unaudited)........                  --      --         --      --        --   --        --          --         (3,443)
                                 ---------  ------  --------- ------- ---------  ---      ----        ----      --------
BALANCES, June 30,
 1997 (unaudited)....               33,734  $    1  5,965,643 $31,736 1,497,408  $15      $359        $--       $(19,131)
                                 =========  ======  ========= ======= =========  ===      ====        ====      ========

  The accompanying notes to financial statements are an integral part of these statements.

                              CELL PATHWAYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                      FOR THE PERIOD                               FOR THE PERIOD
                               FOR THE YEARS          FROM INCEPTION                               FROM INCEPTION
                            ENDED DECEMBER 31,          (AUGUST 10,     FOR THE SIX MONTHS ENDED    (AUGUST 10,
                          -------------------------      1990) TO      ---------------------------    1990) TO
                           1994     1995     1996    DECEMBER 31, 1996 JUNE 30, 1996 JUNE 30, 1997 JUNE 30, 1997
                          -------  -------  -------  ----------------- ------------- ------------- --------------
                                                                               (UNAUDITED)          (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net loss...............  $(3,110) $(3,191) $(4,735)     $(15,688)        $(2,018)      $(3,443)      $(19,131)
 Adjustments to
  reconcile net loss to
  net cash from
  operating
  activities--
  Depreciation expense
   and other.............      10       12       33            71               8            25             96
  Issuance of common
   stock for services....       7      --         5            12             --            --              12
  Other..................      --         9      --             11             --              3             14
  Decrease (increase) in
   advances to employees.      (3)       2        1            (4)             (4)            3             (1)
  Increase in prepaid
   expenses..............     (29)     (16)     (13)          (67)            (10)         (162)          (229)
  Increase (decrease) in
   accounts payable and
   accrued liabilities...     210      483     (195)        1,174            (122)         (253)           921
                          -------  -------  -------      --------         -------       -------       --------
    Net cash flows from
     operating
     activities..........  (2,915)  (2,701)  (4,904)      (14,491)         (2,146)       (3,827)       (18,318)
                          -------  -------  -------      --------         -------       -------       --------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Purchase of
  equipment.............      (19)     (23)    (161)         (256)           (112)          (62)          (318)
 Cash (paid for)
  received from
  deposits..............        2       (3)     --            (11)            --            --             (11)
                          -------  -------  -------      --------         -------       -------       --------
  Net cash flows from
   investing
   activities...........      (17)     (26)    (161)         (267)           (112)          (62)          (329)
                          -------  -------  -------      --------         -------       -------       --------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Proceeds from issuance
  of convertible
  preferred stock, net
  of related offering
  costs.................    2,202    3,534    3,498         9,291           2,496        16,511         25,802
 Proceeds from exercise
  of warrants to
  purchase Series E
  convertible preferred
  stock.................      --       --       --            --              --             51             51
 Collection of
  shareholder
  receivable............      --       --        21            21              21           --              21
 Cash received for
  common stock options
  exercised.............      --       --        71            71              71           --              71
 Proceeds from bridge
  loan (Note 4).........      --       791      --            791             --            --             791
 Partner cash contribu-
  tions.................      --       --       --          5,312             --            --           5,312
 Increase in restricted
  cash..................      --       --      (194)         (194)            --             (4)          (198)
 Borrowings.............      --       --       150           150             137           --             150
 Repayment of
  borrowings............      --       --       (39)          (39)            --            (24)           (63)
                          -------  -------  -------      --------         -------       -------       --------
  Net cash flows from
   financing
   activities...........    2,202    4,325    3,507        15,403           2,725        16,534         31,937
                          -------  -------  -------      --------         -------       -------       --------
Net increase (decrease)
 in cash and cash
 equivalents............     (730)   1,598   (1,558)          645             467        12,645         13,290
CASH AND CASH
 EQUIVALENTS, beginning
 of period..............    1,335      605    2,203           --            2,203           645            --
                          -------  -------  -------      --------         -------       -------       --------
CASH AND CASH
 EQUIVALENTS, end of
 period.................  $   605  $ 2,203  $   645      $    645         $ 2,670       $13,290       $ 13,290
                          =======  =======  =======      ========         =======       =======       ========
SUPPLEMENTAL
 DISCLOSURES OF NONCASH
 FINANCING ACTIVITIES:
 Conversion of
  partners' investment
  to preferred stock....  $   --   $   --   $   --       $  4,927         $   --        $   --        $  4,927
                          =======  =======  =======      ========         =======       =======       ========
 Conversion of bridge
  loan to preferred
  stock.................  $   --   $   800  $   --       $    800         $   --        $   --        $    800
                          =======  =======  =======      ========         =======       =======       ========
 Issuance of preferred
  stock to investment
  advisors..............  $   --   $   --   $   146      $    146         $   --        $   115       $    261
                          =======  =======  =======      ========         =======       =======       ========
 Issuance of common
  stock as payment of
  management bonus .....  $   --   $   --   $    59      $     59         $   --        $   --        $     59
                          =======  =======  =======      ========         =======       =======       ========

  The accompanying notes to financial statements are an integral part of these statements.

                              CELL PATHWAYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

(1) ORGANIZATION AND BASIS OF PRESENTATION

  Cell Pathways, Inc. (the "Company") is a pharmaceutical company focused on the development and commercialization of products to prevent and treat cancer. The intended product line is a portfolio of pharmaceuticals to treat precancerous dysplasias which are known to predispose to cancer.

  The Company is in the development stage and has yet to generate revenues. There is no assurance of any future revenues. The Company's products are subject to long development cycles and there is no assurance the Company will be able to successfully develop, manufacture, obtain regulatory approval for or market its products. During the period required to develop its products, the Company plans to continue to finance operations through debt and equity financings (see Notes 4 and 6). There is no assurance, however, that such additional funding will be available to the Company when required. The Company will continue to be considered in the development stage until such time as it generates significant revenues from its principal operations. As of December 31, 1996, the Company had a deficit accumulated during the development stage of $15,688,000.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company is a development-stage enterprise with no significant operating results to date. The factors discussed above raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regard to these matters are also described in
Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

  The Company is a Delaware corporation and is the successor to Cell Pathways Limited Partnership (the "Partnership"). The Partnership was formed on August 10, 1990 pursuant to the laws of the State of Illinois under the name of FGN Pharmaceutical Research Limited Partnership. The Partnership Agreement was amended on December 9, 1992 to provide for additional financing, admission of a new general partner (the Company) and new limited partners, change in the name of the Partnership and eventual conversion of the Partnership to corporate form. On September 29, 1993, the assets and liabilities of the Partnership were acquired by the Company in exchange for the preferred and common stock of the Company, thereby converting the business from partnership to corporate form. The accompanying financial statements include the accounts of the Partnership from inception (August 10, 1990) through September 29, 1993, and the accounts of the successor Delaware corporation thereafter.

  In October 1997, the Company effected a 1-for-1.8157 reverse stock split. All share and per share amounts have been restated in the aggregate to reflect this event. Such amounts may be adjusted upon determination of fractional shares.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              CELL PATHWAYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


 Cash, Cash Equivalents and Restricted Cash

  For purposes of the statements of cash flows, the Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents. As of December 31, 1996 and June 30, 1997, approximately $194,000 and $198,000 (unaudited) of cash and cash equivalents was restricted to secure letters of credit and other indebtedness of the Company (See Note
7).

 Equipment

  Depreciation of equipment is provided on the straight-line method over estimated useful lives of five to seven years.

 Research and Development

  Costs incurred in connection with research and development activities are expensed as incurred. These costs consist of direct and indirect costs associated with specific projects, as well as fees paid to various entities that perform certain research on behalf of the Company.

 Stock Compensation

  The Company accounts for stock option grants in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Under the Company's stock option plan, options may be granted at not less than the fair market value on the date of the grant and therefore no compensation expense is recognized for stock options granted to employees. In 1996, the Company adopted the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation."

 Unaudited Pro Forma Net Loss Per Share

  The Company's historical capital structure is not indicative of its prospective structure due to the automatic conversion of all shares of convertible preferred stock into common stock concurrent with the closing of the Company's anticipated initial public offering ("IPO"). Accordingly, historical net loss per common share is not considered meaningful as it would differ materially from the pro forma net loss per common share and common stock equivalent shares given the contemplated changes in the capital structure of the Company.

  Pro forma net loss per common share is computed using the weighted average number of common shares outstanding during the period. Common equivalent shares from stock options and warrants are excluded from the computation as their effect is anti-dilutive, except as required by the SEC. Pursuant to Securities and Exchange Commissions Staff Accounting Bulletin No. 83, common stock and common stock equivalent shares issued by the Company during the 12 months immediately preceding the filing of the IPO, plus shares which became issuable during the same period as a result of the granting of options to purchase common stock, have been included in the calculation of weighted average number of shares of common stock as if they were outstanding for all periods presented (using the treasury stock method). Accordingly, those common stock and common stock equivalent shares issued during the 12 months immediately preceding the filing of the IPO have been included in the computation of pro forma net loss per common share. In addition, the Company has assumed the conversion of convertible preferred stock issued into common stock for all periods presented.

                              CELL PATHWAYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), Earnings Per Share. SFAS 128 is effective for fiscal years ending after December 15, 1997; early adoption is not permitted. SFAS 128 replaces primary and fully diluted earnings per share with basic and diluted earnings per share, respectively. The Company does not expect that SFAS 128 will have a material effect on its reported pro forma net loss per share.

 Unaudited Pro Forma Information

  Upon closing of the Company's IPO, all of the outstanding shares of Series A, B, C, D, E, and F convertible preferred stock will be automatically converted into shares of common stock on a share for share basis. The unaudited pro forma balance sheet as of June 30, 1997 reflects the conversion of 5,965,688 shares of preferred stock into 5,965,688 shares of common stock.

 Interim Financial Statements

  The financial statements as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 are unaudited and include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the results for such interim periods. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the entire year.

(3) RESEARCH AND DEVELOPMENT CONTRACTS

  The Company enters into clinical trial, consulting, research and other agreements for goods and services. Under such agreements, the Company may pay for services on an annual, monthly or project basis. Under an agreement with the University of Arizona, the Company will pay a royalty to the University of Arizona with regard to the sale of future products, if developed, based on certain patents.

  In 1994, the Company entered into a Clinical Trials Agreement with the National Cancer Institute ("NCI"), pursuant to which the NCI may sponsor certain clinical trials.

                              CELL PATHWAYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


(4) STOCKHOLDERS' EQUITY AND PARTNERS' INVESTMENT

  The Company is authorized to issue a total of 30,061,250 shares of stock, consisting of 13,000,000 shares of $0.01 par value convertible preferred stock, 61,250 shares of $0.01 par value redeemable preferred stock and 17,000,000 shares of $0.01 par value common stock. Convertible preferred stock consists of the following:

                                                 DECEMBER 31,
                                            -----------------------  JUNE 30,
                                               1995        1996        1997
                                            ----------- ----------- -----------
                                                                    (UNAUDITED)
  Series A, 480,459 shares authorized and
   outstanding, entitled to a preference in
   liquidation of $1,012,000............... $   812,000 $   812,000 $   812,000
  Series B, 467,078 shares authorized and
   outstanding, entitled to a preference in
   liquidation of $1,052,000...............     868,000     868,000     868,000
  Series C, 385,525 shares authorized and
   outstanding, entitled to a preference in
   liquidation of $1,540,000...............   1,540,000   1,540,000   1,540,000
  Series D, 371,950 shares authorized,
   339,696 shares issued and outstanding,
   entitled to a preference in liquidation
   of $1,860,000...........................   1,860,000   1,860,000   1,860,000
  Series E, 1,765,085 shares authorized,
   1,146,607, 1,635,569 and 1,644,350
   shares issued and outstanding,
   respectively, entitled to a preference
   in liquidation of $6,558,000, $9,354,000
   and $9,405,000, respectively............   6,559,000   9,057,000   9,108,000
  Series F, 2,863,909 authorized, none,
   148,852 and 2,648,535 issued and
   outstanding, entitled to a preference in
   liquidation of zero, $1,000,000 and
   $17,793,000, respectively...............         --    1,000,000  17,548,000
                                            ----------- ----------- -----------
                                            $11,639,000 $15,137,000 $31,736,000
                                            =========== =========== ===========

  Each share of Series A, B, C, D, E and F convertible preferred stock is convertible into one share of common stock at any time at the option of the holder and is entitled to vote as if converted into common stock. Each share of each such series of the convertible preferred stock is mandatorily convertible into one share of common stock upon the earlier of: (i) the affirmative vote or consent of at least 67% of the holders of such shares;
(ii) the resolution of the board of directors to such effect at a time when fewer than 25% of the originally issued convertible preferred shares are outstanding; or (iii) the closing of a firm commitment underwritten public offering at a public offering price equal to or exceeding $11.98 per share of common stock (as adjusted) resulting in aggregate proceeds to the Company and/or the selling stockholders (before underwriter discounts and other offering expenses) of $10 million or more.

  Series A, B, C, D, E and F convertible preferred shares have per share liquidation preferences of $2.11, $2.25, $3.99, $5.48, $5.72 and $6.72, respectively. Series A, B, C and D correspond to similarly designated classes of limited partnership units issued by the Partnership pursuant to financings arranged in 1990 (Class A), 1991 (Class B) and 1992 (Classes C and D). The ranking of

                              CELL PATHWAYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

liquidation preferences is Series F, Series E, Series C, Series D, Series B, Series A and then the redeemable preferred stock. In March of 1994, the Company issued 9,179 shares of common stock to Lehman Brothers, Inc. as partial payment for financial advisory services.

  In April 1994, the Company commenced an offering of Series E convertible preferred stock at a price of $7.44 per share. The Company issued 298,927 Series E convertible preferred shares, and warrants to purchase an additional 10,335 shares of Series E convertible preferred stock at $7.44 resulting in proceeds to the Company of $2,225,000. In conjunction with the Company's 1995 financing (see below), the Series E convertible preferred stock was repriced to $5.72 per share, the same price as the 1995 financing. Accordingly, the Company issued an additional 90,159 shares, and warrants to purchase additional 3,114 shares of Series E convertible preferred stock at $5.72 per share.

  In June through August 1995, as the first step in offering additional Series E convertible preferred stock, the Company borrowed $791,000 from certain of its stockholders. In August 1995, this bridge loan, together with interest at 9%, was converted into 139,689 shares of Series E convertible preferred stock at $5.72 per share. In connection with the bridge loan, warrants to purchase an additional 69,147 shares of Series E convertible preferred stock at $5.72 per share were issued, which are exercisable until the earlier of June 5, 1999, or the closing of an initial public offering of securities by the Company or the sale of all or substantially all of the assets of the Company. In August 1995, the Board of Directors authorized the issuance and sale of up to $7 million of Series E convertible preferred stock at $5.72 per share, including conversion of the bridge loan. During the year ended December 31, 1995, the Company issued 617,833 additional shares of Series E convertible preferred stock and warrants to purchase an additional 47,001 shares of Series E convertible preferred stock at $5.72 per share, resulting in proceeds to the Company of $3,534,000; and in January through May of 1996, the Company issued an additional 463,351 shares of Series E convertible preferred stock at $5.72 per share, resulting in proceeds to the Company of $2,650,000. This offering, including conversion of the bridge loan, resulted in the issuance of 1,220,956 shares of Series E convertible preferred stock and warrants to purchase 116,147 shares of Series E convertible preferred stock, resulting in net proceeds of $6,832,000. In May of 1996, the Company issued 25,528 shares of Series E convertible preferred stock and $154,000 cash as payment for financial advisory services.

  During 1996 the Company issued 101,889 shares of common stock as bonuses to officers and employees, and 8,167 shares of common stock were issued for consulting services.

  In December 1996, the Company commenced a private offering of Series F convertible preferred stock and related warrants at $6.72 per share. As of December 31, 1996, the Company had issued 148,852 shares of Series F convertible preferred stock and warrants to purchase 7,443 additional shares of Series F convertible preferred stock, resulting in proceeds to the Company of $1,000,000. Subsequent to year end, the Company had issued 2,482,565 additional shares of Series F convertible preferred stock and warrants to purchase an additional 61,865 shares of Series F convertible preferred stock, resulting in net proceeds to the Company of $16,548,000. The warrants are exercisable until the earlier of July 20, 1999, or the sale of all or substantially all of the assets of the Company. In addition, the Company issued 17,118 shares of Series F convertible preferred stock as compensation for services rendered in connection with the offering of the Series F convertible preferred stock.

  The certificate of incorporation and a stockholders' agreement entered into among the Company, the founder and certain venture capital investors in conjunction with the December 1992 financing provide for class voting or combined class voting under certain circumstances. The stockholders'

                              CELL PATHWAYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED) agreement provides for an agreed upon process for the election of directors which has the effect that the signatories thereof, through the size of their holdings, can determine which individuals become directors of the Company. The stockholders' agreement also provides for registration rights and the priority thereof, and for certain rights of first refusal and of co-sale with respect to securities of the Company.

(5) REDEEMABLE PREFERRED STOCK

  The redeemable preferred stock carries no vote and no dividend and is not convertible into common stock. The redeemable preferred stock is mandatorily redeemable in an aggregate amount of $1,092,000, upon the closing of any firm commitment underwritten public offering of common stock. Such redemption may be made either in cash, registered common stock, or a combination of the two, at the Company's option.

  The redeemable preferred stock is held by FGN, Inc. (the former general partner). It is anticipated that all but $75,000 of the proceeds received by FGN, Inc. from the redemption of the preferred stock will be paid by FGN, Inc. to certain of the founding and continuing participants in the business. Accordingly, upon determination that redemption is probable, the Company expects to record the amount paid for redemption as compensation expense. Company preparations during the third quarter of 1997 for a possible initial public offering of common stock later in 1997 make it probable that the Company will record such expense in the amount of $1,017,000 in the third quarter of 1997.

(6) STOCK OPTIONS AND WARRANTS

  In 1993, the Company adopted a stock option plan, pursuant to which the Company is authorized to grant options with respect to 1,294,266 shares of common stock for issuance to eligible employees, directors and consultants. As of September 30, 1997, options with respect to 576,279 shares have been issued, 260,836 have been exercised and 281,572 shares were outstanding. The stock options granted may be either incentive stock options ("ISO") or nonstatutory stock options ("NSO"). Such options may be granted only at an exercise price not less than the fair market value of the shares at the date of grant. The board of directors may set the rate at which the options become exercisable and determine when the options expire, subject to the limitations described below. The options granted may be exercised up to ten years following the date of grant. All options will generally become exercisable in the event the Company is sold or has other significant changes in ownership. Generally, the options vest ratably over a four-year period.

  The Company accounts for stock options granted to employees under the 1993 Stock Option Plan in accordance with the intrinsic value method provided for under APB Opinion No. 25. Under the 1993 Stock Option Plan, options may be granted at not less than the fair market value on the date of the grant and therefore no compensation expense is, or has been, recognized in respect of stock options awarded to employees. The option pricing models recommended by SFAS No. 123 for recognition of, or disclosure of pro forma, compensation cost in respect of employee stock options are option pricing models which have been developed for fully transferable, traded options having no vesting requirements and which require the input of subjective assumptions including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options. Had compensation cost for the 1993 Stock Option Plan been recognized in the income statements under SFAS No. 123, the Company's net loss would have increased to the following pro forma amounts:

                              CELL PATHWAYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


                                                         1995         1996
                                                      -----------  -----------
   Net loss:
     As reported..................................... $(3,191,000) $(4,735,000)
                                                      ===========  ===========
     Pro forma (unaudited)........................... $(3,192,000) $(4,767,000)
                                                      ===========  ===========
   Pro forma net loss per share:
     As reported (unaudited).........................              $     (0.62)
                                                                   ===========
     Pro forma (unaudited)...........................              $     (0.62)
                                                                   ===========

  The pro forma disclosures made above do not reflect options granted prior to January 1, 1995. This pro forma compensation cost may also not be representative of the effects which SFAS No. 123 may have on the disclosure of pro forma compensation cost and resulting pro forma net loss in future years.

  A summary of the status of the 1993 Stock Option Plan at December 31, 1996 and 1995 and changes during the years then ended is presented in the table and narrative below.

                                                                                    FOR THE SIX
                                                                                   MONTHS ENDED
                                1994             1995               1996           JUNE 30, 1997
                          ---------------- ----------------- ------------------- -----------------
                                 WEIGHTED-         WEIGHTED-           WEIGHTED-         WEIGHTED-
                                  AVERAGE           AVERAGE             AVERAGE           AVERAGE
                                 EXERCISE          EXERCISE            EXERCISE          EXERCISE
  FIXED PRICE OPTIONS     SHARES   PRICE   SHARES    PRICE    SHARES     PRICE   SHARES    PRICE
  -------------------     ------ --------- ------- --------- --------  --------- ------- ---------
                                                                                    (UNAUDITED)
Outstanding at beginning
 of year................  82,392   $0.58    89,964   $0.60    102,907    $0.60   262,157   $0.71
  Granted...............   7,572    0.74    12,943    0.58    287,768     0.69    46,814    1.82
  Exercised.............     --      --        --      --    (122,735)    0.58       --      --
  Forfeited.............     --      --        --      --      (5,783)    0.58       --      --
  Expired...............     --      --        --      --         --       --        --      --
                          ------           -------           --------            -------
Outstanding at end of
 year...................  89,964   $0.60   102,907   $0.60    262,157    $0.71   308,971   $0.87
                          ======           =======           ========            =======
Vested and exercisable
 at end of year.........                    53,106   $0.58     16,132    $0.69
                                           =======           ========
Weighted average fair
 value of options
 granted during the year
 per SFAS 123...........                             $0.07               $0.11
                                                     =====               =====

                              CELL PATHWAYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  The following table summarizes information about employee stock options outstanding and exercisable at December 31, 1996:

                         OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
                ------------------------------------- -----------------------
                  NUMBER OF      WEIGHTED
                   OPTIONS        AVERAGE    WEIGHTED     NUMBER     WEIGHTED
     RANGE OF   OUTSTANDING AT   REMAINING   AVERAGE  EXERCISABLE AT AVERAGE
     EXERCISE    DECEMBER 31,   CONTRACTUAL  EXERCISE  DECEMBER 31,  EXERCISE
      PRICES         1996      LIFE IN YEARS  PRICE        1996       PRICE
     --------   -------------- ------------- -------- -------------- --------
      $0.58        158,203         9.35       $0.58       11,084      $0.58
      $0.74          7,572         7.75        0.74        5,048       0.74
      $0.91         96,382         9.80        0.91          --         --
                   -------                                ------
                   262,157                                16,132
                   =======                                ======

  Subsequent to June 30, 1997 the Company granted options to purchase 138,789 shares of common stock at $6.72 per share and options to purchase 138,101 shares of common stock were exercised, and options to purchase 28,088 shares of common stock were cancelled. As of September 30, 1997, there were options outstanding to purchase 281,572 shares (unaudited) of common stock outstanding with exercise prices ranging from $0.58 to $6.72 per share. The Company is authorized to grant options with respect to 751,859 additional shares of common stock under the 1993 Stock Option Plan.

  Options to purchase 96,382 of common stock issued during October 1996 at $0.91 were granted to the Company's current Chief Executive Officer. Generally, the options vest ratably over a four-year period. Pursuant to the terms of his employment agreement, a minimum of 48,191 of these options will vest if his employment is terminated without cause.

  All options issued under the 1993 Stock Option Plan are immediately exercisable but any unvested shares exercised are held by the Company and are subject to reacquisition by the Company should employment terminate prior to completion of applicable vesting periods.

  For purposes of the pro forma disclosure set forth above, the fair value of each option grant is estimated on the date of grant as provided by SFAS No. 123 and using the following additional assumptions: risk-free interest rate-- 6.15%; expected dividends--0%; volatility--80% and expected life of option--6 years.

  In 1995, the Company adopted the 1995 Cell Pathways, Inc. Stock Award Plan pursuant to which the Company may award shares of common stock to employees, directors and consultants as part or all of their compensation, whether salary, bonus or fee and whether for past services or as incentive for current and future services. The only awards which have been made under this plan were made during 1996 by way of bonus compensation to officers and employees of the Company for the years 1993, 1994 and 1995. In accordance with APB Opinion No. 25, a compensation charge of $59,000 associated with the issuance of 101,889 shares of common stock having a fair market value of $0.58 per share at the date of grant, was recognized in the year ended 1995.

  In December 1992, the Company issued a warrant to purchase 6,664 shares of Class D convertible preferred stock at an exercise price of approximately $5.48 per share. The warrant expired on December 31, 1996 in accordance with its terms.

                              CELL PATHWAYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  In connection with the offerings of Series E convertible preferred stock in 1994 and 1995, the Company issued warrants to purchase an aggregate of 129,597 additional shares of Series E convertible preferred stock, exercisable at $5.72 per share until the earlier of: (i) the closing of an initial public offering of securities by the Company; (ii) the sale of all or substantially all of the assets of the Company; and (iii) August 31, 1997 (in the case of 60,450 shares all of which have been exercised) or June 5, 1999 (in the case of 69,147 shares). During 1996, warrants were exercised to purchase 82 shares of Series E convertible preferred stock. During the six months ended June 30, 1997, warrants to purchase 8,780 shares of Series E convertible preferred stock were exercised for cash at $5.72 per share. Subsequent to June 30, 1997, warrants to purchase 84,950 shares of Series E convertible preferred stock were exercised at $5.72 per share. Further, holders of warrants to purchase 9,173 shares of Series E convertible preferred stock tendered their warrants in a cashless exercise in exchange for 1,364 shares of Series E convertible preferred stock at $6.72 per share. As of September 30, 1997, warrants to purchase 64,776 shares of Series E convertible preferred stock were outstanding.

  In connection with the offerings of Series F convertible preferred stock, commencing in December of 1996, the Company issued in December of 1996 warrants to purchase 7,443 shares of Series F convertible preferred stock, and subsequent to year end, warrants to purchase 61,865 shares of Series F convertible preferred stock, at an exercise price of $6.72 per share, all exercisable until the earlier of: (i) July 20, 1999; or (ii) the sale of all or substantially all of the assets of the Company.

(7) DEBT

  In March 1996, the Company borrowed $150,000 from a bank. The note bears interest at a rate of 7.79% and is payable in equal monthly installments through March 1999. As of December 31, 1996, the principal amount outstanding was $112,000.

(8) INCOME TAXES

  The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." As of December 31, 1996, the Company had approximately $11,520,000 of net operating loss carryforwards ("NOLs") for income tax purposes available to offset future federal income tax, subject to limitations for alternative minimum tax. The NOLs are subject to examination by the tax authorities and expire between 2008 and 2011.

  Prior to its conversion into corporate form, the business had accumulated losses totaling approximately $3,900,000. For tax purposes these losses were distributed to the partners in accordance with the provisions of the Partnership Agreement. Thus, these losses, while included in the financial statements of the Company, are not available to offset future taxable income, if any, of the Company.

  The Tax Reform Act of 1986 contains provisions that may limit the NOLs available to be used in any given year upon the occurrence of certain events, including significant changes in ownership interest. A change in ownership of a company of greater than 50% within a three-year period results in an annual limitation on the Company's ability to utilize its NOLs from tax periods prior to the ownership change.

                              CELL PATHWAYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  The components of the net deferred income tax asset at December 31, 1994, 1995 and 1996, were as follows:

                                 1994         1995         1996
                              -----------  -----------  -----------
     Net operating loss
      carryforwards.......... $ 1,400,000  $ 2,550,000  $ 4,310,000
     Less--valuation
      allowance..............  (1,400,000)  (2,550,000)  (4,310,000)
                              -----------  -----------  -----------
                              $       --   $       --   $       --
                              ===========  ===========  ===========

  The Company has not yet achieved profitable operations. Accordingly, management believes the tax assets as of December 31, 1996 do not satisfy the realization criteria set forth in SFAS No. 109 and has recorded a valuation allowance for the entire net tax asset.

(9) COMMITMENTS AND CONTINGENCIES

  In August 1993, the Company entered into a lease for laboratory facilities located in Aurora, Colorado. The lease is for a term of five and one-half years beginning in January 1994 and provides for a renewal option of an additional five years at the end of the initial term. In July 1997, the Company signed a lease for office and laboratory space in Horsham, Pennsylvania. This lease is for a period of 10 years. The Company has an option to purchase the Horsham facility by March 31, 1998 for $3.4 million.

  Aggregate minimum rental payments under the Aurora and Horsham leases are as follows:

            1997.............................. $  124,000
            1998..............................    457,000
            1999..............................    440,000
            2000..............................    440,000
            2001..............................    440,000
            Thereafter........................  2,599,000
                                               ----------
              Total........................... $4,500,000
                                               ==========

  Rental expenses under this lease and other month-to-month leases entered into by the Company totaled $55,000, $57,000 and $95,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

  In 1995, the Company entered into a contractual agreement with one of its vendors to perform testing. Pursuant to the agreement, the Company is committed to pay the following amounts for continuing testing activities:
$410,000 and $670,000 in 1997 and 1998, respectively.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Use of Proceeds..........................................................  18
Dividend Policy..........................................................  18
Capitalization...........................................................  19
Dilution.................................................................  20
Selected Financial Data..................................................  21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  26
Management...............................................................  46
Certain Transactions.....................................................  53
Principal Stockholders...................................................  56
Description of Capital Stock.............................................  58
Shares Eligible for Future Sale..........................................  61
Underwriting.............................................................  63
Legal Matters............................................................  64
Experts..................................................................  64
Additional Information...................................................  65
Index to Financial Statements............................................ F-1

                                ---------------

UNTIL     , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
2,500,000 SHARES

CELL PATHWAYS, INC.

COMMON STOCK
($.01 PAR VALUE)

SALOMON BROTHERS INC

BANCAMERICA ROBERTSON STEPHENS

COWEN & COMPANY

PROSPECTUS

DATED    , 1997

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth all expenses, other than the underwriting discount and commissions, payable by the registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee and the NASD filing fee.

   Registration fee................................................... $ 11,326
   NASD filing fee....................................................    4,238
   Nasdaq application fee.............................................    1,000
   Blue sky qualification fee and expenses............................    7,500
   Printing and engraving expenses....................................  150,000
   Legal fees and expenses............................................  250,000
   Accounting fees and expenses.......................................   85,000
   Transfer agent and registrar fees..................................    3,000
   Miscellaneous......................................................   37,936
                                                                       --------
     Total............................................................ $550,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

  Under Section 145 of the Delaware General Corporation Law, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

  The Company's Restated Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the Directors' fiduciary duty of care to the Company and its stockholders. These provisions do not eliminate the Directors' duty of care and, in appropriate circumstances, equitable remedies such an injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each Director will continue to be subject to liability for breach of the Director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the Director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a Director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

  The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Company and its officers and Directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Since September 1, 1994, the Company has sold and issued the following unregistered securities:

    (1) During the period, the Company granted stock options to employees, consultants, directors, officers and affiliates of the Company as provided below. From September 1, 1994 to December 31, 1994, the Company granted stock options under the 1993 Stock Option Plan covering an aggregate of 7,572 shares of Common Stock at an exercise price of $0.74 per share. In 1995, the Company granted stock options under the 1993 Stock Option Plan covering an aggregate of 12,942 shares of Common Stock at an exercise price of $0.58 per share. In 1996, the Company granted stock options under the 1993 Stock Option Plan covering an aggregate of 287,767 shares of Common Stock at an average exercise price of $0.69 per share. Since January

  1, 1997, the Company has granted stock options under its 1993 Stock Option Plan covering an aggregate of 191,110 shares of Common Stock at an average exercise price of $5.52 per share. Each of these options vests over a period of time following its respective date of grant.

    (2) On March 26, 1996, the Company awarded an aggregate of 101,888 shares of restricted stock, pursuant to its 1995 Stock Award Plan, to Christopher
  J. Blaxland, Claire M. Ganz, Floyd G. Nichols, Rifat Pamukcu, Gary A. Piazza and Richard H. Troy.

    (3) In April 1994, the Company commenced a private offering of Series E Convertible Preferred Stock ("Series E Preferred") at a price of $7.44 per share. Between April 1994 and July 1994, the Company sold to institutional investors and accredited investors a total of 298,926 shares of Series E Preferred and warrants to purchase an additional 10,335 shares of Series E Preferred at $7.44 per share. In August 1995, in connection with repricing the Series E Preferred to $5.72 per share, the Company's Board of Directors authorized the issuance of additional Series E Preferred. In conjunction with this new price, the Company issued 90,158 shares of Series E Preferred and 3,113 warrants to purchase Series E Preferred to the previous holders of Series E Preferred.

    (4) Between August 1995 and May 1996, the Company issued to certain stockholders 1,220,872 shares of Series E Preferred and warrants to purchase an additional 116,147 shares of Series E Preferred at $5.72 per share, which include 139,688 shares of Series E Preferred and warrants to purchase an additional 69,146 shares of Series E Preferred issued in August 1995, when the Company converted a bridge loan of $791,000 evidenced by convertible promissory notes with a 9% annual interest rate. In May 1996, the Company issued 25,528 shares of Series E Preferred to Lehman Brothers, Inc. and Lunn Partners, LLC as partial payment for financial advisory services.

    (5) In December 1996, the Company commenced a private offering of Series F Convertible Preferred Stock ("Series F Preferred") at a price of $6.72 per share. Between mid-December 1996 and June 1997, the Company issued to institutional investors and accredited investors an aggregate of 2,631,374 shares of Series F Preferred and warrants to purchase an additional 69,308 shares of Series F Preferred at $6.72 per share. In addition, the Company issued 17,117 shares of Series F Preferred as compensation for services rendered in connection with the offering of the Series F Preferred.

  The sales and issuance of securities in the transactions described in paragraphs (1) and (2) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

  The sales and issuances of securities in the transactions described in paragraphs (3), (4) and (5) above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof and/or Regulation D promulgated under the Securities Act. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. All recipients either received adequate information about the Company or had access, through employment or other relationships, to such information.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 (a) Exhibits.

 EXHIBIT
 NUMBER  DESCRIPTION OF DOCUMENT
 ------- -----------------------
  1.1*   Underwriting Agreement.
  3.1    Fifth Amended and Restated Certificate of Incorporation of the
          Company.
  3.2    Certificate of Amendment to Fifth Amended and Restated Certificate of
          Incorporation of the Company.
  3.3*   Form of Sixth Amended and Restated Certificate of Incorporation to be
          effective upon the closing of the offering.
  3.4    Bylaws of the Company.
  3.5*   Form of Amended and Restated Bylaws of the Company to be effective upon the closing of the offering.
  4.1    Reference is made to Exhibits 3.1 through 3.5
  4.2*   Specimen stock certificate representing shares of Common Stock of the
          Company.
  5.1*   Opinion of Cooley Godward LLP regarding the legality of the securities being registered.
 10.1    Third Amended and Restated Stockholders' Agreement, dated as of
          December 31, 1996 among the Company and the stockholders listed on the signature pages thereto.
 10.2    1993 Stock Option Plan, as amended.
 10.3    Form of Incentive Stock Option Agreement.
 10.4    Form of Non-Qualified Stock Option Agreement.
 10.5    Form of Early Exercise Stock Purchase Agreement.
 10.6    1995 Stock Award Plan.
 10.7    Form of Series E Preferred Stock Subscription Agreement.
 10.8    Form of Series E Preferred Stock Purchase Warrant.
 10.9    Note, Preferred Stock and Warrant Purchase Agreement, dated December
          13, 1996, between the Company and The Goldman Sachs Group, L.P.
 10.10   Stock Purchase Agreement, dated May 23, 1997, between the Company and
          New York Life Insurance Company.
 10.11   Form of Series F Preferred Stock Subscription Agreement.
 10.12   Form of Series F Preferred Stock Purchase Warrant.
 10.13   Employment Agreement, dated October 12, 1996, between the Company and
          Robert J. Towarnicki.
 10.14*  Form of Employment Agreement between the Company and Robert J.
          Towarnicki to be effective upon the closing of the offering.
 10.15   Employment Agreement, dated September 1, 1993, between the Company and
          Christopher J. Blaxland.
 10.16*  Form of Employment Agreement between the Company and Christopher J.
          Blaxland to be effective upon the closing of the offering.
 10.17   Employment Agreement, dated February 1, 1993, between the Company and
          Rifat Pamukcu.
 10.18*  Form of Employment Agreement between the Company and Rifat Pamukcu to be effective upon the closing of the offering.
 10.19   Memorandum of Employment, dated January 1, 1993, between the Company and Richard H. Troy.
 10.20*  Form of Employment Agreement between the Company and Richard H. Troy to be effective upon the closing of the offering.
 10.21   Agreement, dated June 30, 1994, between the Company and the Division of Cancer Prevention and Control, National Cancer Institute.
 10.22   Amendment to Agreement between the Company and the Division of Cancer
          Prevention and Control, National Cancer Institute, dated September 4,
          1996.

 EXHIBIT
 NUMBER  DESCRIPTION OF DOCUMENT
 ------- -----------------------
 10.23** Research and License Agreement, dated June 26, 1991, between the
          Company and the University of Arizona, as amended.
 10.24   Lease, dated August 9, 1993, between the Company and WRC Properties,
          Inc.
 10.25   Lease, dated June 20, 1997, between the Company and Marave Associates,
          L.P.
 11.1    Statement re Computation of Per Share Earnings.
 23.1*   Consent of Cooley Godward LLP (included in Exhibit 5.1).
 23.2    Consent of Arthur Andersen LLP.
 23.3    Consent of Brinks Hofer Gilson & Lione.
 24.1    Power of Attorney (included on page II-5).
 27.1    Financial Data Schedule.

--------
  * To be filed by amendment.
 ** The Company is applying for confidential treatment with respect to portions of this Exhibit.

 (b) Financial Statement Schedules.

     NUMBER       DESCRIPTION
     ------       -----------


  All other schedules are omitted because they are not required, are not applicable, or the information is included in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

  The Company hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the provisions described in Item 14 or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Company undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act of 1933, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Horsham, State of Pennsylvania, on the 9th day of October, 1997.

                                         Cell Pathways, Inc.

                                                   /s/ Richard H. Troy
                                         By: __________________________________
                                                    RICHARD H. TROY
                                             VICE PRESIDENT, FINANCE, LAW AND
                                                ADMINISTRATION AND CORPORATE
                                                        SECRETARY

  The undersigned Directors and/or officers of the Company, by virtue of their signatures to this Registration Statement appearing below, hereby constitute and appoint Robert J. Towarnicki and Richard H. Troy, or either of them, with full power of substitution, as attorney-in-fact in their names, places and steads to execute any and all amendments to this Registration Statement in the capacities set forth opposite their names and hereby ratify all that said attorneys-in-fact may do by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION
STATEMENT NO. 333-    HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE
CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                       TITLE                 DATE

      /s/ Robert J. Towarnicki        Chief Executive        October 9, 1997
------------------------------------   Officer; Director
        ROBERT J. TOWARNICKI           (Principal
                                       Executive Officer)

        /s/ Richard H. Troy           Vice President,        October 9, 1997
------------------------------------   Finance, Law and
          RICHARD H. TROY              Administration;
                                       Corporate Secretary;
                                       Director (Principal
                                       Financial and
                                       Accounting Officer)

    /s/ Christopher J. Blaxland       President; Director    October 9, 1997
------------------------------------
      CHRISTOPHER J. BLAXLAND

       /s/ William A. Boeger          Chairman of the        October 9, 1997
------------------------------------   Board of Directors
         WILLIAM A. BOEGER

        /s/ Thomas M. Gibson          Director               October 9, 1997
------------------------------------
          THOMAS M. GIBSON

      /s/ Robert J. Quy, Ph.D.        Director               October 9, 1997
------------------------------------
        ROBERT J. QUY, PH.D.

        /s/ Peter G. Schiff           Director               October 9, 1997
------------------------------------
          PETER G. SCHIFF

     /s/ Randall M. Toig, M.D.        Director               October 9, 1997
------------------------------------
       RANDALL M. TOIG, M.D.